                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   VERIO INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

        N/A
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     (2) Aggregate number of securities to which transaction applies:

        N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        N/A
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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

        N/A
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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                  [VERIO LOGO]
                      8005 SOUTH CHESTER STREET, SUITE 200
                           ENGLEWOOD, COLORADO 80112

                                 March 31, 2000

Dear Stockholder,

     I am pleased to invite you to the Annual Meeting of Stockholders of Verio Inc. The meeting will be held on Thursday, April 27, 2000, starting at 1:00 p.m., Mountain Daylight Time, at the Inverness Hotel & Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112.

     Important information concerning the matters to be acted upon at the Annual Meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. After careful consideration, our Board of Directors has unanimously approved the five proposals described in the Proxy Statement and recommends that you vote FOR each proposal. A copy of our Annual Report to Stockholders for the year 1999 also is included in this mailing.

     The Board of Directors has fixed the close of business on March 14, 2000 as the record date for determining those stockholders who are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     Your vote is important to us. Registered stockholders can vote their shares over the Internet, by using a toll-free telephone number or by mailing back a traditional proxy card. Voting over the Internet, by telephone or written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Instructions for using these convenient services are provided on the proxy card. Mailing your completed proxy card or using Verio's Internet or telephone voting procedures will not prevent you from voting in person at the Annual Meeting if you wish to do so.

     Members of our Board of Directors and management look forward to meeting personally those stockholders who attend the Annual Meeting in person.

                                            Sincerely yours,

                                            /s/ JUSTIN L. JASCHKE
                                            Justin L. Jaschke
                                            Chief Executive Officer

                                   VERIO INC.
                      8005 SOUTH CHESTER STREET, SUITE 200
                           ENGLEWOOD, COLORADO 80112

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 2000

To the Stockholders of VERIO INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Verio Inc., a Delaware corporation (the "Company" or "Verio"), will be held at the Inverness Hotel & Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, on Thursday, April 27, 2000, at 1:00 p.m., Mountain Daylight Time, for the following purposes:

          1. ELECTION OF DIRECTORS. To elect two Class II Directors of the Company to serve until the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified;

          2. AMEND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES. To approve an amendment to the Restated Certificate of Incorporation of the Company to increase the number of shares of common stock, par value $.001 per share, which the Company is authorized to issue from one hundred twenty-five million (125,000,000) shares to seven hundred fifty million (750,000,000) shares;

          3. AMEND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED PREFERRED SHARES. To approve an amendment to the Restated Certificate of Incorporation of the Company to increase the number of shares of preferred stock, par value $.001 per share, which the Company is authorized to issue from twelve million five hundred thousand (12,500,000) shares to twenty million (20,000,000) shares;

          4. APPROVAL AND RATIFICATION OF AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN. To increase the number of shares reserved for issuance under the 1998 Stock Incentive Plan by 7,500,000 shares, adopt a limit on the maximum number of shares with respect to which options may be granted to any grantee in any fiscal year of the Company and certain other administrative provisions to comply with the performance-based compensation exception to the deduction limit of Section 162(m) of the Internal Revenue Code of 1986, as amended, as well as certain other amendments that do not require stockholder approval;

          5. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of KPMG LLP as the independent auditors for the Company for the year ending December 31, 2000; and

          6. OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 14, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED, USE VERIO'S INTERNET VOTING PROCEDURES OR CAST YOUR VOTE VIA TELEPHONE, TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD OR USE VERIO'S INTERNET OR TELEPHONE VOTING PROCEDURES AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                            By Order of the Board of Directors

                                            /s/ JUSTIN L. JASCHKE
                                            Justin L. Jaschke
                                            Chief Executive Officer

Englewood, Colorado
March 31, 2000

                                                          Mailed to Stockholders
                                                      on or about March 31, 2000

                                   VERIO INC.
                      8005 SOUTH CHESTER STREET, SUITE 200
                           ENGLEWOOD, COLORADO 80112

                                PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished to the stockholders of Verio Inc., a Delaware corporation (the "Company" or "Verio"), in connection with the solicitation by the Board of Directors (the "Board" or "Board of Directors") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, April 27, 2000 at 1:00 p.m., Mountain Daylight Time, at the Inverness Hotel & Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXY

     Any proxy given pursuant to this solicitation and any votes cast using Verio's Internet or telephone voting procedures may be revoked by the person giving it at any time before it is exercised by: (1) delivering to the Company (to the attention of Steven W. Sackman, the Company's Assistant Secretary) a written notice of revocation or a duly executed proxy bearing a later date; (2) casting a later vote using the Internet or telephone voting procedures; or (3) attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of Verio's common stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. Additionally, solicitation of proxies of brokers, banks, nominees and institutional investors will be made pursuant to the special engagement of Skinner & Co., Inc. at a cost to the Company of $5,000, which combines fees and out-of-pocket expenses, but excludes bulk bank and broker shipping costs.

     The close of business on March 14, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of common stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 78,724,424 shares of common stock outstanding and entitled to vote at the Annual Meeting, held by 385 stockholders of record. The presence at the Annual Meeting of a majority, or 39,362,213 of these shares of common stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of common stock on the Record Date is entitled to one vote on all matters. Directors shall be elected by a plurality of the votes cast.

     If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Board, and, when returned properly completed, will be voted as you direct on your proxy card. In the discretion of the proxy holder, shares represented by such proxies will be voted upon any other business as may properly come before the Annual Meeting. An automated system administered by the Company's transfer agent will tabulate affirmative and negative votes, abstentions and broker non-votes. An employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for quorum purposes, and each is tabulated separately. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of Verio's common stock present or represented and entitled to vote at the Annual Meeting. The amendments to the Restated Certificate of Incorporation to increase, respectively, the number of authorized shares of common stock and preferred stock, as well as the amendments to the 1998 Stock Incentive Plan, will require the affirmative vote of a majority of the shares of Verio's outstanding common stock. Because abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and effectively count as votes against Proposal No. 2, Proposal No. 3 and Proposal No. 4, the amendments to the Restated Certificate of Incorporation and the amendments to the 1998 Stock Incentive Plan. However, with respect to Proposal No. 5, requiring the affirmative vote of a majority of the shares present and entitled to vote, broker non-votes shall have no effect. With respect to Proposal No. 1, requiring a plurality of the votes cast by stockholders entitled to vote who are present in person or by proxy, broker non-votes have no effect.

VOTING BY TELEPHONE OR THE INTERNET

     Stockholders can save the Company expense by voting their shares over the telephone or by voting on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. (General Corporation Law of the State of Delaware, Section 212(c)). The voting procedures available to stockholders for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

     Stockholders may go to HTTP://WWW.EPROXY.COM/VRIO/ to vote on the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also vote by calling 1-(800) 240-6326 (toll-free) and following the recorded instructions.

     Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company's proxy card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent.

     The method of voting used will not limit a stockholder's right to attend the Annual Meeting.

RECEIVING PROXY MATERIALS ON THE INTERNET

     Stockholders may sign up on the Internet to access future proxy materials and other stockholder communications on the Internet instead of receiving printed materials by mail. This will reduce the Company's printing and postage costs. In order to access the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. You can access the Internet site at HTTP://WWW.EPROXY.COM/VRIO/ for additional information and to sign up. You will be asked to enter the company number and control number contained on your proxy card.

     When proxy materials for the Annual Meeting to be held in the year 2001 are ready for distribution, those who have accepted electronic access will receive a proxy card with instructions for viewing proxy materials and for voting. Acceptance of electronic receipt will remain in effect until it is withdrawn. It can be withdrawn at any time by going to the consent site at HTTP://WWW.ECONSENT.COM/VRIO/.

     Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Verio common stock that is held for you by a broker or bank, you may contact that broker or bank to find out whether this service is available to you.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Bylaws authorize the number of directors to be not less than five nor more than eleven. The Board currently consists of seven members. The Company's Board of Directors is divided into three classes: Class I, Class II and Class III. Each class serves staggered terms with the initial term of each class expiring, respectively, at the first, second and third succeeding annual meeting of the stockholders of the Company held following the Company's initial public offering in May 1998. The Board is currently composed of two Class II Directors (Messrs. Steven C. Halstedt and James C. Allen), whose terms will expire at the Annual Meeting and who have been nominated by the Company's Board to continue to serve as Class II Directors for a three-year term following the Annual Meeting; three Class III Directors (Messrs. Justin L. Jaschke, Trygve E. Myhren and Yukimasa Ito), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2001; and two Class I Directors (Messrs. Arthur L. Cahoon and Paul J. Salem ), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders, directors will be elected for full terms of three years to succeed those directors whose terms are expiring.

     In October 1999, George J. Still, Jr. resigned as a Class II Director and in February 2000, Herbert R. Hribar resigned as a Class I Director. The remaining directors on the Board did not appoint any persons to fill those resulting Class I and Class II vacancies.

     At the Annual Meeting, the stockholders will elect two Class II Directors, who will serve a three-year term until the annual meeting of stockholders to be held in 2003 or until a successor is elected or appointed and qualified or until such director's earlier resignation or removal. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected. Proxies received will be voted "FOR" the election of all nominees unless otherwise directed. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, two directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, nominees who receive the first and second highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

     Certain information about each of the Class II nominees is furnished below:

     Steven C. Halstedt has served as Chairman of the Board since we were formed in March 1996. Mr. Halstedt is a co-founder of The Centennial Funds. Mr. Halstedt has 18 years of direct venture capital experience and serves as a general partner of each of the Centennial Holdings' partnerships. Prior to co-founding The Centennial Funds in 1981, he was Executive Vice President and Director of Daniels & Associates, Inc., a private communications service company involved in cable television system operations. Mr. Halstedt is a member of the board of directors of Formus Communications, Inc., Gabriel Communications, Inc. and VeloCom, Inc. He is a former Chairman of the Board of OneComm Corporation, PageAmerica Group, Inc. and Orion Network Systems, Inc., all publicly traded telecommunications companies. Mr. Halstedt received a Bachelor of Science with distinction in management engineering from Worcester Polytechnic Institute, and earned a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College, where he was named an Edward Tuck Scholar. He attended the University of Connecticut School of Law. He was a Platoon Leader and Battalion Operations Officer in a U.S. Army Combat Engineer Battalion in Vietnam.

     James C. Allen has served as a director of Verio since May 1996. Mr. Allen is an Investment Director and member of the general partner of Meritage Private Equity Fund. Mr. Allen served as CEO of Brooks Fiber Properties, Inc. from April 1993 until its acquisition by MCI WorldCom in February 1998. Mr. Allen has 25 years of experience as an entrepreneur, operator, financier, expert witness and advisor in cable television and broadband telecommunications. Prior to joining Brooks in 1993, he served as Chief Financial Officer and Chief Operating Officer of David Lipscomb University from which he holds a Bachelor of Science degree. Mr. Allen was a founder and former President, CFO and COO of Cencom Cable Associates, which was purchased by a subsidiary of Hallmark Cards, and a former Vice President of Operations of Telecom Engineering, Inc., a telecommunications engineering and consulting firm with clients in both the telephone and cable television industries. Mr. Allen previously held positions as Vice President of Operations of United Cable Television, Divisional Manager of Continental Telephone Corporation, and Vice President of Finance for National Communications Service Corporation. Mr. Allen is a member of the board of directors of MCI WorldCom, Inc. and Completel, LLC. Mr. Allen also previously was a member of the board of directors of MetroNet Communications Corp., a local exchange carrier.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE ELECTION OF THE NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
             RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE
                  AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

     The Company's stockholders are being asked to act upon a proposal to approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock, par value $.001 per share, which the Company is authorized to issue from one hundred twenty-five million (125,000,000) shares to seven hundred fifty million (750,000,000) shares. On February 17, 2000, the Board of Directors approved this amendment to the Company's Restated Certificate of Incorporation, subject to stockholder approval. The Board has directed that the proposal to approve this amendment to the Restated Certificate of Incorporation be submitted to the Company's stockholders for consideration and action.

     The text of the proposed amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of common stock described in this Proposal No. 2 is set forth in Exhibit A attached to this Proxy Statement and is incorporated by reference herein.

     If the amendment to the Restated Certificate of Incorporation is approved by the stockholders, the amendment will become effective upon filing a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting the increase in authorized shares.

PURPOSES AND EFFECTS OF THE INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

     The amendment to the Restated Certificate of Incorporation described in this Proposal No. 2 would increase the number of shares of common stock that the Company is authorized to issue from one hundred twenty-five million (125,000,000) shares to seven hundred fifty million (750,000,000) shares. The Company believes that the availability of the additional shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities to raise additional capital or effect acquisitions, and to respond to a changing corporate environment. For example, shares of stock may be required in order to effect such things as financings, corporate mergers or acquisitions, an increase in the number of shares reserved under any of the Company's stock option or stock purchase plans, stock dividends, stock splits or other corporate purposes. At present, the Company has no specific plans, agreements or understandings to undertake any such actions that would involve the issuance of additional shares of common stock. No further action or authorization by the stockholders would be necessary prior to the issuance of additional shares unless applicable laws or regulations require such approval.

     Stockholders should note that certain disadvantages may result from the adoption of this Proposal No. 2. After the proposed amendment to the Restated Certificate of Incorporation is effected, there would be a greater number of shares of common stock available for issuance by the Company, and individual stockholders could therefore experience a significant reduction in the stockholder's relative percentage interest in the Company with respect to earnings per share, voting, liquidation value and book and market value per share if the additional authorized shares are issued.

     The availability for issuance of additional shares of the Company's common stock would also enable the Board to render more difficult or discourage an attempt to obtain control of the Company. For example, the issuance of shares in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company.

     Each additional share of common stock authorized by the amendment to the Restated Certificate of Incorporation described in this Proposal No. 2 would have the same rights and privileges as each share of common stock currently authorized or outstanding.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO
         APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
                    INCORPORATION TO INCREASE THE AUTHORIZED
                       NUMBER OF SHARES OF COMMON STOCK.

                                 PROPOSAL NO. 3

                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
             RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE
                 AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK

     The Company's stockholders are being asked to act upon a proposal to approve an amendment to the Company's Restated Certificate of Incorporation, to increase the number of shares of preferred stock, par value $.001 per share, which the Company is authorized to issue from twelve million five hundred thousand (12,500,000) shares to twenty million (20,000,000) shares. On February 17, 2000, the Board of Directors approved this amendment to the Company's Restated Certificate of Incorporation, subject to stockholder approval. The Board has directed that the proposal to approve this amendment to the Restated Certificate of Incorporation be submitted to the Company's stockholders for consideration and action.

     The text of the proposed amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of preferred stock described in this Proposal No. 3 is set forth in Exhibit B attached to this Proxy Statement and is incorporated by reference herein.

     If the amendment to the Restated Certificate of Incorporation is approved by the stockholders, the amendment will become effective upon filing a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting the increase in authorized shares.

PURPOSES AND EFFECTS OF THE INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK

     The amendment to the Restated Certificate of Incorporation described in this Proposal No. 3 would increase the number of shares of preferred stock that the Company is authorized to issue from twelve million five hundred thousand (12,500,000) shares to twenty million (20,000,000) shares. The Company believes that the availability of the additional shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable market opportunities and to respond to a changing corporate environment. For example, shares of stock may be required in order to effect such things as financings, corporate mergers or acquisitions or other corporate purposes. At present, the Company has no specific plans, agreements or understandings to undertake any such actions that would involve the issuance of additional shares of preferred stock. No further action or authorization by the stockholders would be necessary prior to the issuance of additional shares unless applicable laws or regulations otherwise require such approval in connection with a particular transaction involving the issuance of such shares.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO
         APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
                    INCORPORATION TO INCREASE THE AUTHORIZED
                      NUMBER OF SHARES OF PREFERRED STOCK.

                                 PROPOSAL NO. 4

                    APPROVAL AND RATIFICATION OF AMENDMENTS
                        TO THE 1998 STOCK INCENTIVE PLAN

     The Company's stockholders are being asked to approve amendments to the Company's 1998 Stock Incentive Plan. The proposed amendments to the 1998 Stock Incentive Plan will (a) increase the number of shares reserved for issuance under the 1998 Stock Incentive Plan by 7,500,000 shares and (b) adopt a limit on the maximum number of shares with respect to which options may be granted to any grantee in any fiscal year of the Company and certain other administrative provisions to comply with the performance-based compensation exception to the deduction limit of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Board of Directors believes that the Company's long term success is dependent upon the ability of the Company to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to the Company. The amendments to the 1998 Stock Incentive Plan will enable the Company to continue to grant longer-term incentives in the form of stock options as needed in order to continue to attract and retain employees in our highly competitive industry. The 1998 Stock Incentive Plan is intended to enhance the Company's ability to provide individuals with awards and incentives commensurate with their contributions and competitive with those offered by other employers. The stock options granted under this plan increase stockholder value by further aligning the interests of these individuals with the interests of the Company's stockholders, by providing our employees an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance.

     Since Verio's inception, options have constituted an important and significant component of the compensation offered to employees of the Company. Especially in the highly competitive Internet, telecommunications and high technology industries, the ability to attract initially, and retain over the longer term, highly qualified employees is essential to our Company's success. The grant of stock options in these industries is often the primary consideration of individual employees in making employment decisions, both at the time of initial employment and later when they consider possible employment alternatives. As a result, in order for Verio to be competitive in attracting and retaining employees -- often our most important and valuable assets -- it is essential that we have a sufficient number of options available for grant under our 1998 Stock Incentive Plan going forward.

     During 1999, our Board of Directors undertook an evaluation through an independent consulting company of the overall compensation levels of the company's employees and officers relative to other comparable companies, including many of our competitors. This evaluation disclosed that overall, our current compensation levels and programs, including specifically our overall option grants, are in keeping with those of our peers and generally in the industry. The evaluation also resulted in recommendations for adjustments in specified compensation levels, including option grants, in order to better ensure the competitiveness of the compensation level of certain of our employees and officers. We expect that we will continue to evaluate our compensation levels going forward in order to continue to ensure that we can retain current employees and attract new employees who are essential to our continued growth and success.

     The Compensation Committee of our Board carefully considers the appropriate level of stock option grants to be awarded in connection with new employee hires, and to current employees in connection with ongoing incentive awards as earlier grants vest and become exercisable. The Compensation Committee takes into account, in addition to the option grant levels required in order for us to successfully attract and retain employees, other factors such as the potential dilutive impact to our stockholders, the overall ratio of our outstanding option grants to total outstanding shares, and the similar ratios of our competitors and peers. As a result, the additional award authority for which we are requesting approval in this proposal will be utilized over time, as awards are made in accordance with the mechanisms and guidelines established by our Board, after considering this and various other relevant factors.

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for adoption of Proposal No. 4.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
               OF THE AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN

     The following summary of the 1998 Stock Incentive Plan, including the proposed amendments, is subject in its entirety to the specific language of the 1998 Stock Incentive Plan, a copy of which is attached hereto as Exhibit C and which is also available to any stockholder upon request.

GENERAL DESCRIPTION

     The 1998 Stock Incentive Plan (the "Plan") was approved by the Board of Directors on February 18, 1998. On March 19, 1998, the Board adopted and approved an amendment and restatement of the Plan to increase the number of shares available for issuance under the Plan. The Plan, as amended and restated, was approved by the stockholders of the Company as of April 10, 1998. On February 17, 2000, the Board of Directors approved amendments to the Plan, conditioned upon and not to take effect until approval by the Company's stockholders, to (a) increase the number of shares of common stock reserved for issuance under the Plan by 7,500,000 shares and (b) to adopt a limit on the maximum number of shares with respect to which options may be granted to any grantee in any fiscal year of the Company and certain other administrative provisions to comply with the performance-based compensation exception to the deduction limit of Section 162(m) of the Code.

     The Plan permits the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code only to employees of the Company or any parent or subsidiary corporation of the Company. Non-qualified stock options may be granted to employees, directors and consultants. As of February 29, 2000, options to purchase a total of 13,265,797 shares were outstanding under the Plan at a weighted average exercise price of $19.31 per share, and 933,662 shares remained available for future grant under the Plan. As of that same date, the number of employees, directors and consultants eligible to receive grants under the Plan was approximately 2,000 persons.

     The Plan provides for the grant of options, including ISOs and non-qualified stock options (collectively, the "Awards") with an exercise privilege at a fixed price related to the common stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions.

     Amendment to Increase Shares Reserved. As of March 1, 2000, the number of shares reserved for issuance under the Plan is 14,199,459. This number equals the original 12,398,600 shares authorized for issuance at the time the Plan was implemented, plus another 1,800,859 shares that, since the implementation of the Plan, have been cancelled, forfeited or expired under two separate stock incentive plans under which options were granted to employees of the Company prior to the implementation of the Plan. Under the express provisions of the Plan, as and to the extent that options granted under the two earlier plans are forfeited, expire or are cancelled without delivery of shares, or which otherwise result in the forfeiture of shares back to Verio, there is an automatic corresponding increase in the shares authorized for issuance under the Plan. As a result, the level of authority under the Plan has increased, and will continue to increase, as options that were granted under those earlier plans expire or are forfeited or cancelled. The proposed amendment to the Plan provides that the number of shares reserved for issuance will be increased by 7,500,000 shares, bringing the total reserve for issuance to 19,898,600, plus the number of shares cancelled or forfeited or that expire under the two earlier plans. With the forfeitures, cancellations, and expirations that have occurred as of February 29, 2000, this means that, with the effectiveness of the proposed plan amendment, the total share authority under the Plan will be 21,699,459. Under the current terms of the Plan, this number will continue to automatically increase as and to the extent that further options expire or are cancelled or forfeited under those two earlier plans. As of February 29, 2000, the total number of options that remain outstanding under those two earlier plans is 2,491,500.

     Amendment to Adopt Code Section 162(m) Limitations. The Board, subject to stockholder approval, adopted an amendment to the Plan to limit the number of options which may be awarded to an employee in any fiscal year to 500,000 shares. However, in connection with his or her initial commencement of services with the Company, a participant in the Plan may be granted stock options for up to an additional 500,000 shares, which shall not count against the limit set forth in the previous sentence. The purpose of the amendment is to ensure that any options granted under the Plan after the 2000 Annual Meeting will qualify as "performance-based compensation" under Section 162(m) of the Code.

     Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to its chief executive officer and each of its four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by the Company's stockholders that specifies, among other things, the maximum number of shares with respect to which options may be granted to eligible employees under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of Company common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to employees only if the stock price appreciates. Although Code Section 162(m) generally became effective in 1994, a special rule allows options granted under the Plan to be treated as qualifying under Code Section 162(m) without having a per-person share limit until the stockholders approve a material modification of the Plan, after the initial public offering occurs, such as the increase in the number of shares of common stock which may be issued under the Plan.

     If the stockholders do not approve the Code Section 162(m) amendment, any compensation expense of the Company associated with the options granted under the Plan in excess of the shares currently available for issuance (together with all other non-performance based compensation) in excess of $1 million for any of the Company's five highest paid officers will not be deductible under the Code.

     Other Amendments. The amendment and restatement of the Plan also includes the following other amendments which are not subject to approval by the stockholders of the Company. The Board approved an amendment to eliminate the authority to grant awards other than options. Prior to the amendment, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, and performance shares could be granted under the Plan. The Board also set the maximum term of each Award at eight years. Prior to the amendment, the maximum term of each Award under the Plan was determined by the Plan administrator, provided that the term of an ISO could not exceed 10 years. However, in the case of an ISO granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary or parent, the maximum term of the ISO is five years or such shorter term as may be provided in the option agreement. Last, the Board approved an amendment to require that the exercise price of all awards under the Plan must equal or exceed 100% of the fair market value per share on the date of grant. Prior to the amendment, the exercise price of non-qualified stock options was permitted to equal 85% of the fair market value per share on the date of grant.

     Administration. The Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the Compensation Committee, which has been designated by the Board as the "Administrator" of the Plan. The Compensation Committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). With respect to Awards under the Plan subject to Code Section 162(m), the Compensation Committee is comprised solely of two or more "outside directors" as defined under Code Section 162(m) and applicable tax regulations. For grants of Awards to individuals not subject to Rule 16b-3 and Code Section 162(m), the Board may authorize one or more officers to grant such Awards.

     Amendment and Termination. The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards under the Plan granted to residents therein, the Company will obtain stockholder approval of any amendment to the Plan in such a manner and to such a degree as required. The Plan will terminate on February 17, 2008 unless previously terminated by the Board.

     Other Terms. Stock options granted under the Plan may be either ISOs under the provisions of Section 422 of the Code, or non-qualified stock options. ISOs may be granted only to employees of the Company or any parent or subsidiary corporation of the Company. Non-qualified stock options may be granted to employees, directors and consultants. Under the Plan, Awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

     The Plan authorizes the Administrator to select the employees, directors and consultants of the Company to whom Awards may be granted and to determine the terms and conditions of any Award; however, the term of an ISO may not be for more than eight years (or five years in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company). The Plan authorizes the Administrator to grant Awards at an exercise price determined by the Administrator. In the case of ISOs, such price cannot be less than 100% (or 110%, in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company) of the fair market value of the common stock on the date the option is granted. The exercise price of non-qualified stock options shall not be less than 100% of the fair market value. The exercise price is generally payable in cash or, in certain circumstances, with a promissory note, with such documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of an Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or with shares of common stock. The aggregate fair market value of the common stock with respect to any ISOs that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

     The Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the agreements to be issued under the Plan. The Plan also permits the Administrator to include a provision whereby the grantee may elect, at any time while an employee, director or consultant, to exercise any part or all of the Award prior to full vesting of the Award.

     Under the Plan, ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the Plan permits the designation of beneficiaries by holders of ISOs. Other Awards are transferable to the extent provided in the Award agreement.

     Under the Plan, the Administrator may establish one or more programs under the Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an Award. The Administrator also may establish under the Plan separate programs for the grant of particular forms of Awards to one or more classes of grantees.

     Certain Federal Tax Consequences. The grant of a non-qualified stock option under the Plan does not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a non-qualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee's subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

     The grant of an ISO under the Plan does not result in any federal income tax consequences to the optionee or to the Company. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the shares of common stock. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

     The "spread" under an ISO -- i.e., the difference between the fair market value of the shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     THE FOREGOING IS ONLY A SUMMARY OF THE CURRENT EFFECT OF FEDERAL INCOME TAXATION UPON THE GRANTEE AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A GRANTEE'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH THE GRANTEE MAY BE SUBJECT.

     Amended Plan Benefits. As of the date of this Proxy Statement, no executive officer, director and no associates of any executive officer or director, has been granted any options subject to stockholder approval of the proposed amendment. The benefits to be received pursuant to the Plan amendments by the Company's executive officers, directors and employees are not determinable at this time.

                                 PROPOSAL NO. 5

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG LLP served as the Company's independent auditors in 1999, and have been appointed by the Board to continue as the Company's independent auditors for the Company's fiscal year ending December 31, 2000.

     Although the appointment of KPMG LLP is not required to be submitted to a vote of the stockholders, the Board believes it appropriate as a matter of policy to request that the stockholders ratify the appointment of the independent public accountants for the fiscal year ending December 31, 2000. In the event a majority of the votes cast at the meeting are not voted in favor of ratification, the adverse vote will be considered as a direction to the Board of Directors of the Company to select other auditors for the fiscal year ending December 31, 2000.

     A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions submitted either orally or in writing at the meeting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
            THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT
             AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Verio's common stock, as of the Record Date, unless otherwise indicated, by:

          (1) each stockholder known by Verio to own beneficially more than five percent, in the aggregate, of Verio's common stock;

          (2) each director of Verio who owns shares of Verio's common stock;

          (3) the named executive officers determined for the fiscal year ended December 31, 1999 who own shares of Verio's common stock;

          (4) all executive officers and directors of Verio as a group who own shares of Verio's common stock; and

          (5) the number of shares of Verio's common stock subject to options or warrants owned by any of the above-mentioned persons that are currently exercisable or exercisable within 60 days of the Record Date.

     The beneficial ownership is calculated based on 78,724,424 total shares of common stock outstanding as of the Record Date. The information concerning share numbers provided in this section has been adjusted to reflect the Company's two-for-one common stock split that was effected on August 20, 1999. In presenting the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants owned by such person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding; provided, that such shares are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Except as indicated below and pursuant to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name.

     Putnam Investments, Inc., on behalf of itself, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. filed a Schedule 13G/A, dated February 18, 2000, which discloses that as of December 31, 1999, Putnam Investments, Inc. had shared voting power over 51,307 shares and shared dispositive power over 7,097,107 shares of Verio's common stock.

     MCI WorldCom, formerly known as World Com, may be deemed to indirectly beneficially own the shares owned by Brooks Fiber Properties, Inc. as a result of the acquisition of Brooks Fiber Properties, Inc. by WorldCom, which resulted in Brooks Fiber Properties, Inc. becoming a wholly owned subsidiary of MCI WorldCom.

     AMVESCAP PLC filed a Schedule 13G, dated February 4, 2000, on behalf of itself and certain related persons and entities, which discloses that as of December 31, 1999, AMVESCAP PLC had shared dispositive power over 4,115,403 shares of Verio's common stock.

     FMR Corp., on behalf of itself and certain related persons and entities, holds 4,067,430 shares of Verio's common stock, of which FMR Corp. has sole voting power over 338,530 shares and sole dispositive power over 4,067,430 shares. The number of shares in the following table is based upon information provided to the Company by FMR Corp.

     Mr. Halstedt holds 68,988 shares of Verio's common stock personally. Mr. Halstedt disclaims beneficial ownership of the options exercisable for 60,000 shares of Verio's common stock which were granted to him pursuant to the 1998 Non-Employee Director Stock Incentive Plan (of which options exercisable for 20,000 shares vested on May 11, 1999 and options exercisable for 20,000 shares will vest on May 11, 2000). By contract with Centennial Holdings, Inc., of which he is an officer and director, Mr. Halstedt is required to transfer any economic benefit deriving from such options to Centennial Holdings, Inc.

     The shares of Verio's common stock held by Mr. Allen include 61,680 shares that he transferred to the James C. Allen Revocable Trust. In accordance with the rules of the Exchange Act, Mr. Allen may be deemed to be the beneficial owner of such shares.

     On September 30, 1998, Mr. Myhren assigned to Myhren Media, Inc. the options exercisable for 60,000 shares of Verio's common stock which were granted to him pursuant to the 1998 Non-Employee Director Stock Incentive Plan (of which options exercisable for 20,000 shares vested on May 11, 1999 and options exercisable for 20,000 shares will vest on May 11, 2000). Mr. Myhren is the President of Myhren Media, Inc. and may be deemed to indirectly beneficially own these options. Mr. Myhren disclaims beneficial ownership of these options.

     Mr. Salem holds 4,348 shares of Verio's common stock personally. On February 16, 2000, Mr. Salem transferred 197,071 shares of Verio common stock to the Navyn 2000 Securities Trust. In accordance with the rules of the Exchange Act, Mr. Salem may be deemed to be the beneficial owner of such shares. On October 9, 1998, Mr. Salem assigned to Providence Equity Partners Inc. the options exercisable for 60,000 shares of Verio's common stock which were granted to him pursuant to the 1998 Non-Employee Director Stock Incentive Plan (of which options exercisable for 20,000 shares vested on May 11, 1999 and options exercisable for 20,000 shares will vest on May 11, 2000). Providence Equity Partners Inc. exercised these 20,000 vested stock options on May 12, 1999. Mr. Salem is Managing Director of Providence Equity Partners Inc. and may be deemed to indirectly beneficially own these options. Mr. Salem disclaims beneficial ownership of these options.

     The shares of Verio's common stock held by Mr. Cahoon do not include the 43,784 shares held of record by Pam Fitch as Trustee of the Arthur Logan Cahoon Grantor Retained Annuity Trust dated May 29, 1998. Mr. Cahoon may be deemed to indirectly beneficially own the shares held by the Trust. Mr. Cahoon disclaims beneficial ownership of these shares. On December 28, 1999, Mr. Cahoon transferred (i) 13,472 shares of Verio common stock, (ii) warrants exercisable for 913,894 shares of Verio common stock and (iii) the options exercisable for 60,000 shares of Verio common stock which were granted to him pursuant to the 1998 Non-Employee Director Stock Incentive Plan (of which options exercisable for 20,000 shares vested on January 5, 2000) to the Arthur L. Cahoon Investments Trust, UA 12/23/99, David A. Damico, Trustee. In accordance with the rules of the Exchange Act, Mr. Cahoon may be deemed to be the beneficial owner of such shares.

                                                          NUMBER OF
                                                            SHARES       PERCENTAGE
                                                         BENEFICIALLY   BENEFICIALLY     EXERCISABLE
HOLDERS                                                     OWNED          OWNED       OPTIONS/WARRANTS
-------                                                  ------------   ------------   ----------------
Nippon Telegraph and Telephone Corporation.............   8,987,754         11.4%                --
  Global Communications Headquarters
  Tokyo Opera City Tower
  20-2 Nishi-Shinjuku 3-chome
  Shinjuku-ku
  Tokyo 163-14, Japan
Putnam Investments, Inc. ..............................   7,097,107          9.0%                --
  One Post Office Square
  Boston, Massachusetts 02109
Brooks Fiber Properties, Inc...........................   4,169,942          5.2%         1,408,320
  500 Clinton Center Drive
  Clinton, Mississippi 39056
AMVESCAP PLC...........................................   4,115,403          5.2%                --
  11 Devonshire Square
  London EC2M 4YR, England
FMR Corp...............................................   4,067,430          5.1%                --
  82 Devonshire Street
  Boston, Massachusetts 02109
Steven C. Halstedt.....................................      68,988             *                --
Justin L. Jaschke......................................     963,568          1.2%           600,000
James C. Allen.........................................     101,680             *            40,000
Trygve E. Myhren.......................................     120,000             *           100,000
Paul J. Salem..........................................     201,419             *                --
Arthur L. Cahoon.......................................     947,366          1.2%           933,894
Yukimasa Ito...........................................          --           --                 --
Chris J. DeMarche......................................     299,018             *           155,334
Carla Hamre Donelson...................................     235,030             *           202,000
Peter B. Fritzinger....................................     143,406             *           105,000
All executive officers and directors as a group (11
persons)...............................................   3,234,233          3.9%         2,262,210

---------------

* Less than 1%

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to the Board of Directors and executive officers, as well as certain other members of senior management, of Verio as of the Record Date:

NAME                         AGE                           POSITION(S)
----                         ---                           -----------
Steven C. Halstedt.........  53    Chairman of the Board
Justin L. Jaschke..........  42    Chief Executive Officer, Director
James C. Allen.............  53    Director
Trygve E. Myhren...........  63    Director
Paul J. Salem..............  36    Director
Yukimasa Ito...............  44    Director
Arthur L. Cahoon...........  44    Director
Sean G. Brophy.............  41    Vice President of Corporate Development
Chris J. DeMarche..........  43    Chief Technical Officer
Carla Hamre Donelson.......  44    Vice President, General Counsel and Secretary
Isabel Ehringer............  36    Vice President of Technology Services
Peter B. Fritzinger........  41    Chief Financial Officer
Barbara L. Goworowski......  39    Vice President of Marketing and Chief Marketing Officer
Douglas R. Schneider.......  37    President of Web Services
Edric N. Starbird..........  34    Vice President of Customer Operations
James P. Treuting..........  38    President of eBusiness Services

     All of the officers identified above serve at the discretion of the Board. The following are brief biographies of these individuals (other than Messrs. Halstedt and Allen, whose biographies are included above in Proposal No. 1 in connection with their recommended re-election at the Annual Meeting).

     Justin L. Jaschke has served as Chief Executive Officer of Verio since we were formed in March 1996. He also is a member of the Board. Prior to forming Verio, Mr. Jaschke served as Chief Operating Officer for Nextel Communications following its merger with OneComm in July of 1995. Mr. Jaschke served as OneComm's President and as a member of its board of directors from the time that he joined that company in April 1993 until the company's merger with Nextel. Mr. Jaschke currently serves on the board of directors of Metricom, a leading wireless data communications provider, and on the board of directors of Dobson Communications, a rural cellular and local exchange provider. From May 1990 to April 1993, Mr. Jaschke served as President and CEO of Bay Area Cellular Telephone Company. From November 1987 to May 1990, Mr. Jaschke was Vice President of Corporate Development of PacTel Cellular, and from 1985 to 1987, was Director of Mergers and Acquisitions for PacTel Corporation. Prior to that, Mr. Jaschke was a management consultant with Marakon Associates. Mr. Jaschke received a Bachelor of Science degree summa cum laude in mathematics from the University of Puget Sound and a Master of Science degree in management from the Sloan School of Management at MIT.

     Trygve E. Myhren has served as a director of Verio since April 1997. Mr. Myhren is President of Myhren Media, Inc., a private investment firm concentrating in media, telecommunications, software and Internet-related and consumer products companies. From 1990 to 1996, Mr. Myhren was President and a director of The Providence Journal Company. From 1975 until 1988, Mr. Myhren was an officer of American Television and Communications Corporation, the cable television subsidiary of Time, Inc., now Time/Warner Cable, serving as Chairman and CEO from 1980 to 1988. Mr. Myhren also serves on the boards of The Providence Journal Company, Advanced Marketing Services, Peapod, Inc., CableLabs, J.D. Edwards, Inc., WNP, Inc., Founders Funds and The University of Denver. Previously, Mr. Myhren served as chairman of the National Cable Television Association, and also served on the boards of Turner Broadcasting Systems, Continental Cablevision, Inc., Citizens Bank and several internal Time, Inc. boards, including Home Box Office, Temple-Eastex and Time Magazine Group. He also served on the Federal Communications Commission's Advisory Committee on High Definition TV. Mr. Myhren has an undergraduate degree in political science and philosophy from Dartmouth and a Master of Business Administration from the Amos Tuck Graduate School at Dartmouth. He served three and one-half years as a naval officer with the U.S. Pacific Fleet.

     Paul J. Salem has served as a director of Verio since December 1996. Mr. Salem is Managing Director of Providence Equity Partners, Inc., and is a partner of the general partner of Providence's private equity funds. Providence manages over $500 million in equity and specializes in communications and media investments. Mr. Salem has been responsible for many of Providence's investment activities, including its investments in competitive local exchange companies, enhanced specialized mobile radio, wireless data networks, radio representation, telecommunications infrastructure and other areas. From February 1992 to December 1996, Mr. Salem was a Vice President at Narragansett Capital, Inc., an investment management company. He is currently a director of AT&T Canada, Inc., Mpower Communications and Tele1Europe AB. Prior to joining Providence, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Previously, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included private placement financings, leveraged buyout transactions and establishing Prudential's European investment office. Mr. Salem received a Bachelor of Arts in business from Brown University and a Master of Business Administration from Harvard Business School.

     Yukimasa Ito has been a director of Verio since September 1998. Mr. Ito is Vice President, Global IP Business of NTT Communications Corp. From November 1997 until October 1999, Mr. Ito was Vice President, Service Planning of NTT Worldwide Telecommunications Inc., a corporation specializing in providing various international telecommunications services to end-users. NTT Communications Corp. is a subsidiary of NTT which, in turn, is an affiliate of Verio. From August 1994 to October 1997, Mr. Ito was Vice President, Service Planning of NTT PC Communications, Inc. and from August 1991 until July 1994, he was Director, Corporate Planning of NTT America, Inc. Mr. Ito has worked for NTT or its subsidiaries since 1980. Mr. Ito holds a Bachelor of Engineering degree from Waseda University and a Master of Business Administration from the University of Washington. In 1990, Mr. Ito was a M.Sc. Sloan Fellow at Stanford University.

     Arthur L. Cahoon was appointed to the Board upon completion of the Hiway acquisition in January 1999. Mr. Cahoon is President of Rock Creek Capital, an investment company. Mr. Cahoon previously served as Chairman of Hiway's board of directors, CEO and a director of Hiway since May 1998. From October 1997 to May 1998, he was Chairman of Hiway Florida. Since March 1993, he has served as general partner of Rock Creek Partners, Ltd., an investment company, and executive vice president of James Dahl & Co., an investment banking company. Since January 1995, Mr. Cahoon also has served as Executive Vice President of Timberland Investment Services, LLP, an investment management company which he co-founded. Mr. Cahoon is a member of the board of directors of Mobile America. In addition, from June 1995 to June 1996, he served as President of QuinStone Industries, Inc., a manufacturing company. Prior to March 1993, Mr. Cahoon served as Executive Vice President and CFO of Cain & Bultman, Inc., a wholesale distributor. Mr. Cahoon holds a Bachelor in Business Administration degree in accounting and finance from Stetson University.

     Sean G. Brophy has served as Vice President of Corporate Development since November 1997, and prior to that served as Vice President of Marketing and Business Development for Verio since joining Verio in May 1996. Mr. Brophy served as Vice President of Marketing for OneComm and then Nextel from 1994 to 1996. He worked at Northern Telecom from 1990 through 1994 in a variety of capacities, including strategic planning and product management, where he had global responsibilities for new products for Personal Communications Services. Prior to that he worked at Bell Northern Research, the research and development arm of Northern Telecom, designing telephone equipment and services ranging from the DMS-100 to key systems. While there he was awarded patent and design excellence awards. Mr. Brophy holds a Bachelor of Science degree in computer engineering from McMaster University, a Master of Science degree in electrical engineering from Carleton University and a Master of Science degree in management from the Sloan School of Management at MIT.

     Chris J. DeMarche has been Chief Technical Officer of Verio since joining Verio in May 1996. From 1995 to 1996, Mr. DeMarche was CTO and Senior Vice President of Nextel, where he was credited with addressing many critical technology issues. From 1993 to 1995, he was Senior Vice President of Engineering and Technology at OneComm, where he was responsible for building a national engineering team and designing and implementing wireless communication networks. Mr. DeMarche also worked in advanced technology areas at PacTel Corporation and Hughes Aircraft Corporation and served in the U.S. Naval Submarine Force. Mr. DeMarche received his Master of Business Administration from UCLA in 1990, his Master of System Management from the University of Southern California in 1986, and his Bachelor of Science from the United States Naval Academy in 1978.

     Carla Hamre Donelson has served as Vice President, General Counsel and Secretary of Verio since joining Verio in October 1996 from the law firm of Morrison & Foerster LLP, where she had practiced law since March 1987. She served as a partner in that firm's business department from 1990 and as head of the Denver business practice from 1993. While in private practice, Ms. Donelson was engaged in a general corporate and transactional practice, focused primarily on the communications and related technology industries, representing domestic and foreign entities in numerous financing, merger, acquisition, investment, and licensing transactions. Ms. Donelson received her Bachelor of Arts degree in molecular biology from the University of Colorado, her Juris Doctor degree from the University of Denver College of Law, and is a member of the Colorado Bar Association.

     Isabel Ehringer has served as Vice President of Technology Services since November 1999. She joined Verio in November 1996, serving initially as the President of our Northern California regional operations and then of our Western U.S. operations. In that capacity, Ms. Ehringer was responsible for integrating the operations of local and regional ISPs that we acquired in California, Oregon, New Mexico and Washington, and managing regional sales, marketing, and customer operations. Prior to joining Verio, Ms. Ehringer served as Vice President of Information Technology for Nextel Communications, Inc. from 1991 to November 1996. Prior to that, Ms. Ehringer was Director of Development Projects for McCaw Communications, which later became AT&T Wireless. Ms. Ehringer received her Bachelor of Science degree in Electrical Engineering and Computer Science from the University of California at Berkeley.

     Peter B. Fritzinger has served as Chief Financial Officer of Verio since June 1997. From November 1993 until June 1997, Mr. Fritzinger served as Chief Financial Officer of Louis Dreyfus Natural Gas Corp., an independent, publicly held oil and gas company headquartered in Oklahoma City. From 1991 to 1993, he was Vice President of Finance and Treasurer of Louis Dreyfus Energy Corp., a diversified, global enterprise with investments in oil and gas reserves and other petroleum-related industries. Mr. Fritzinger joined Louis Dreyfus Energy Corp. from J.P. Morgan, where he was a Vice President in its corporate finance group, having held various positions with Morgan Guaranty Trust Company of New York since 1980. Mr. Fritzinger received his Bachelor of Arts degree in math and psychology from Amherst College.

     Barbara L. Goworowski was appointed as Verio's Vice President of Marketing and Chief Marketing Officer in October 1999. Ms. Goworowski is responsible for leading Verio's worldwide marketing organization, including product marketing, product management, marketing communications, advertising and public relations. Previously, Ms. Goworowski served as Vice President of Marketing for Ameritech Corporation from 1996 to October 1999. She has more than 15 years of marketing experience, including several executive positions at Ameritech Corporation and US West, Inc. Ms. Goworowski holds a Master of Business Administration degree from DePaul University and a Bachelor of Science degree in marketing from Marquette University.

     Douglas R. Schneider has served as President of Web Services since April 1999, managing the day-to-day aspects of Verio's shared and dedicated hosting, e-commerce, and application hosting operations. He joined Verio in May 1997 as President of Verio Colorado, heading our efforts to establish and build a Rocky Mountain regional presence, and subsequently was appointed President of our Rocky Mountain and Western regional operations. From 1994 to 1997, Mr. Schneider was President of AllCall, a regional distribution company he co-founded that performed customized equipment fulfillment services for OneComm, Nextel, and their dealer channels in the Rocky Mountain and Midwest states. From 1991 to 1994, he served in marketing and sales roles with CellularOne. Mr. Schneider received his Master of Business Administration degree from the Kellogg School of Management at Northwestern University and his Bachelor of Science degree in Mechanical Engineering from the University of California at Davis.

     Edric N. Starbird was appointed as Verio's Vice President of Customer Operations in October 1999. Mr. Starbird was Vice President of Enterprise Operations for MediaOne from October 1997 to August 1999, where he was responsible for customer operations, strategy and operational improvements in 12 markets, responsible for 6,000 employees and a $600 million annual budget. Prior to MediaOne, Mr. Starbird was Executive Director of Market Strategy Development for US West Media Group where he oversaw domestic and international broadband and wireless opportunities. Mr. Starbird also has extensive consulting experience in the telecommunications industry through his four years of work at ATKearny, EDS-MCS, and Ernst & Young. Mr. Starbird received his Master of Business Administration degree from Columbia Business School and holds a Bachelor of Science in Industrial Engineering from Stanford University.

     James P. Treuting has served as President of eBusiness Services since December 1999. In this role, he manages the day-to-day aspects of Verio's Internet access and co-location operations. Previously, he served as Vice President of Sales and Field Marketing from September 1999, and prior to that served as the regional President for Verio's Central U.S., Southeast and Western regions. Mr. Treuting joined Verio in October 1997 when Verio acquired Communique, Inc., an ISP headquartered in New Orleans, where he served as Chairman and CEO of that company from 1994 until its acquisition by Verio. At Communique, Mr. Treuting was responsible for overall leadership and direction and directly managed all marketing, operations, technical support, and customer care operations. From 1992 to 1994, Mr. Treuting worked for Conway Computer Consultants, where he held several key leadership positions including Divisional Manager for the Louisiana Division, which grew 700% during his tenure. From 1984 to 1992, Mr. Treuting worked for IBM, where he was awarded the 100% Quota Achievement Award in each year with direct sales responsibilities and the IBM Golden Circle Award for being in the top one percent of IBM's sales force. Mr. Treuting received his Bachelor of Business Administration degree from Loyola University of the South.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1999, the Board met nine times and acted by written consent three times. No director attended fewer than 75% of the aggregate of either (1) the total number of Board meetings held during the period for which he was a director, except for Mr. Allen, or (2) the total number of committee meetings of the Board, on which he served, held during the period for which he was a director.

     During 1999, the Board had five committees: an Executive Committee, a Finance Committee, a Compensation Committee, an Audit Committee and a Nominating Committee.

     During 1999, the Executive Committee held no meetings and acted by written consent three times. From January 1, 1999 through April 14, 1999, the Executive Committee was composed of Messrs. Halstedt and Jaschke. Herbert R. Hribar was subsequently appointed to the Executive Committee effective on April 15, 1999 and served in such capacity until his resignation as President, Chief Operating Officer and a director of Verio on February 4, 2000. The Executive Committee is responsible for reviewing and, where appropriate, authorizing corporate action with respect to the conduct of the business of Verio between Board meetings.

     The Finance Committee held two meetings in 1999. From January 1, 1999 through April 14, 1999, the Finance Committee was composed of Messrs. Halstedt, Jaschke, Still and Myhren. The Finance Committee was reconstituted effective as of April 15, 1999, so that its members now include Messrs. Allen, Jaschke and Salem. The Finance Committee is responsible for reviewing and, where appropriate, authorizing certain corporate actions with respect to the finances of Verio and certain acquisitions of affiliates not involving the issuance of stock.

     The Compensation Committee held six meetings in 1999. From January 1, 1999 through April 14, 1999, the Compensation Committee was composed of Messrs. Allen and Myhren, as well as Stephen W. Schovee, who served on the Board from the time of Verio's inception until his resignation in January 1999. The membership of the Compensation Committee was modified on April 15, 1999 to include Messrs. Myhren and Cahoon, as well as George J. Still, Jr., who served on the Board from the time of Verio's inception until his resignation in October 1999. The Compensation Committee is responsible for reviewing and establishing the compensation structure for Verio's officers and directors, including salary rates, participation in incentive compensation and benefit plans, 401(k) plans, stock option and purchase plans and other forms of compensation.

     The Audit Committee held one meeting in 1999. From January 1, 1999 through April 14, 1999, the Audit Committee was composed of Mr. Myhren, as well as Stephen W. Schovee, until his resignation from the Verio Board in January 1999. Effective as of April 15, 1999, the Audit Committee membership was changed to consist of Messrs. Cahoon and Halstedt. The Audit Committee recommends the firm to be appointed as independent accountants to audit Verio's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of management and independent accountants with respect to Verio's financial statements and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board. The Audit Committee has a written charter that has been adopted by the Board.

     During 1999, the Nominating Committee, which was established in April 1999, held no meetings and did not act by written consent. The Nominating Committee is composed of Messrs. Halstedt and Jaschke. George J. Still, Jr. also served on the Nominating Committee from its establishment until his resignation from the Board in October 1999. The Nominating Committee is tasked with making recommendations to the Board concerning the recruitment and selection of potential Board candidates. In addition, this committee assesses the performance of the Board, reviews the size and composition of the Board and its committees, and makes appropriate recommendations with respect to possible changes.

DIRECTORS COMPENSATION

     During calendar year 1999, each non-employee director received an annual retainer fee of $5,000 and a fee of $1,000 for each meeting of the Board attended in person or $500 for each meeting attended by telephone. The fee for Board committee meetings was $500 per meeting, whether attended in person or by telephone. A director may elect to receive these payments in the form of common stock. In April 1998, the Company adopted the 1998 Non-Employee Director Stock Incentive Plan ("Director Option Plan") under which options may be granted and shares of common stock may be issued to non-employee directors in order to better attract and retain highly qualified outside directors. Under the terms of the Director Option Plan, upon the effective date of the registration statement filed with the Securities and Exchange Commission in connection with the Company's initial public offering, each non-employee director was automatically granted an option to acquire 60,000 shares of common stock at an exercise price per share equal to the price per share in the initial public offering of the common stock less underwriting discounts and commissions. Such options vest and become exercisable in three equal installments on each yearly anniversary of the grant date. Non-employee directors elected or appointed to the Board following the initial public offering at the time of their election or appointment also were automatically granted an option to acquire 60,000 shares of common stock with the same terms and conditions at an exercise price equal to the then fair market value of the common stock. In accordance with these terms, on May 11, 1998 (the effective date of our IPO registration statement), each of Messrs. Halstedt, Allen, Myhren and Salem were granted options to purchase 60,000 shares of common stock, at an exercise price of $10.75 per share under the Director Option Plan. (That number of shares and the exercise price have been adjusted to reflect the Company's two-for-one common stock split that was effected on August 20, 1999.) Thereafter, automatically on their respective appointments to the Board, on September 11, 1998, Mr. Ito was granted an option to purchase 60,000 shares of common stock, at an exercise price of $10.25 per share, and on January 5, 1999, Mr. Cahoon was granted an option to purchase 60,000 shares of common stock, at an exercise price of $11.375 per share, under the Director Option Plan. Each of Messrs. Halstedt, Myhren, Salem, Ito and Cahoon have assigned their respective options to Centennial Holdings, Inc., Myhren Media, Inc., Providence Equity Partners Inc., NTT Rocky, Inc. and the Arthur L. Cahoon Investments Trust, UA 12/23/99, David A. Damico, Trustee, respectively.

     Under the initial terms of the Director Option Plan, after the initial three year vesting period for the automatic 60,000 options, non-employee directors would receive automatic annual grants of options to acquire an additional 6,000 shares of common stock at an exercise price equal to the fair market value of the common stock at the date of grant. Such additional options vest and become exercisable on the first anniversary of the grant date.

     On December 15, 1999, the Compensation Committee adopted a proposal to modify the non-employee director compensation policy, effective as of January 1, 2000, increasing the annual retainer fee from $5,000 to $15,000 (paid quarterly), while eliminating the payment of all individual Board and committee meeting fees. Non-employee Board members will still have the ability to elect annually to apply the retainer fee to the automatic purchase of the Company's common stock. The Compensation Committee also recommended that the Director Option Plan be amended to provide for an initial grant of 50,000 stock options when a new Board member is appointed to the Board, with these options vesting over the same three-year period as under the initial plan terms, and with subsequent annual grants of 6,000 options being made annually beginning with the first annual stockholders meeting to take place following a Board member's first full year of service on the Board (i.e., without waiting until the initial grant is fully vested.) Both of these proposals were approved by the Board on December 16, 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's common stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's common stock with the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. Copies of these reports are also required to be delivered to the Company.

     The Company believes, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended December 31, 1999, Mr. Cahoon was inadvertently late in filing a Form 3 reporting his election as a director of the Company.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information for the years ended December 31, 1999, 1998 and 1997, respectively, concerning the compensation paid and awarded to (a) Verio's Chief Executive Officer and (b) Verio's four most highly compensated executive officers whose salaries and bonuses exceeded $100,000 who were serving as executive officers as of December 31, 1999. These individuals are referred to collectively as the "Named Executive Officers."

     As part of the Company's standard cash compensation package offered to all employees (including the Named Executive Officers), the Company provides targeted annual cash bonuses, the payment of which is based on the Company's overall achievement of performance goals established by the Board at the beginning of the year. Actual performance by the Company is measured against those goals at or following the end of the year, and the actual amount of the targeted bonus levels paid is determined based on actual performance relative to those objectives.

     Salary information for 1997 for Mr. Fritzinger and for 1998 for Mr. Hribar reflect compensation paid to each in his principal position commencing in June 1997 and July 1998, respectively. The bonus amount paid to Mr. Hribar in 1988 includes a signing bonus of $125,000, plus a "gross up" for taxes, paid by Verio at the time of his initial employment in July 1998. Information shown under "All Other Compensation" represents the cost of providing relocation benefits to Messrs. Hribar and Fritzinger.

SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                     COMPENSATION AWARDS
                                        ANNUAL COMPENSATION        -----------------------
                                   -----------------------------   RESTRICTED   SECURITIES
                                   FISCAL                            STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY($)   BONUS($)   AWARDS($)    OPTIONS(#)   COMPENSATIONS($)
---------------------------        ------   ---------   --------   ----------   ----------   ----------------
Justin L. Jaschke................   1999     307,575         --          --      620,000              --
  Chief Executive Officer           1998     221,041         --          --      300,000              --
                                    1997     175,003     66,500      85,000           --              --
Herbert R. Hribar(1).............   1999     454,299         --          --      500,000              --
  President and Chief               1998     125,004    235,998          --      350,000          29,646
  Operating Officer                 1997          --         --          --           --              --
Chris J. DeMarche................   1999     191,825         --          --       35,000              --
  Chief Technical Officer           1998     173,541         --          --      100,000              --
                                    1997     160,004     60,800      25,000       20,000              --
Carla Hamre Donelson.............   1999     192,867         --          --       40,000              --
  Vice President, General           1998     173,541         --          --      140,000              --
  Counsel and Secretary             1997     160,004     57,760          --       20,000              --
Peter B. Fritzinger..............   1999     194,950         --          --      100,000              --
  Chief Financial Officer           1998     173,541         --          --      110,000              --
                                    1997      89,443     31,287          --       75,000          70,267

---------------

(1) Mr. Hribar, who served as President and Chief Operating Officer of Verio for all of 1999, subsequently resigned on February 4, 2000.

STOCK OPTIONS GRANTED IN 1999

     The following table contains information concerning the grant of stock options by Verio under Verio's stock option plans to the Named Executive Officers in 1999. All stock options were granted at an exercise price equal to the market price of the common stock on the last trading day before the date of grant.

     The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the options, assuming that the stock appreciates in value from the date of grant, compounded annually, until the end of the option term at the rate specified (5% or 10%) and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the Securities and Exchange Commission and do not represent Verio's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                                                                                      POTENTIAL REALIZABLE
                                          PERCENT OF                                 VALUE AT ASSUMED ANNUAL
                           NUMBER OF        TOTAL                                     RATES OF STOCK PRICE
                           SECURITIES      OPTIONS                                   APPRECIATION FOR OPTION
                           UNDERLYING     GRANTED TO     EXERCISE                            TERM($)
                            OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION     -----------------------
NAME                       GRANTED(#)   FISCAL YEAR(%)   ($/SHARE)       DATE            5%          10%
----                       ----------   --------------   ---------   -------------   ----------   ----------
Justin L. Jaschke........   120,000          1.4%         $ 15.50    Mar. 03, 2007    3,959,688    4,236,816
                            500,000          6.0%         $25.565    Jun. 16, 2007   11,466,200   12,620,900
Herbert R. Hribar........   300,000          3.6%         $ 15.50    Mar. 03, 2007    9,899,220   10,592,040
                            200,000          2.4%         $25.565    Jun. 16, 2007    4,586,480    5,048,360
Chris J. DeMarche........    35,000          0.4%         $ 29.75    Oct. 14, 2007      656,159      736,988
Carla Hamre Donelson.....    40,000          0.5%         $ 29.75    Oct. 14, 2007      749,896      842,272
Peter B. Fritzinger......   100,000          1.2%         $ 29.75    Oct. 14, 2007    1,874,740    2,105,680

FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the Named Executive Officers regarding the stock options exercised during 1999. It shows the aggregate number of unexercised options to purchase common stock granted in all years and held by the Named Executive Officers as of December 31, 1999, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the common stock) as of December 31, 1999. The value of unexercised options at year-end is based on the December 31, 1999 closing price of $46.188 per share of common stock as reported on the Nasdaq National Market.

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING OPTIONS AT         IN-THE-MONEY OPTIONS
                           SHARES                        FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Justin L. Jaschke......        --              --      430,000       1,150,000     18,215,840      34,678,700
Herbert R. Hribar......        --              --       56,600       1,025,000      2,005,666      32,601,575
Chris J. DeMarche......    66,666       1,858,315      107,334         241,000      4,331,542       8,611,058
Carla Hamre Donelson...        --              --      182,000         298,000      7,478,216      10,447,024
Peter B. Fritzinger....    30,000         622,500       85,000         355,000      3,315,980      11,591,740

EMPLOYMENT AGREEMENTS

     As a general matter, Verio does not enter into employment agreements, and has not entered into employment agreements with any of its officers. Rather, the employment relationship with each officer is "at will." However, in connection with the initial employment of each officer, Verio and the officer executed an offer letter in which the general compensation and benefits provided to the officer are outlined, including base salary, targeted annual bonus, option grants, employee benefits and severance. The compensation levels established in such offer letters are subject to change from time to time at the discretion of the Compensation Committee.

COMPENSATION PROTECTION AGREEMENTS

     Verio has entered into compensation protection agreements with each of the Named Executive Officers and certain additional officers of Verio. Each of the compensation protection agreements contain substantially similar terms. The compensation protection agreements are for a term of three years, subject to automatic yearly extensions. In no event will the compensation protection agreements terminate within 12 months of a change in control of Verio. For purposes of the compensation protection agreements, a "change in control" includes any of the following:

     - An acquisition, other than directly from Verio, of any voting securities of Verio by any person immediately after which such person has beneficial ownership (as defined in the Exchange Act) of 40% or more of the combined voting power of Verio's then outstanding voting securities. In determining whether a change in control has occurred, voting securities which are acquired in a "non-control acquisition," as defined in the compensation protection agreements, do not constitute an acquisition which would cause a change in control;

     - If the individuals who, as of the date the compensation protection agreements were approved by the Board, were members of the Board, cease for any reason to constitute at least a majority of the Board (subject to certain provisos);

     - Approval by stockholders of Verio of a merger, consolidation or reorganization involving Verio, unless such merger, consolidation or reorganization satisfies certain specified conditions;

     - Any other merger, consolidation or reorganization that at least two-thirds of the incumbent Board determines constitutes a change in control; and

     - If a protected officer's employment is terminated prior to a change in control and the Board determines that such termination was at the request of a third party who has indicated an intention or taken steps to effect a change in control and who subsequently effectuates a change in control, or if such termination occurred in connection with, or in anticipation of, a change in control which actually occurs, then a change in control is considered to have occurred with respect to that protected officer.

     In the following circumstances involving termination of employment within 12 months following a change in control, a protected officer who is so terminated will receive the following compensation and benefits:

     - If a protected officer's employment with Verio is terminated within 12 months following a change in control by Verio for cause or by reason of the protected officer's disability (as defined in the compensation protection agreements), death or retirement, or by the protected officer other than for good reason (as defined in the compensation protection agreements), then Verio must pay to the protected officer the accrued compensation due through the date of termination. Accrued compensation includes base salary, reimbursement for reasonable and necessary expenses incurred by the protected officer on behalf of Verio during the period ending on the termination date, and vacation pay.

     - If a protected officer's employment is terminated within 12 months of a change in control for any other reason than specified above, the protected officer will receive:

        -- his or her accrued compensation;

        -- a bonus amount equal to the product of a fraction, the numerator of which is the number of days in Verio's fiscal year through the termination date and the denominator of which is 365, and the bonus amount, which will be the greater of 100% of the last annual incentive payment paid or payable to the protected officer prior to the termination date, and the protected officer's incentive target for the fiscal year in which the change in control occurs;

        -- an amount equal to two times the sum of the protected officer's annual base salary in effect immediately prior to the change in control, plus the bonus amount paid pursuant to the immediately preceding provision (except that the amount paid to Mr. Jaschke will be three times that sum);

        -- until the third anniversary of the termination date, the same rights with respect to benefits provided by Verio as were provided to the protected officer as of the effective date of the compensation protection agreement, or, if greater, at any time within 90 days preceding the date of the change in control; and

        -- the immediate vesting and removal of all restrictions on any outstanding incentive awards granted to the protected officer under Verio's stock option and other stock incentive plans or arrangements.

     The compensation protection agreements further provide that the protected officers are not required to mitigate the amount of any payment by seeking employment or otherwise. Protected officers may be entitled to additional compensation or benefits in accordance with Verio's employee benefit plans and other applicable programs, policies and practices then in effect. The compensation protection agreements contain a "gross-up" provision pursuant to which any severance payment, which would be subject to certain excise taxes occurring as a result of a change in control, would include an additional gross-up payment resulting in the protected officer retaining an additional amount equal to these excise taxes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1, 1999 through April 14, 1999, the Compensation Committee was composed of Messrs. Allen and Myhren, as well as Stephen W. Schovee, who served on the Board from the time of Verio's inception until his resignation in January 1999. The membership of the Compensation Committee was modified on April 15, 1999 to consist of Messrs. Myhren and Cahoon, as well as George J. Still, Jr., who served in that capacity until his resignation in October 1999. Mr. Myhren serves as the chairman of the Compensation Committee. No member of this Committee is a present or former officer or employee of the Company or any of its subsidiaries. No member of this Committee served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The Compensation Committee of Verio's Board of Directors, which is comprised solely of independent, non-employee Board members, has the authority and responsibility to establish the overall compensation strategy for Verio, including salary and bonus levels, to administer our incentive compensation and benefit plans, 401(k) plans, and stock option and purchase plans, and to review and make recommendations to the Board with respect to the compensation of our executives. Trygve Myhren and Arthur Cahoon are the current members of the Compensation Committee.

COMPENSATION POLICY

     Verio's overall compensation philosophy is to provide a competitive compensation program that enables us to attract, reward, incent, and retain highly capable executives and other employees who have the skills and experience necessary to promote the short and long-term financial performance and growth of the Company. Our compensation program is designed to link the annual compensation received by our executives to Verio's financial performance, growth and achievement of other strategic and operational goals established annually by our Board. In addition, our officers receive longer-term incentives, provided principally in the form of stock options, thereby aligning their interests with those of Verio's stockholders.

     Our executive compensation consists of three principal components, the amounts of which are established in order to provide overall compensation that is comparable to that offered by similarly situated companies. These components include:

     - a base salary;

     - an annual cash bonus opportunity that is dependent on the achievement of company-wide performance objectives established annually by the Board; and

     - awards of stock options to provide a long-term incentive that aligns management's interests with stockholders' interests.

     During 1999, the Compensation Committee engaged an independent consulting firm to evaluate our overall compensation program to determine its competitiveness and appropriateness based on an analysis of the compensation programs and levels of other comparable companies. Specifically, the consultant evaluated the salary, bonus and long-term incentive levels of our officers, comparing the levels paid by Verio to our officers to those levels paid by numerous other similarly situated companies. This comparison took into account relative market capitalization, industry, revenue and growth levels, and other relevant factors for Verio and the comparison companies. Based on this evaluation, and the recommendations of the consultant resulting from this evaluation, the Compensation Committee determined that certain compensation adjustments, both to annual salary and option levels, were appropriate for certain executive officers as well as other employees. As a result, certain salary levels were adjusted and additional option grants were made during 1999 to executive officers. Details of the stock options granted to certain executive officers in 1999 are provided in the table entitled "Stock Options Granted in 1999" above.

     Salary. The base salaries of our executive officers are initially established, and thereafter periodically reviewed and adjusted, by the Compensation Committee. When setting and adjusting base salary levels, in a manner consistent with the Compensation Committee's policy outlined above, the Compensation Committee takes into account, in addition to the performance of the individual executive officer, which is the primary consideration, other relevant factors such as competitive market conditions for executive compensation,

Verio's financial and stock price performance, historical compensation levels, and internal comparability considerations.

     Bonus. Each executive officer (as well as each employee of Verio generally) is provided an annual cash bonus opportunity that is typically a targeted percentage of base salary. At the beginning of each year, the Board establishes performance objectives for the year. The actual amount of the bonus paid is determined at the end of the year based on the Company's actual performance against those objectives. While the specific performance objectives vary from year to year, the general approach in establishing the objectives is to (1) foster a single company attitude across our operations, (2) emphasize the importance of teamwork and the interdependent efforts required for success while also recognizing individual performance, (3) compensate based on actual results measured against established goals, and (4) provide fair, objective and easily measurable performance parameters.

     For the year ended December 31, 1999, the performance objectives established for the payment of bonuses were based primarily on the achievement of specific, internally established, financial performance thresholds determined at the beginning of the year that were based on projected revenue and EBITDA levels to be reached by year end. In evaluating our actual performance against the designated objectives for the year, the Compensation Committee determined that Verio's actual performance against the internally targeted financial criteria warranted payment of bonuses at 80% of the full targeted levels. The Committee determined that at the more senior employee level, including management, bonuses will be paid in the form of fully vested stock option grants, while the remaining employees will receive their bonuses paid 60% in cash and 40% in fully vested stock options. It is anticipated that these option grants will be made during the first half of 2000. In keeping with the requirements of Verio's 1998 Stock Incentive Plan, these option grants will be at an exercise price equal to the trading price of Verio's common stock at the time of the grant. The number of options that will be granted will be based on a formula of six options for every $100 of bonus, a formula that was derived based in part on a Black Sholes valuation methodology applied to the options. The Board of Directors or the Compensation Committee in the future will continue to establish performance criteria with respect to bonuses paid to executive officers for any given fiscal year, which will vary based on Verio's operations, prospects and strategy at the time.

     Long-term Incentive Compensation. Verio believes that stock option grants:

     - align executive officer interests with stockholder interests by creating a direct link between compensation and stockholder return;

     - give executive officers a significant, long-term interest in our success;

     - provide each executive officer with a significant incentive to manage Verio's operations from the perspective of an owner with an equity stake in the business; and

     - help retain key executive officers in a competitive market for executive talent.

     Our 1998 Stock Incentive Plan authorizes the Board, or a committee of the Board, to grant stock options to employees, directors, consultants and executive officers of Verio. Stock option grants generally are made to all of our employees, including executive officers, at the time of initial employment. Thereafter, additional grants may be made to individual employees, including executive officers, from time to time, in order to continue to incent retention and long-term performance. Additional options are not necessarily granted to each executive officer during each year, but rather are made based on factors such as individual performance, Verio's overall growth and financial performance, the number of unvested options held by the individual at the time, and various competitive factors. The relative weight given to these various factors may vary from individual to individual, at the Committee's discretion.

     Options granted to executive officers generally are subject to vesting provisions, so that the options vest over a four-year period, in equal annual increments beginning on the first annual anniversary of the date of the grant and on the three subsequent annual anniversaries. Vesting typically is subject to acceleration upon the occurrence of certain events, such as a change of control of Verio, and in certain cases coupled with the termination, or effective termination, of the executive's employment. The options generally have an eight-year term. Prior to the adoption of the 1998 Stock Incentive Plan, grants of options to the Company's employees, including the executive officers, were made under two earlier plans. Options granted under those plans were for a 10-year term, and generally were made on a 20% per year, five-year vesting schedule. This vesting schedule likewise is subject to acceleration upon the occurrence of certain events.

     Compensation of Chief Executive Officer. The Compensation Committee establishes, and periodically adjusts, the base salary of Mr. Jaschke, who has served as Verio's Chief Executive Officer since our formation in March 1996, with the objective of compensating him fairly based on his individual efforts and the overall performance and success of Verio, while maintaining the competitiveness of his base salary with salaries paid to similarly situated chief executive officers. Typical of its policy with respect to base salaries provided to employees generally, it has been the Committee's intent to provide Mr. Jaschke with a level of stability and certainty each year in the form of a base salary that is not tied specifically to the achievement of established criteria, while payment of Mr. Jaschke's annual performance bonus is determined based on the same annually determined company-wide performance factors as those that apply to all of Verio's employees. Mr. Jaschke's compensation, including his annual salary and option levels, were evaluated and adjusted as part of the Compensation Committee's overall evaluation of Verio's compensation policies and levels during 1999. As discussed above, performance-based bonuses for 1999 will be paid to the executive officers, including Mr. Jaschke, at 80% of the targeted levels for 1999, and will be paid in the form of the grant of stock options during the first half of 2000 on the terms described above. Mr. Jaschke received grants of options to purchase a total of 620,000 shares of the Company's stock during 1999.

     Compensation Policy Regarding Deductibility. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the company's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to Verio's executive officers in 1999 did not exceed the $1 million limit per officer. The 1998 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which is not subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to the Company's executive officers to no more than $1 million. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant and may use such exemptions in addition to the exemption contemplated under the 1998 Stock Incentive Plan.

Submitted by the Compensation Committee:

     Trygve E. Myhren
     Arthur L. Cahoon

STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Company's common stock with the cumulative total return on The Nasdaq Composite Index and The Nasdaq Telecommunications Index. The period shown commences on May 12, 1998, the date that the Company's common stock was registered under Section 12 of the Exchange Act, and ends on December 31, 1999, the end of the Company's last fiscal year. The graph assumes an investment of $100 on May 12, 1998, and the reinvestment of any dividends.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's common stock.

                            COMPARISON OF CUMULATIVE
                          TOTAL RETURN TO STOCKHOLDERS
                       MAY 12, 1998 TO DECEMBER 31, 1999

                               PERFORMANCE GRAPH

---------------------------------------------------------------------------------------------------------------------------------
                               5/12/98   5/31/98   6/30/98   7/31/98   8/31/98   9/30/98  10/31/98  11/30/98  12/31/98   1/31/99
---------------------------------------------------------------------------------------------------------------------------------
 Verio Inc.                    100.00     84.53     91.92    104.39     81.76     91.46     51.27     70.21     82.68    119.64
 NASDAQ Composite Index        100.00     95.63    101.86    100.66     80.60     91.06     95.23    104.80    117.88    134.71
 NASDAQ Telecom Index          100.00     98.92    107.91    112.01     85.33     95.00    104.10    110.96    130.90    151.20

------------------------------------------------------------------------------------------------------------------------------
                                      2/28/99   3/31/99   4/30/99   5/31/99   6/30/99   7/31/99   8/31/99   9/30/99  10/31/99
------------------------------------------------------------------------------------------------------------------------------
 Verio Inc.                           104.86    170.45    262.36    200.47    256.82    263.51    274.84    229.10    275.76
 NASDAQ Composite Index               123.00    132.32    136.70    132.81    144.40    141.84    147.26    147.63    159.47
 NASDAQ Telecom Index                 149.69    161.58    171.05    170.47    171.20    167.13    163.08    163.28    193.79

------------------------------------  -------------------
                                      11/30/99  12/31/99
------------------------------------  -------------------
 Verio Inc.                            265.60    341.35
 NASDAQ Composite Index                179.35    217.02
 NASDAQ Telecom Index                  214.52    258.87

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     As a condition to the closing of the acquisition of Best Internet Communications, Inc. (which does business as Hiway Technologies and which Verio refers to as "Hiway"), which occurred on January 5, 1999, all related party indebtedness was to be repaid to Hiway on or prior to closing. However, Verio agreed to waive the condition that Arthur L. Cahoon repay his indebtedness to Hiway in the principal amount of $280,409 with interest at the then prime rate.

     VIANet.Works, Inc. Verio has invested a total of approximately $8.25 million in convertible preferred stock of VIANet.Works, Inc. which represents approximately 5.9% of the outstanding capital stock of VIANet.Works after the recent completion of that company's IPO in February 2000. Mr. Halstedt, who serves on Verio's Board of Directors, served as a member of VIANet.Works' Board of Directors until September 1999, when he resigned from that Board. Mr. Hribar, who served on Verio's Board of Directors during 1999, also served on VIANet.Works' Board until April 1999, when he resigned from that Board.

OTHER TRANSACTIONS

     NTT. In September 1999, Verio announced that it had entered into an agreement with NTT Communications, part of the Nippon Telegraph and Telephone group of telecommunications companies, to provide Verio's Web hosting services to the Japanese market. As of the Record Date, Nippon Telegraph and Telephone Corporation holds 8,987,754 shares of Verio's common stock, representing approximately 11% of our outstanding stock. Under the agreement, the entire NTT group of companies will be able to market Verio's Web hosting services to businesses in Japan on a co-branded, "Powered by Verio" basis. NTT paid a one-time, up front license fee payment of $1.3 million at the time the agreement was signed, and in the future will pay ongoing monthly fees based on actual services sold. Verio and NTT are continuing to work together to plan and develop NTT Communications' new data center in Tokyo, from which Verio's Web hosting services will be offered by NTT in Japan. We currently expect to launch the co-branded services in Japan in the spring of 2000.

                             STOCKHOLDER PROPOSALS

     The Company's Restated Certificate of Incorporation and Bylaws require any stockholder who wishes to bring any proposal before a meeting of stockholders or to nominate a person to serve as a director to give written notice thereof and certain related information to the Secretary of the Company not less than 30 days nor more than 60 days prior to the date one year from the date of the immediately preceding annual meeting, if such proposal or nomination is to be submitted at an annual meeting, provided, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth, as to each matter the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of the stockholder proposing such business, (3) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.

     Management does not know of any matters which are likely to be brought before the Annual Meeting other than those referred to in this Proxy Statement. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters.

     The presiding officer at the Annual Meeting may determine that any stockholder proposal is not permissible under, or was not made in accordance with, the foregoing procedures or is otherwise not in accordance with law and, if he so determines, he may refuse to allow the stockholder proposal or nomination to be considered at the Annual Meeting.

     Under the rules of the Securities and Exchange Commission, stockholder proposals intended to be presented at the next annual meeting (to be held in 2001) must be received by the Secretary of the Company on or before January 19, 2001 in order to be included in the proxy statement and proxy for that meeting. Proposals should be directed to the Secretary, Verio Inc., 8005 South Chester Street, Suite 200, Englewood, Colorado 80112.

     A copy of the Company's Annual Report to Stockholders, which includes financial statements and related data, accompanies this Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

     It is important that your shares be represented at the Annual Meeting. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope, or to vote using Verio's telephone or Internet voting procedures.

                                            By Order of the Board of Directors,

                                            /s/ JUSTIN L. JASCHKE
                                            Justin L. Jaschke
                                            Chief Executive Officer

March 31, 2000
Englewood, Colorado

                                   EXHIBIT A

                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   VERIO INC.

     VERIO INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of VERIO INC. (the "Corporation"), duly held on February 17, 2000, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this Corporation be, and it hereby is, amended by deleting the first paragraph of Article Four thereof and replacing it with the following:

                                 "ARTICLE FOUR

                                1. CAPITAL STOCK

     The total number of shares of all classes of stock that the Corporation is authorized to issue is seven hundred sixty-two million five hundred thousand (762,500,000) shares, consisting of seven hundred fifty million (750,000,000) shares of Common Stock, par value $.001 per share, and twelve million five hundred thousand (12,500,000) shares of Preferred Stock, par value $.001 per share."

     SECOND: That thereafter, the annual meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto
set his hand this           day of             , 2000.

                                            VERIO INC.

                                            By:    /s/ JUSTIN L. JASCHKE
                                              ----------------------------------
                                              Justin L. Jaschke
                                              Chief Executive Officer

                                   EXHIBIT B

                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                 OF VERIO INC.

     VERIO INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of VERIO INC. (the "Corporation"), duly held on February 17, 2000, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this Corporation be, and it hereby is, amended by deleting the first paragraph of Article Four thereof and replacing it with the following:

                                 "ARTICLE FOUR

                                1. CAPITAL STOCK

     The total number of shares of all classes of stock that the Corporation is authorized to issue is one hundred forty-five million (145,000,000) shares, consisting of one hundred twenty-five million (125,000,000) shares of Common Stock, par value $.001 per share, and twenty million (20,000,000) shares of Preferred Stock, par value $.001 per share."

     SECOND: That thereafter, the annual meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto
set his hand this      day of           , 2000.

                                            VERIO INC.

                                            By: /s/ JUSTIN L. JASCHKE
                                              ----------------------------------
                                              Justin L. Jaschke
                                              Chief Executive Officer

                                                                       EXHIBIT C

                                   VERIO INC.

                           1998 STOCK INCENTIVE PLAN

                          Adopted on February 18, 1998
                     Amended and Restated on March 19, 1998
                   Amended and Restated on February 17, 2000

     1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business.

     2. Definitions. As used herein, the following definitions shall apply:

          (a) "Administrator" means the Board or any of the Committees appointed to administer the Plan.

          (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

          (c) "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

          (d) "Award" means the grant of an Option.

          (e) "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

          (f) "Board" means the Board of Directors of the Company.

          (g) "Code" means the Internal Revenue Code of 1986, as amended.

          (h) "Committee" means any committee appointed by the Board to administer the Plan.

          (i) "Common Stock" means the common stock of the Company.

          (j) "Company" means Verio Inc., a Delaware corporation.

          (k) "Consultant" means any person who is engaged by the Company or any Related Entity to render consulting or advisory services as an independent contractor and is compensated for such services.

          (l) "Continuous Status as an Employee, Director or Consultant" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Status as an Employee, Director or Consultant shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers between locations of the Company or among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

          (m) "Conversion Date" shall mean the date on which shares of the Company's Series D Preferred Stock are automatically converted to Common Stock pursuant to the provisions of the Certificate of Designation Establishing Series D Preferred Stock of Verio Inc.

          (n) "Covered Employee" means an Employee who is a "covered employee" under Section 162(m)(3) of the Code.

          (o) "Director" means a member of the Board.

          (p) "Employee" means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

          (q) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (r) "Fair Market Value" means, as of any date, the value of Common Stock or other property determined as follows:

             (i) Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

             (ii) In the absence of an established market of the type described in (i), above, for the Common Stock, the Fair Market Value thereof shall be determined by the Administrator in good faith.

             (iii) In the case of property other than Common Stock, the Fair Market Value thereof shall be determined by the Administrator in good faith.

          (s) "Grantee" means an Employee, Director or Consultant who receives an Award under the Plan.

          (t) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

          (u) "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (v) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (w) "Option" means a stock option granted pursuant to the Plan.

          (x) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (y) "Performance-Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

          (z) "Plan" means this 1998 Stock Incentive Plan.

          (aa) "Prior Plans" means the Company's 1996 Stock Option Plan and the Company's 1997 California Stock Option Plan.

          (bb) "Related Entity" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

          (cc) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

          (dd) "Series D-1 share" means a share of Series D-1 Convertible Preferred Stock of the Company.

          (ee) "Share" shall be deemed to refer to both a share of the Common Stock and a Series D-1 share, unless specifically indicated otherwise.

          (ff) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Stock Subject to the Plan.

     (a) Prior to the Conversion Date, subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is 165,000 Series D-1 shares and 1,749,300 shares of Common Stock together with any Shares that are represented by Awards under the Company's 1996 Stock Option Plan which are forfeited, expire or are cancelled without delivery of Shares or which result in the forfeiture of Shares back to the Company following the date of adoption of this Plan. Notwithstanding the foregoing, subject to the provisions of Section 10, below, the maximum aggregate number of Shares available for grant of Incentive Stock Options prior to the Conversion Date shall be 165,000 Series D-1 shares and 1,749,300 shares of Common Stock. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Shares.

     (b) On and after the Conversion Date, subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is 19,898,600 shares of Common Stock, increased by (i) any Shares available for future awards under the Company's 1997 California Stock Option Plan as of the Conversion Date and (ii) any Shares that are represented by Awards under the Prior Plans which are forfeited, expire or are cancelled without delivery of Shares or which result in the forfeiture of Shares back to the Company on or after the Conversion Date. Notwithstanding the foregoing, subject to the provisions of Section 10, below, the maximum aggregate number of Shares available for the grant of Incentive Stock Options on and after the Conversion Date shall be 19,898,600 shares of Common Stock. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Shares.

     (c) Any Shares covered by an Award (or portion of an Award) which is forfeited or cancelled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

     4. Administration of the Plan.

     (a) Plan Administrator.

          (i) Administration With Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

          (ii) Administration With Respect to Consultants and Other
     Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

          (iii) Administration With Respect to Covered
     Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more

     Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

          (iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

     (b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

          (i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

          (ii) to determine whether and to what extent Awards are granted hereunder;

          (iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

          (iv) to approve forms of Award Agreement for use under the Plan;

          (v) to determine the terms and conditions of any Award granted hereunder, including terms relating to acceleration or termination of Awards in the event of one or more types of transactions involving the ownership of the Company, a Subsidiary or Related Entity;

          (vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent and that any amendment to reduce the exercise price of any outstanding Option to reflect a reduction in the Fair Market Value per Share since the grant date of the Option shall not be made without the approval of the Company's stockholders;

          (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

          (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

          (ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

     (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be conclusive and binding on all persons.

     5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

     6. Terms and Conditions of Awards.

     (a) Designation of Award. Each Award shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive

Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

     (b) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

     (c) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

     (d) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

     (e) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

     (f) Individual Option Limit. The maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company shall be five hundred thousand (500,000) Shares. In connection with a Grantee's commencement of service to the Company or a Related Entity, a Grantee may be granted Options for up to an additional five hundred thousand (500,000) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option is cancelled, the cancelled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the Grantee.

     (g) Early Exercise. The Award may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or to any other restriction the Administrator determines to be appropriate.

     (h) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than eight (8) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

     (i) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee's Incentive Stock Option in the event of the Grantee's death on a beneficiary designation form provided by the Administrator. Other Awards shall be transferable to the extent provided in the Award Agreement.

     (j) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

     (k) Conversion of Awards. Any Award granted with respect to Series D-1 shares shall convert automatically, without further action by the Company or the Grantee, into an Award with respect to Common Stock upon automatic conversion of outstanding Series D-1 shares into Common Stock pursuant to the provisions of the certificate of designation establishing the Company's Series D Preferred Stock.

     7. Award Exercise or Purchase Price, Consideration and Taxes.

     (a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

          (i) In the case of an Incentive Stock Option:

             (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

             (B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

          (ii) In the case of other Awards, the per Share exercise price shall be not less than one-hundred percent (100%) of the Fair Market Value per Share on the date of grant.

          (iii) Notwithstanding the provisions of (i) and (ii), above, in the case of an Award issued pursuant to Section 6(e) hereof, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.

     (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

          (i) cash;

          (ii) check;

          (iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

          (iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

          (v) any combination of the foregoing methods of payment.

     (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

     8. Exercise of Award.

     (a) Procedure for Exercise; Rights as a Stockholder.

          (i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

          (ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

     (b) Exercise of Award Following Termination of Employment, Director or Consulting Relationship.

          (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Status as an Employee, Director or Consultant only to the extent provided in the Award Agreement.

          (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Status as an Employee, Director or Consultant for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

          (iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Status as an Employee, Director or Consultant shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

     (c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

     9. Conditions Upon Issuance of Shares.

     (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

     10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, merger, consolidation, acquisition of the property or equity securities of the Company, any separation of the Company (including a spin-off or other distribution of equity securities or property of the Company), reorganization (whether or not such reorganization comes within the definition of Code Section
368), partial or complete liquidation, or any other similar event resulting in an increase or decrease in the number of issued Shares. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

     11. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated.

     12. Amendment, Suspension or Termination of the Plan.

     (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

     (b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

     (c) Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

     13. Reservation of Shares.

     (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     14. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

     15. Stockholder Approval. The Plan became effective when adopted by the Board on February 18, 1998. On March 19, 1998, the Board adopted and approved an amendment and restatement of the Plan to increase the number of Shares available for issuance under the Plan. The Plan as amended and restated was approved by the stockholders of the Company as of April 10, 1998. On February 17, 2000, the Board adopted and approved an amendment and restatement of the Plan (a) to increase the number of Shares available for issuance under the Plan and (b) to adopt a limit on the maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company and certain other administrative provisions to comply with the performance-based compensation exception to the deduction limit of Section 162(m) of the Code, which amendments are subject to approval by the stockholders of the Company. The amendment and restatement of the Plan included the following other amendments which are not subject to approval by the stockholders of the Company. The Board approved amendments to the Plan (x) to eliminate the authority to grant Awards other than Options, (y) to limit the maximum term of each Award to eight (8) years and (z) to require that the exercise price of Awards equal or exceed one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                                   VERIO INC.

                ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR 1999
                        FINANCIAL AND OTHER INFORMATION

BUSINESS.

     From time to time, Verio may report, through its press releases and/or Securities and Exchange Commission filings, certain matters that would be characterized as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Certain of these risks and uncertainties are beyond management's control. This report contains statements that constitute forward-looking statements. These statements appear in a number of places in this report and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained in this report identifies certain important factors that could cause such differences, beginning on page 20 below and elsewhere in this report.

OVERVIEW

     Verio is the world's largest operator of Web sites for businesses and a leading provider of comprehensive Internet services with an emphasis on serving the small and medium sized business market. We offer customers a broad range of Internet solutions, including:

     - Telecommunication circuits -- permitting our customers to make connections to and transmit data over the Internet.

     - Web hosting services -- providing our customers with a presence on the Internet in the form of a Web site. We offer a complete suite of Web hosting services, including shared and dedicated server hosting for customers who prefer that we provide the server hardware, as well as co-location services where customers bring their own servers to a Verio data center.

     - Domain name registration -- providing a fast, on-line process for our customers to reserve their personalized Web address (such as www.yourcompany.com).

     - Electronic commerce services -- enabling our customers to conduct transactions with their customers and vendors over the Internet.

     - Application hosting services -- providing our customers with the functionality and features of business-focused software and database applications on a shared or rented basis via the Internet. These applications support and automate office systems and business processes, such as financial reporting, payroll, sales order entry, shipping, inventory management and customer service systems.

     - Secure Internet communication links -- permitting our customers to establish "virtual private networks" in order to engage in private and secure Internet communication with their employees, vendors, customers and suppliers.

     - Other enhanced value Internet services, such as automated Web site development tools and templates.

     We believe that small and medium sized businesses represent an attractive target market for the provision of Internet services because of this market's low current penetration levels and the expanding Internet needs of these businesses. Because of their limited internal technical resources and operating scale, small and medium sized businesses are increasingly looking to outsource Internet and information technology functions at a reasonable cost. They also typically seek suppliers of Internet services that can address a wide range of their Internet needs. We believe that these businesses currently are under-served by both the local and other national Internet service providers. While the other national Internet service providers typically lack the local presence to provide hands-on support, local Internet service providers often lack the requisite scale and resources to provide a full range of products and services at acceptable quality and pricing levels. We believe that we have a competitive advantage in serving small and medium sized business customers. We combine our technical expertise and hands-on support provided through our local sales and engineering personnel with a broad set of Internet solutions, the quality and economic efficiency of our national network, operational infrastructure and financial strength. Most significantly, the breadth of products and services that we offer allows our customers to look to us as their "one-stop" provider for all of their rapidly evolving Internet access and Web-dependent needs.

     Since our incorporation in March 1996, Verio has grown rapidly, establishing a global presence through the acquisition, integration and organic growth of over 50 local, regional, national and international providers of Internet connectivity, Web hosting and other enhanced value Internet products and services. We integrate the operations we acquire onto our national network and common administrative support services in order to capture economies of scale, derive operational efficiency and control, and improve the quality, consistency and scalability of our services. Currently, we provide Web hosting services to customers in over 170 countries and offer locally based sales and engineering support for our Internet services in 41 of the top 50 metropolitan statistical areas in the U.S.

     We are now the largest Web hosting company in the world based on the number of domain names -- such as yourcompany.com -- that we host. To drive continued growth, we have created a powerful global sales and marketing engine that includes:

     - direct sales through over 240 sales professionals;

     - online sales through our www.verio.com Web site;

     - telemarketing operations;

     - over 5,000 resellers and referral partners in the U.S. and over 170 other countries;

     - private label and co-branded distribution relationships with major telecommunications companies; and

     - preferential marketing agreements with leading Internet on-line companies.

As of December 31, 1999, Verio served over 300,000 customer accounts, hosting over 340,000 Web sites. For the three months ended December 31, 1999, we had revenues of approximately $73.0 million, over half of which was derived from our Web hosting and other enhanced value Internet services.

RECENT DEVELOPMENTS

     In January 2000, we announced our new $350 million capital budget for 2000 in connection with our plan to significantly expand our web hosting and co-location physical infrastructure, systems and personnel. Of that budgeted amount, approximately $300 million relates to the expansion of hosting operations, including $200 million for new and expanded hosting centers, $45 million for additional servers, and the balance for product development, software licenses, IT systems, a new Web operations control center, and leasehold improvements. Approximately $50 million has been budgeted for network equipment, systems and facilities to support the growth of our high speed access business. We expect that all of these expenditures will be funded with cash on hand.

     At the same time, we announced operational efforts underway to expand our European Web hosting business. Our already leading position in the European Web hosting business is comprised of more than 1,200 resellers, private label and co-branded Web hosting and e-commerce distribution agreements with large, European-based telecommunications companies, equity investments in Web hosting companies in the top four European commercial markets, and an exclusive marketing relationship with AOL UK, CompuServe and Netscape Online in the UK. Our expansion plans in Europe, which we expect will add approximately $20 million in operating costs in 2000, include adding more Powered by Verio and other distribution partners throughout the key European markets, acquiring hosting facilities, hiring additional local sales and technical

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support staff, increasing local brand recognition through marketing and advertising campaigns, and pursuing additional hosting acquisitions.

     In February 2000, we announced an agreement with Oracle that allows us to offer the Oracle8i(TM) database on a hosted, remote access basis to our customers. This new service will enable small and medium sized businesses to utilize the world's leading database and to access it via the Internet in a cost-effective and customizable manner, while easing in-house application implementation issues. We are working with Oracle to implement these new services, which we hope to make available in the third quarter of 2000. We plan to promote these application services, along with our Web hosting services, to Oracle's channel partners as well as our own resellers worldwide.

     In March 2000, we invested $30 million in Agilera.com, a subsidiary of CIBER, Inc., the largest publicly held enterprise software implementor. Agilera.com is a next generation application service provider that delivers customized e-business and enterprise solutions to emerging and middle-market companies. In connection with our investment, we entered into a commercial agreement with Agilera.com under which we will provide fundamental infrastructure to Agilera.com, including Internet connectivity through our Tier One network, as well as the servers, data center facilities and managed services necessary for it to offer its hosted applications.

BACKGROUND OF OUR BUSINESS

     Internet access, Web hosting, electronic commerce services and application hosting services are among the fastest growing segments of the telecommunications services market. The availability of Internet access, advancements in technologies required to navigate the Internet, and the proliferation of content and applications available over the Internet have attracted a rapidly growing number of Internet users.

     In order to capitalize on the power of the Internet, businesses must adopt one or both of the fundamental Internet service platforms: Internet access and an Internet Web site. Internet access provides a company with the telecommunications circuits necessary to allow a company to connect to the Internet, communicate with employees, customers and suppliers and other Internet users, transfer electronic mail, and access the wealth of information available over the Internet. A Web site provides a company with a corporate presence on the Internet and an ability to sell goods and services over the Internet. This computer-based site allows a company to post information about itself that is easily accessible to all Internet users. Businesses are increasingly adding a variety of enhanced services and applications to their basic Internet access and Web site platforms, in order to more fully capitalize on the power of the Internet. These services and applications allow them to more efficiently communicate company information, expand and enhance their distribution channels, increase productivity through back-office automation and reduce costs.

     Verio expects this trend to continue as enhanced value Internet services continue to be developed, improve and proliferate, and as Internet usage continues to expand. For example, once a company has basic Internet access, by then connecting each of the company's office locations and providing them with security tools, such as data encryption, the company can implement a secure Internet communication link permitting its employees, vendors, customers, and other designated individuals to engage in secure, private communications over the Internet. Further, by provisioning its Web site with enhanced application tools, the company can automate business processes such as sales order entry, shipping, inventory management and customer service from this site. When conducting electronic commerce over a Web site, a company typically will add security, shopping cart, and payment processing capabilities to its basic Web site.

     Industry analysts have reported that small and medium sized businesses represent a potential market of over seven million customers in the U.S. Verio has specifically targeted the small and medium sized business market for the provision of our Internet services because:

     - A small percentage of this market currently utilizes the Internet, but that number is increasing rapidly and is expected to be one of the fastest growing segments of the Internet industry.

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     - These businesses have rapidly expanding Internet needs as they and their customers increasingly look to the Internet for information, as a standard mode of communication, and to conduct business in increasingly sophisticated and cost-effective ways.

     - These companies often look to an Internet service provider to fulfill these needs because they typically lack the technology expertise, information technology resources, capital, personnel, or ability to bear the time-to-market and operational risks required to install, maintain and monitor their own Web servers and Internet access.

     - In selecting an Internet service provider, these businesses often prefer locally based personnel who are readily available to respond in-person to technical issues, who can assist in developing and implementing the customer's effective use of the Internet, and with whom they can establish a stable and long-term relationship.

     - Businesses that have outsourced their Internet requirements tend to become quite dependent on their Internet provider and tend to change Internet providers relatively infrequently.

     The Internet service provider market is segmented into large national or multinational providers, such as Verio, which typically are full service providers, and regional and local providers which generally offer a smaller range of services and products and lack the ability to meet all the needs of a business customer. Full service Internet providers also typically resell capacity on their network to regional and local providers who rely on the larger providers for Internet access. The largest full service providers, like Verio, have what are referred to as "Tier One" networks, which exchange Internet traffic on a cost-free basis at multiple public peering points known as network access points, as well as through private peering arrangements that provide a higher-quality inter-network exchange of data traffic. As the number of Internet service providers has grown, the requirements to operate as a Tier One network have increased, resulting in a higher barrier to achieving Tier One provider status.

OUR BUSINESS STRATEGY

     Our business strategy of combining national scale with local presence was specifically developed to serve the needs of the small and medium sized business market. In formulating its business strategy, Verio concluded that the large, national Internet service providers lacked the local presence to provide customized hands-on support, while the smaller, local Internet service providers did not have the requisite scale and resources to provide a full range of services at acceptable quality and pricing levels. We believe that Verio has a competitive advantage in serving these business customers because we have combined the technical expertise and hands-on support, provided through our local sales and engineering personnel, with the quality and economic efficiency of our national network, operational infrastructure and financial strength.

     Verio's goal is to be the premier, full-service provider of Internet services to small and medium sized businesses. The key elements of our strategy in accomplishing this goal are:

     - Build Scale, Market Presence and Service Offerings through Acquisitions and Strategic Relationships. We rapidly accumulated operational scale and scope, establishing ourselves as a leading provider of Internet solutions for businesses by acquiring and investing in local and regional Internet service providers and regional, national and global Web hosting companies, and forging strategic relationships with key product, service and distribution partners. As a result, we have one of the most extensive access and Web hosting product suites targeted at the small and medium sized business market and are now one of the largest providers of Internet services to this market based on the following current statistics:

      - We host more domain names than any other company in the world.

      - We are one of the largest providers of dedicated servers with over 2,000 servers hosted.

      - We host more than 10,000 e-commerce enabled Web sites.

      - We are one of the largest Web hosting companies in Europe.

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      - We are one of the largest registrars of .com, .net and .org domain names.

      - We operate one of the Tier One Internet networks in the U.S.

      - We host over 1,000 databases on a shared, hosted application basis.

      We intend to continue to expand our market presence, focusing primarily on strengthening our Web hosting, e-commerce, application hosting and other enhanced value service capabilities through further acquisitions, investments and strategic relationships. In connection with certain key vendor, supplier, customer and distribution partner relationships, where we consider it particularly strategic or opportunistic and appropriate to do so, we have and may continue to make equity investments in these partners to establish or cement a key relationship, to obtain better terms, or to take advantage of appreciation opportunities.

     - Integrate Operations and Leverage National Infrastructure to Reduce Costs and Improve Quality. We continue to improve our efficiency, service reliability, quality and scalability by:

      - integrating the Internet operations we acquire onto core national service platforms for Internet access and Web hosting;

      - focusing regional operations on sales, distribution and customer support; and

      - leveraging a common set of national systems and support services.

      We integrate the regional networks we acquire and connect them to Verio's Tier One national backbone, support the entire network with network management and monitoring services from our network operations center, consolidate point of presence facilities, aggregate traffic on higher capacity, lower cost telecommunication circuits, consolidate engineering and network operations staffs, increase network redundancy and ensure consistency of network operations. Similarly, we integrate our Web hosting operations onto common national platforms with regional data centers connected to Verio's Tier One national backbone and monitored by Verio's Web and network operations centers. Through this integration, we capture economies of scale, drive operational efficiency, ensure operational control and improve the quality, consistency and scalability of our services. We have leveraged our scale to negotiate advantageous national volume purchasing agreements with key vendors such as Cisco Systems, Qwest Communications, Juniper Networks and Foundry.

     - Build Brand Recognition, Expand Distribution Channels and Leverage Local Support to Drive Growth. We believe that brand recognition is, and will continue to be, an important decision factor among small and medium sized businesses in choosing an Internet solutions provider. In conjunction with the integration of our acquired operations, we have re-branded our consolidated regional operations under the Verio name. We are building national Verio brand recognition by aggressively marketing our full range of services through a national advertising campaign using traditional media, on-line campaigns and trade shows, strategic co-marketing relationships and a coordinated public relations program. In March 1999, we entered into a strategic media relationship with America Online, Inc. in order to substantially expand Verio's national brand name recognition. Under this agreement, for a three-year period, Verio has acquired exclusive rights to market its Web hosting and business-focused electronic commerce services on America Online's four key on-line media properties in the U.S. In June 1999, we entered into a similar one-year agreement with AOL UK, under which we have exclusive marketing rights for our Web hosting, electronic commerce, and domain name registration services in the AOL UK and CompuServe UK services. This agreement has since been expanded to encompass the Netscape Online service in the UK as well. Recently, we launched our "Powered by Verio" distribution program under which major telecommunications carriers and other companies with a significant business customer base can offer Verio's Web hosting and electronic commerce services on a co-branded basis to their customers using the "Powered by Verio" logo. Internationally, we have executed such an agreement with NTT Communications, a wholly owned subsidiary of Nippon Telegraph and Telephone Corporation, under which the entire group of NTT affiliated companies can

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       offer our Web hosting services in Japan, and with Infostrada for distribution of our Web hosting and electronic commerce services in Italy. In the U.S., we have entered into a similar agreement with Qwest Communications under which Verio is the preferred provider of shared hosting services to Qwest and will supply e-commerce solutions based on our hosting platform. In addition to the "Powered by Verio" distribution program, we also market our Internet access and Web hosting services through distribution relationships with major telecommunications carriers who offer Verio's services on a private-label basis to their customer base. We currently have over 240 direct sales professionals, over 350 local engineers and customer support technicians and over 5,000 resellers and referral partners. We expect to continue to expand this sales and distribution force and increase its effectiveness through national training, sales support, advertising and marketing programs. We also market our services nationally through direct mail, telemarketing and on-line marketing campaigns.

     - Develop and Offer Enhanced Value Products and Services to Increase Revenues. While basic Internet access and Web hosting constitute the predominant services offered by Verio today, small and medium sized businesses are increasingly looking for enhanced value products and services that allow them to further leverage the power of the Internet to expand markets, increase productivity and reduce costs. We believe that our large existing customer base and strong, balanced position in both the Internet access and Web hosting service platforms give us a competitive edge in offering high-margin, enhanced value Internet services and bundled packages to meet the evolving needs of our current and future customers. As a result, we believe that we will be able to derive increased revenue from these customers and increase profitability by selling an expanding array of enhanced value Internet services, as well as better performing Web sites and additional Internet data transmission capacity capabilities to support these services. Examples of these Web-based enhanced value Internet services include:

      - electronic commerce services;

      - hosted applications, providing office system and business process automation capabilities, such as remotely hosted e-mail databases, and software applications for accounting, inventory management and similar systems;

      - Web-based e-mail;

      - audio and video streaming applications;

      - automated Web site development tools and templates; and

      - redundant "hot" sites, which are multiple presence Web sites that are replicated and hosted across multiple national and international data centers.

     We currently offer high capacity data transmission digital subscriber line (commonly known as "DSL") circuits as an access option through relationships with DSL providers and plan to offer additional alternative Internet access options, as well as intranets and extranets incorporating both Internet access and Web-hosting capabilities. Intranets are intra-company networks that rely on Internet-based technologies to provide secure links among corporate offices and secure access to company data. Extranets expand the network to selected business partners through secured links on the Internet. We also offer enhanced value Internet security capabilities and professional consulting services to support a variety of methods or processes to handle our customers' unique Internet requirements. We expect to provide these further enhanced value Internet services through a combination of internal development and packaging, acquisitions and new relationships with other Internet hardware, software and service companies.

PRODUCTS AND SERVICES

     Verio currently offers a comprehensive range of business Internet services, including its core Internet access and Web hosting services, as well as a variety of related enhanced value products and services that enhance these core offerings. Verio offers a core suite of products and services nationally, with additional specific products offered in designated markets based on factors such as unique needs within a particular market and local telecommunications tariffs. As our customers' needs evolve, Verio intends to continue to
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develop a broad range of enhanced value products and services independently, through acquisition, and through strategic relationships with key vendors.

     Web Hosting Services. A Web site provides a company with a tangible identity and interactive presence on the Internet. This computer-based site allows a company to post information about itself that is easily accessible to all Internet users. Web sites are also the basis for providing electronic commerce, where a company can advertise and sell its products and services. Verio offers a comprehensive range of core Web site hosting products, as well as a growing suite of enhanced Web site hosting products, including electronic commerce solutions, hosted database applications, and other hosted applications. Generally, our customers elect to outsource to us the hardware and software provisioning that is necessary to host a Web site, where we can provide these services from our highly reliable data center environments. However, for our customers with the resources and desire to provide their own computer equipment and software, we offer data center space and services, allowing them to house their equipment in one of our sophisticated, secure and managed facilities.

     Our core Web hosting services currently include:

     - Shared Server Web Hosting: Shared servers allow Web hosting of multiple accounts or multiple Web sites on a single computer system. Verio offers a series of shared server Web hosting plans that allow individuals and businesses to establish a sophisticated presence on the Internet at a reasonable cost, leveraging Verio's expertise and equipment to deploy an effective Web site on computers that are owned and maintained by Verio in one of its data centers and monitored seven days a week, twenty-four hours a day. In order to allow customers to use their Web site as an effective interface for communication, we provide additional services bundled into our shared server hosting plans. For example, our shared server customers are provided various Web-based electronic mail options, support for Microsoft FrontPage(TM) extensions and a variety of unique Web site development tools as part of the basic Web hosting account. The higher priced shared server Web hosting offerings, including our proprietary Virtual Server technology, provide customers additional enhanced value Internet services, functionality and resources. Each successive pricing tier allocates the customer more disk storage and increases the monthly data transfer limit. In addition, the more advanced plans offer Real Audio(TM), Real Video(TM) and mSQL(TM) database support and support for electronic commerce-enabled Web sites which we host on Microsoft NT as well as various UNIX-based platforms.

     - Shared Server Support Tools: We have implemented a variety of tools to allow our shared server customers to manage and enhance their sites more effectively and update their Web sites remotely. Typically, the Web hosting plans feature detailed Web statistics and access to raw log files, giving customers the ability to track the performance and evaluate the effectiveness of their Web sites. Higher tier plans offer customers their own configuration files, point of presence server and simple mail transfer protocol gateway. In addition, we provide a number of popular custom gateway interface scripts that allow customers to easily put into use hit counters, guest books, mail forms and other useful graphics, and also support custom gateway interface scripts that enable customers to build additional functionality into their Web sites. We offer numerous tools that give a customer increased control over managing its Web site, allowing them to change passwords, set electronic mail forwarding options, view Web site statistics and check account and billing information. Additionally, all shared servers have regular back-up procedures to protect customer files.

     - Dedicated Server Web Hosting: Dedicated servers allow Web hosting of a single Web site on one computer system. Verio offers dedicated server Web hosting solutions for larger customers that prefer not to host their Web sites on a shared server. This solution, which provides substantially more server and network resources than those available from a shared server, gives customers the ability to run complex applications without the additional information technology administration costs and considerations that customers would experience if they managed their own servers and Web sites internally. The dedicated server Web hosting solutions provide the customer with a Microsoft NT or UNIX-based server that is owned and maintained by Verio in one of its data centers and monitored seven days a week, twenty-four hours a day. We maintain spare equipment and back up data regularly. Our

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       acquisition of digitalNATION in July 1999 substantially expanded our dedicated server customer base and capabilities.

     - Co-location Services: For customers that require the resources of a dedicated server, but prefer to retain physical access to and ownership of their server, our co-location services offer customers the ability to locate their servers in a secure location, provisioned with managed services such as environmental controls, system monitoring and a high-speed connection from their server to the Internet. These data center facilities typically are designed to provide an uninterrupted power source, a back-up diesel generator, climate control and monitoring seven days a week, twenty-four hours a day.

     - Domain Name Registration: Each business or individual that desires a personalized Web address must first reserve a domain name (such as www.yourcompany.com). We are a world leader in providing this important service of registering .com, .net and .org domain names. We believe that offering this service provides us a marketing advantage when these domain name registration customers then select a Web hosting provider. In December 1999, Verio launched a new, direct, domain name registration process, designed to automate and expedite the registration process. Verio currently hosts more than 550,000 registered .com, .net and .org domains.

     The enhanced value Web hosting services that we currently provide include:

     - Electronic Commerce Solutions: Electronic commerce services provide businesses the ability to sell products and services on the Internet. The electronic commerce capability can be added to an existing Web site or it can be the basis for a Web site, starting with the customer's product catalog. The principle basic components of an electronic commerce-enabled Web site include:

      - a hosted Web site;

      - a catalog of the products to be sold from the site, including prices and inventory; a secure means of accepting orders from customers visiting the site;

      - a secure means of accepting payment for those orders -- a means of calculating the appropriate tax and shipping costs attributable to the order;

      - transaction reporting capability; and

      - a means of reconciling these transactions with the company's accounting records.

      Verio currently offers a variety of electronic commerce packages, from an entry level product designed for a merchant with a very limited number of products to sell that does not require real time payment clearing, to high end products for the more sophisticated merchant who desires an unlimited number of products to be sold and requires secure, on-line, real time payment settlement. We have relationships with numerous providers of the various components of our electronic commerce solutions, including tools for catalog and site creation, merchant accounts, digital certificates, transaction processing and numerous additional components that are required to build a completely commerce-enabled Web site.

      In addition, we have an agreement with Excite@home, a leading provider of fully integrated, "one-stop" electronic commerce solutions, and a related agreement with First Data Merchant Services Corporation, one of the nation's leading providers of Internet payment processing solutions, in order to offer complete electronic commerce services to businesses. These VerioStore(TM) plans offer small and medium-sized businesses a complete, affordable and easy way to set up virtual storefronts on the Web, including on-line product catalogs, a search engine, cash register, shopping cart, shipping and sales tax calculations, on-line merchant account establishment and a fully-integrated payment gateway.

      In February 2000, we announced an agreement with Lycos Inc., one of the most visited Web destinations in the world, under which Verio and Lycos are jointly marketing Lycos Shop membership to thousands of existing and potential on-line merchants. Lycos Shop is an on-line shopping destination that has assembled thousands of stores integrated with online auctions and classified ads. The co-branded e-commerce packages offered under the agreement include Web-site hosting and e-mail services provided by Verio, and Open Market's store creation software that enables merchants to "point

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      and click" to easily build and operate a virtual storefront, thereby allowing them to begin selling through the site almost immediately to the millions of Lycos Shop customers. Also included are an on-line merchant account application and credit card processing software, which allow merchants to conduct secure and reliable transactions over the Internet.

     - Application Hosting: Our application hosting services provide our customers with the functionality and features of business-focused software and database applications by allowing them to access these applications, hosted on our servers, via the Internet, in a cost-effective and customizable manner. These applications support and automate back-office systems -- such as financial reporting, payroll, sales order entry, shipping, inventory management and customer service systems -- as well as front office systems -- such as customer relationship management and sales force automation -- on a more cost-effective basis than if customers had to license these applications directly from the software vendor and host them on their own servers. In that situation, customers have to pay substantial up-front license fees and incur the cost of server hardware and supporting IT infrastructure and support services. Many independent software vendors are re-writing or adapting their software products to work over the Internet using a shared or rented model in order to facilitate remote running and management of key business software systems. By allowing us to host these applications on a "rented" basis, which the customer can then access remotely through our Tier One national Internet backbone, we alleviate the traditional up-front capital and license costs and IT infrastructure limitations, as well as in-house application implementation issues for our customers. In February 2000, we announced an agreement with Oracle to offer the Oracle8i(R) database in a hosted environment. Under the agreement, Verio and Oracle will work together to implement hosted database application services, with expected availability in the third quarter of 2000. In March 2000, we invested $30 million in Agilera.com, a subsidiary of CIBER, Inc. In connection with that investment, Agilera.com entered into a commercial arrangement with us, under which Verio will provide Agilera.com with Internet connectivity through our Tier One backbone as well as the servers, data center space and managed services necessary to offer its hosted applications. We believe that our sophisticated hosting infrastructure, supported by our Tier One national backbone, makes us particularly well-suited to provide these essential platform services to other application service providers such as Agilera.com. As a result, in addition to offering hosted applications directly to our customers, we expect to continue to actively market these infrastructure services to other application service providers who are looking for a proven, scalable, and reliable platform from which to offer their application capabilities.

     - Web Site Design: Web site design is the development of the Web site content that will be displayed on the Web site when it is being viewed on the Internet. While we rely principally on our resellers to create the Web sites for our customers, we do offer Web design services to a select set of our higher end customers. This may entail development of a basic Web page to a sophisticated electronic commerce Web site.

We believe that more advanced Web site-based application products will continue to expand as businesses require more sophisticated on-line commerce and system automation capabilities. We continue to assess potential opportunities to extend new offerings as they become available and evaluate our ability to implement these solutions in a cost-effective way while maintaining quality of service for our customers. We are continually seeking to acquire technology from third parties to incorporate with our existing solutions to provide increasing functionality to our e-commerce and hosted application product offerings, as well as exploring additional Web-based services through internal development. In particular, our efforts are focused on:

     - expanded Web site-based electronic commerce capabilities;

     - expanded Web site-based system automation and database application capabilities;

     - "virtual offices"-- which is the creation of Web-based work groups through the use of common data, applications or other links;

     - Web-based faxing and electronic mail;

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     - audio and video applications;

     - automated Web site development tools and templates;

     - basic automated marketing tools; and

     - multiple presence Web site hosting across multiple national and international data centers.

     Internet Access Services. Verio offers a variety of core Internet access solutions, providing basic connectivity to the Internet, as well as a suite of enhanced value products and services enabling our customers to expand their basic Internet connectivity capability. For example, these additional services allow customers to send and receive e-mail or engage in private, secure data transmissions between remote offices. These products are offered in bundled and unbundled packages.

     Our core Internet access services currently include:

     - Basic Internet access: Our basic Internet access service currently includes dial-up access at speeds ranging from 28.8 to 56 kilobytes per second, integrated services digital network (commonly known as "ISDN") connections providing 64 to 128 kilobytes per second access, DSL access providing 144 kilobytes per second to over 1 megabytes per second, and frame relay and leased line connectivity at speeds ranging from 28.8 kilobytes per second to 155 megabytes per second.

     - Hardware products: As we provision access services, we provide necessary hardware, including routers, servers and other products as needed by the particular customer. Our national purchasing and leasing relationships with a variety of equipment partners provide improved hardware pricing, lower cost leasing arrangements and bundled service offerings.

     - Software products: Our software products include browsers, set-up disks and other solutions that permit customers to more effectively and easily navigate and utilize the Internet.

     - Configuration services: Our configuration solutions encompass services such as domain name server support, supplying telecommunication circuits, Internet protocol address space assignment, router set-up, electronic mail configuration, router security configuration and other similar set-up services.

     Our enhanced value Internet access services currently include:

     - E-mail: We provide e-mail services that permit customers to send and receive electronic mail messages. These services are offered either using the customer's domain name or through Verio's generic domain name. In order to provide our customers with the latest developments in e-mail and messaging services, we are in the process of converting our over 800,000 e-mail boxes to a centralized e-mail system supported by technology licensed to us by Netscape Communications Corporation.

     - Secure Internet Communication Links: Many companies today have private data communication networks to transfer data between office locations. These networks tend to be built on expensive leased telecommunication lines. The Internet offers companies a cost-effective alternative to private leased lines through secure Internet communication links -- often referred to as a virtual private network or "VPN" -- which are designed to provide secure transmission of private traffic through the Internet and prevent unauthorized access to a computer from outside the immediate internal network. We currently offer our customers a number of security solutions, including Axent Raptor's Firewall, IRE's SafeNet(TM), and WatchGuard's Firebox II(TM), and we continue to evaluate additional products to meet our customers' needs in this area.

     - Security: Security solutions are a vital component for most businesses connected to the Internet as they are designed to prevent unauthorized access to computers from outside the immediate internal network and provide for secure Internet communication transmission. These solutions include:

      - firewalls -- software or hardware that prevents unauthorized access to a computer from outside the immediate internal network;

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      - packet filter -- a method of screening, eliminating and prioritizing packets of data to prevent unauthorized access to a network;

      - proxy servers -- a server designed to intercept inbound data and process it prior to use on an internal network; and

      - encryption -- manipulation of data into a secret format to prevent anyone but the intended recipient from recognizing the data accurately.

      These solutions give the customer the ability to prevent intruders from accessing its corporate network, authenticate the identity of users attempting to gain access to the customer's local area network or Web site, and provide secured transmission of company data through the Internet. We currently offer a comprehensive set of such security products from WatchGuard Technologies, Inc., a leading provider of Internet security solutions, as well as other vendors. Additionally, we offer a "managed" security solution that provides ongoing detection and prevention of intrusions. We plan to expand our security product line with new solutions that simplify, reduce costs, or offer greater functionality as they become commercially available. Our managed security services solutions are designed to protect small and medium sized businesses from electronic intruders and dynamic on-line risks. Based on WatchGuard's LiveSecurity for MSS(TM) security system, our managed security services safeguard businesses by monitoring their security around the clock, reducing the demands on internal administrators.

     Businesses are increasingly seeking to use the Internet for an expanding array of telecommunication services. We continue to evaluate opportunities to serve these more sophisticated Internet access needs by deploying additional enhanced value Internet access-based services as they become commercially available. For example, we are participating in trials for the deployment of new access technologies, such as wireless access.

MARKETING

     Verio's marketing organization focuses on stimulating demand for Verio's services and extending Verio's brands, and is responsible for advertising, marketing communications and public relations. We have consolidated the operations and marketing efforts of our acquired operations under the Verio brand name, although in certain instances, such as where an acquired operation has established particularly strong brand identity or where we want to differentiate products and services offered through certain distribution channels, we may continue to market particular products and services under another name. Recently, we have focused significant effort on marketing campaigns and brand recognition, relying on a combination of traditional media and on-line advertising. We focus our traditional media efforts on advertisements in major business and technical publications, television commercials, radio spots and direct mail. We have undertaken national public relations efforts to raise the awareness and visibility of Verio through a national print, radio and television advertising campaign. We have also undertaken joint marketing efforts with vendor partners such as NorthPoint Communications, whose DSL services we offer in over 20 cities nationwide. Our on-line marketing program consists of general rotation and keyword-specific Web banner advertisements. We became one of the world's largest Internet domain name registrars and Web hosting companies by pioneering domain name registration services and establishing preferential Web-based marketing relationships with leading Internet media, search engine and portal companies such as America Online, Netscape, Lycos and others. Other marketing vehicles include collateral materials, trade shows, direct response programs and management of our Web site. Public relations focuses on cultivating industry analyst and media relationships with the goal of securing broad media coverage and public recognition of the Verio brand name.

     On March 4, 1999, we entered into a strategic media agreement with America Online under which, for a three year period, Verio has acquired exclusive rights to market its Web hosting and business-focused electronic commerce services on America Online's four key on-line media properties in the U.S.: America Online, CompuServe, AOL.com and America Online's Digital City. The agreement also included the transition of America Online PrimeHost and CompuServe BusinessWeb customers to Verio for continued Web hosting service. Through this agreement Verio receives significant on-line advertising and promotion of a co-branded Verio and America Online Web site that offers a broad range of Verio Web hosting products and

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

electronic commerce solutions. In June 1999, we entered into a similar one-year agreement with AOL UK, under which we have exclusive marketing rights for our Web hosting, electronic commerce, and domain name registration services in the AOL UK and CompuServe UK services. This relationship was expanded in August 1999 to encompass the Netscape Online service in the UK as well.

SALES AND DISTRIBUTION

     Verio utilizes multiple distribution channels in order to extend its reach and leverage the service capabilities and brand names of its channel partners. Verio uses a combination of direct sales, on-line marketing, telemarketing, value-added resellers and private label and co-branded distribution partners.

     Direct Sales. We have a sales force of more than 240 professionals. These sales representatives have a strong Internet technical background, understand the local telecommunication tariffs and the needs of their local business community. Because these representatives are locally-based, they are able to meet face-to-face to discuss a particular customer's Internet needs and technical requirements and develop tailored solutions. We have developed programs at the national level to attract and train high quality, motivated sales representatives that have the necessary technical skills, experience and knowledge. These programs include technical sales training, consultative selling techniques, sales compensation plan development and sales representative recruiting profile identification. Through the effective use of these initiatives, we plan to continue to expand our direct sales force. At the local level, direct marketing techniques are being used to target customers that would achieve substantial benefit from the business applications afforded by the Internet. Some direct marketing tactics include direct mail, telemarketing, seminars and trade show participation. We work with key vendors to assist in these direct marketing efforts. We co-market with these vendors through direct mail programs, joint seminar development and joint trade show involvement. We also operate a centralized outbound and inbound telemarketing sales capability targeted at offering Web hosting services.

     On-line Sales. We directly offer our products and services on-line through our www.verio.com Web site. We have an extensive on-line marketing program consisting of general rotation and keyword-specific Web banner advertisements which stimulate interest in and leads for our products and services. Much of this on-line activity directs prospects to our on-line Web sites from which prospects may make a product selection and order a product on-line. We are able to generate a substantial amount of sales of our Web hosting products through this selling technique as a result of the high degree of automation built into our Web site provisioning process.

     Resellers and Indirect Sales. We believe that indirect sales channels contribute significantly to our growth, and have developed three primary reseller partner programs that provide us with a formal indirect distribution strategy. Through these programs, we have a worldwide indirect distribution channel with over 5,000 resellers and referral partners in the U.S. and over 170 other countries. These programs include:

     - Authorized Solutions Partner Program: This program offers our resellers the ability to share in the ongoing revenue stream of customers they bring to Verio. Authorized Solutions Partners include computer resellers, value-added resellers, systems integrators and other organizations focused on providing information technology hardware, software and services to the business community. Our resellers typically have an established relationship with the prospective customer base and a sales force capable of selling Internet services as part of the partner's suite of services.

     - Referral Partner Program: These partners include organizations such as Web designers, advertising agencies and telecommunication resellers. We target organizations that are less capable of, or interested in, selling Internet services, or for whom Internet services fall outside their core business interests.

     - Co-Branded and Private Label Distribution Programs: We have agreements with a number of large telecommunications providers under which these wholesale distribution partners can offer Verio's products and services. Recently, we launched our "Powered by Verio" distribution program under which major telecommunications carriers and other companies with a significant business customer

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

       base can offer Verio's Web hosting and e-commerce services on a co-branded basis to their customers using the "Powered by Verio" logo. For example, we have executed such an agreement with NTT Communications, a wholly owned subsidiary of Nippon Telegraph and Telephone Corporation, under which the entire group of NTT affiliated companies may distribute our Web hosting services in Japan, and with Infostrada for distribution of our Web hosting and e-commerce services in Italy. In the U.S., we entered into an agreement with Qwest Communications, under which Verio is the preferred provider of shared Web hosting services to Qwest, and also will supply e-commerce solutions based on our hosting platform. We also have similar arrangements in which the distribution partner is allowed to offer our services under its own brand. We have this type of agreement with a number of the regional bell operating companies and a large European telecommunications company. The benefits that we derive from these programs include greater market reach without fixed overhead costs and the ability to use partners to assist in the delivery of complete solutions to meet customer needs. We are actively pursuing the expansion of these distribution programs both domestically and internationally.

TECHNOLOGY AND NETWORK OPERATIONS

     Overview. Verio owns and operates a national network that provides a high capacity, highly reliable data transmission path connecting Verio's customers to the Internet. Verio's national network interconnects over 200 local point of presence facilities across the U.S., of which approximately 30 are national nodes. By aggregating our capacity onto one national network, we continue to increase our operational control and efficiency, reduce costs, and provide redundancy and higher quality service. In this way, we are able to address some of the most significant challenges that an Internet service provider faces in supporting its customers. Verio's national infrastructure also incorporates several other elements critical to maintaining the highest quality Internet service, including a high capacity and reliable national network, peering relationships with other regional, national and international Internet service network providers, sophisticated network management tools and engineering support services. The reliability of the national network is the result of many factors, including redundant high-speed routers and other critical hardware, carrier class facilities with back-up power, fire suppression and climate control, and redundant telecommunications lines. With our substantial national capacity, network support capabilities, and peering relationships, Verio has achieved "Tier One" status as one of the largest national, full service Internet network providers.

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

     National Network. Following is a diagram of Verio's national network as of December 31, 1999:

U.S. Map

     The national network architecture includes a presence at all of the major public national exchange points and redundant network nodes to link our regional networks to the national network at regional connecting points, representing many of Verio's extensive private peering points. Each of these locations uses leading router technology. The equipment is located in facilities leased from a variety of telecommunications providers, including MCI WorldCom, Sprint and others. These access points are linked using a nationwide clear line network infrastructure ranging in capacity from DS-3 to OC-12. This network capacity is leased primarily from Qwest and a variety of other national telecommunications providers, including Sprint and MCI WorldCom. This combination of clear channel circuits and router architecture makes the network reliable by diversifying the path of Internet traffic and maintaining redundant paths. Regional networks either co-locate at these access nodes or lease connectivity from a local service provider such as a regional bell operating company or other local exchange carrier to connect the regional points of presence to our national network.

     Multiple national access nodes facilitate connection of our regional operations to our national network. We continue to add additional private peering points and access nodes as we acquire more Internet service providers, expand operations and further increase network capacity as the need for additional Internet data transmission capacity arises.

     In September 1999, we entered into a 20-year capacity and services agreement with Qwest Communications to acquire long haul fiber capacity and ancillary services on Qwest's nationwide MacroCapacity(SM) Fiber Network. This agreement, which was amended and expanded in December 1999, required that we prepay $65.5 million by December 31, 1999 for the capacity we acquire. In addition, we have a five-year capacity agreement with Qwest, running from September 30, 1999, that provides us with the flexibility to deploy circuits for shorter term capacity needs. We also are party to a number of other long haul capacity agreements with additional telecommunications providers. These agreements are for various terms and at varied pricing.

     We believe that the currently installed Cisco and Juniper Networks routers will be sufficient to support our traffic routing needs up to and beyond OC-3 and OC-12 speeds.

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

     Peering Relationships. Peering is the Internet practice under which Internet service providers exchange each other's traffic without the payment of settlement charges. Verio has established public or private peering relationships with the major national Internet service providers, as well as with many smaller domestic and international networks, and continues to evaluate additional private peering proposals. By implementing our own national network and establishing peering relationships with other national Internet service providers, we believe we can lower the cost of our Internet transit and increase the performance and reliability of our network operations. With approximately 100 peering partners, including all of the largest Internet service providers, Verio's network is considered a "Tier One" national network. Some large network providers now prefer to peer at private exchange points rather than at national exchange points. This preference represents the desire to accomplish the exchange of Internet data transmission traffic at a higher capacity and in a more efficient manner rather than to risk congestion and equipment failure at public exchange points.

     The basis on which the large national providers make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded and the dominance of a small group of national providers has driven industry peering practice. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. We believe that substantial traffic volume and national scale will continue to be the focal criteria necessary to establish and maintain peering relationships. As a result, it has become increasingly important for companies seeking to take advantage of peering to have significant traffic, a national network and monitoring capability. Global network capabilities also may become a requirement. In the future, we may have to comply with new and more stringent peering requirements in order to maintain our peering relationships. As a result, no assurance can be given that peering relationships will continue to be made available to us.

     Web Hosting Operations. We have developed high-performance, reliable, secure and scalable Web hosting solutions that we believe provide us with a significant competitive advantage. These solutions consist of multiple proprietary Web hosting platforms that incorporate automated functionality and a highly reliable network infrastructure that includes multiple data centers monitored by our network operations center 24 hours per day, seven days a week. Our strategy in developing our Web hosting solutions focuses on utilizing proprietary technological innovations that we integrate with third-party software and hardware to configure integrated solutions.

     Web Hosting Platform. We have established multiple proprietary Web hosting platforms. As a result we can host up to 2,000 Web sites on a single server in our most efficient platform. Although industry-standard Web servers can enable Web hosting, we believe that efficiently managing large numbers of Web sites and users on a single shared server, and operating hundreds of such servers, is technically difficult and requires significant technological innovations. Accordingly, we have focused our technology development efforts on ensuring the scalability of our hosting platforms and creating various proprietary operating system-level tools to facilitate a high-density customer-to-server ratio. We also have customized or developed Web server applications designed to improve performance in a shared server environment, as well as resource monitoring tools designed to report and address scarcity of shared central processing units and memory resources. Our solution easily allows server groups to be added seamlessly and monitored centrally wherever they are located. To address the diverse requirements of our customers, we offer Web hosting services on a range of operating systems and computing platforms.

     We also have developed proprietary software that allows us to provide our services on an efficient and cost-effective basis by automating the following back-end functions:

          - order-taking and processing;

          - customer billing via credit cards, check, bank transfer and accounts receivable;

          - account provisioning and activation;

          - server management and monitoring;

          - coordination of the electronic mail subsystem to integrate electronic mail forwarding, multiple electronic mail accounts on a single Web site and auto-responders;

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

          - delegated administration to support distributor-dealer-customer hierarchy of all data; and

          - support for third-party feature "plug-ins."

     In addition, we provide a front-end interface that allows our customers to set up accounts, change account parameters, check Web site statistics quickly and easily and verify billing information. "TQ software" was engineered to maximize automation to achieve high levels of scalability. Further, the modular design allows additional server groups to be easily supported. Language and branding independence enable international value-added resellers and original equipment manufacturers to localize for foreign languages and customize the interface quickly and with minimal effort.

     Data Centers. Our current primary data centers are located in Orem, Utah; San Francisco and Mountain View, California; Seattle, Washington; Dallas, Texas; Boca Raton, Florida; Vienna and Dulles, Virginia; Boston Massachusetts; and Philadelphia, Pennsylvania. We also host servers in various other locations around the U.S. Our data centers include environmental controls, back-up power generators, redundant high capacity connections to the Internet, routers and switches, and continuous monitoring capabilities to ensure high-quality service with minimal interruptions. In January 2000, we announced plans to significantly expand our Web hosting and co-location physical infrastructure, systems and personnel, including a planned $200 million expansion program for the data centers where we house our hosting servers and offer co-location services. This planned data center expansion totals approximately 650,000 square feet in 21 locations, including 80,000 square feet in Virginia and 5 other large facilities averaging 60,000 square feet in Seattle, the San Francisco Bay Area, Dallas, Chicago, and New York. Ten of these facilities are expected to be complete by mid-2000. The balance are expected to be completed around the end of 2000, at which time we expect to have approximately 40 hosting centers located throughout the U.S. The larger facilities will be used to provide all types of Web and application hosting, as well as co-location services.

     National Network Management. We consider world-class network management an essential capability for network monitoring and expansion, maintaining high customer satisfaction and improving network quality. We have established a network operations center to allow continuous monitoring of the network 24 hours per day, 7 days per week. Our network operations center also provides a single point of contact for real-time network status information and customer technical problem resolution. The network operations center is designed to provide real-time alarming, event correlation, traffic management and forecasting, and distributed notification of the network events and network status. We use many leading edge systems to provide the network operations center capabilities.

     Telecommunications Supplier Arrangements. We have negotiated national level telecommunication arrangements with local exchange carriers, such as MCI WorldCom, providing favorable terms for local transport. We plan to expand national purchasing and leasing benefits, as well as technical planning and support to improve the performance, reliability and economics of our networks. National level purchasing benefits include both cost and vendor performance issues, as well providing spare equipment and additional technical support from suppliers. National level distribution agreements have been negotiated with a number of additional national-scope suppliers. Specialized facility lease agreements have also been established with companies such as Qwest, Sprint, MCI WorldCom and Digital Equipment Corporation. We are pursuing additional vendor and telecommunications relationships in an effort to reduce the cost of equipment and improve network quality.

NATIONAL SUPPORT SERVICES

     In addition to our national network and network monitoring capability, we have developed and implemented three critical national support services designed to increase operational efficiencies and enhance the quality, consistency and scalability of our services. These support services include 24 hours per day, 7 days per week customer technical support and service, financial information management through a central, standardized accounting system and a sophisticated billing and collections system. We integrate the operations we acquire into these common administrative support services in order to capture economies of scale, derive operational efficiency and control and improve the quality, consistency and scalability of our services while

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allowing local personnel to focus on relationships with customers. As of
December 31, 1999, 93% of all companies acquired by us prior to 1999 had been migrated to our national services.

     Customer Technical Support. Our customer care combines the responsiveness and on-site capabilities of our local operations with the scale economies of a national customer support center. Our network operations center in Dallas, Texas, enables us to provide responsiveness 24 hours per day, 7 days per week while maintaining the ability to provide on-site installation assistance, hands-on troubleshooting and access to local experts who understand the customer's business. The support center team is using a leading customer support trouble ticketing and workflow management system offered by Vantive Corporation to monitor and support our network and Internet access operations, and an internally developed product to monitor and support our Web hosting operations. These systems enable us to track, route, and report on customer issues. They also provide significant benefits in ensuring quality and timely care to customers. Based on information received through the trouble ticketing system and the centralized billing and collections system, we are able to monitor network reliability and outage experiences. To date, this information reflects that the outages experienced by our customers, for the most part, are attributable to ordinary course of business service interruptions, telecommunication network capacity demands, and the customer's hardware and software functionality issues. In certain instances, our customers experienced downtime and outages in the course of our conversion of systems and processes associated with our integration and consolidation efforts. Verio offers service warranties in connection with certain of its products and services that provide for payment credits in the event of specified circumstances such as unscheduled service interruptions or downtime that exceed specified levels. In the future, we expect that we may offer expanded service level commitments with respect to our products and services as they become more standard and, therefore, necessary in order for us to be or remain competitive. To date, Verio has provided credits resulting from network outages and system failures in certain circumstances, but the amount of these credits has not been material. Certain of the entities that we have acquired have offered and implemented various service credit policies, some of which remain in effect with respect to customers of those acquired entities. However, credits required as a result of those policies to date have not been material. We will continue to monitor network outage experiences and expect to record appropriate reserves if the level of outage credits becomes material.

     Financial Information Management. We have converted most of our acquired operations to the PeopleSoft(TM) financial reporting system and the ADP payroll/human resources system in order to provide a central, standardized accounting system. These systems enable us to cost effectively increase the productivity and quality of administrative support by standardizing operational systems such as payroll, payables, purchasing and financial reporting.

     Billing and Collections. We have implemented the Kenan Systems' EC Arbor billing solution for most of our operations. This billing system offers high quality, flexibility, cost-effectiveness and scalability. Kenan Systems is a leading billing solutions provider to the telecommunications industry, providing accurate, timely, and easy-to-understand invoicing.

INTERNATIONAL OPERATIONS

     Through our Web hosting acquisitions and distribution and reseller relationships, Verio has gained a substantial international Web hosting presence. We now serve customers in over 170 countries and we estimate that approximately 10% of our revenues currently are derived from international sources. Hiway owned minority and majority interests in certain entities that provide Web hosting and other enhanced Internet services in various foreign countries. Upon the completion of the Hiway acquisition, Verio acquired the majority and minority equity positions held by Hiway at that time. To capitalize on opportunities presented by the rapidly emerging European business Internet market, Verio has begun to significantly expand its Web hosting operations in Europe. We have a leading position in shared server hosting throughout Europe, and our expansion plans are designed to leverage our local presence and leading Web hosting products and platforms. We have recently begun to offer dedicated hosting services in Europe and plan to introduce application hosting products to the European market in the near term. Our already strong European market position is comprised of more than 1,200 resellers, a private label distribution relationship with Swisscom AG, a co-branded "Powered by Verio" distribution relationship with Italian telecommunications company Infostrada, a wholly
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

owned subsidiary of the Mannesmann Group, ownership of or equity investments in Web hosting companies in the top four European markets and an exclusive marketing relationship with AOL UK, CompuServe and Netscape Online in the UK. We have recently acquired the remaining 40% interest in our RapidSite UK subsidiary and now own 100% of that entity. We also own 100% of WWW-Service Online-Dienstleistungen GmbH, which offers Web hosting and related services in Germany, as well as minority interests in Web hosting companies in France and Spain. We may seek to acquire the remaining equity of the other partially owned international entities in the future. However, we also may decide to leave some equity in our international subsidiaries in the hands of local owners in order to retain their continued services and expertise in managing these distant operations. Our expansion plans in Europe include adding more "Powered by Verio" and other distribution partners throughout the key European markets, acquiring hosting facilities, hiring additional local sales and technical support staff, increasing local brand recognition through marketing and advertising campaigns and pursuing additional hosting acquisitions in Europe.

COMPETITION

     The market for Internet access, Web hosting and related services is extremely competitive. Verio anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include:

     - national, regional and local Internet service providers;

     - other independent providers of Web hosting, e-commerce, and other enhanced value Internet services;

     - global, national, and regional long distance and local exchange telecommunications companies;

     - cable television companies;

     - direct broadcast satellite and wireless communications providers;

     - on-line service providers; and

     - computer hardware and software manufacturers and vendors.

     Our competitors may operate in any one or more of these areas and include companies such as AT&T, Cable & Wireless, Concentric Network, Digex, Exodus Communications, Frontier/Global Center and PSINet.

     Verio believes that the following are the primary competitive factors in this market:

     - secure and reliable national network and technology platforms with sufficient capacity, quality of service and scalability to support continued growth;

     - knowledgeable and effective sales force, and broad and effective distribution channels;

     - knowledgeable and capable technical support personnel, and prompt and efficient customer care services;

     - Internet system engineering and other technical expertise;

     - competitive prices;

     - timely introductions of new products and services;

     - sufficient financial resources; and

     - recognized and trusted brand name.

     Many of our competitors have significantly greater market presence, brand recognition, and financial, technical, network capacity and personnel resources than we do. All of the major long distance companies, also known as interexchange carriers, offer Internet access services that compete with us. The reforms in the

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

federal regulation of the telecommunications industry brought about by the Telecommunications Act of 1996 created greater opportunities for local exchange carriers, including the regional bell operating companies, to enter the Internet access market. In order to address the Internet access requirements of the current business customers of long distance and local carriers, there is a move toward integrating horizontally through acquisitions of, joint ventures with, and the wholesale purchase of Internet access from, Internet service providers by these telecommunications companies. In addition, many of the major cable companies and other alternative service providers -- such as those companies utilizing wireless terrestrial and satellite-based service technologies -- have announced plans to offer Internet access and related services. Accordingly, we expect that we will experience increased competition from traditional and emerging telecommunications providers. Many of these companies, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, they may have the ability to bundle Internet access with basic local and long distance telecommunications services. This bundling of services may have an adverse effect on our ability to compete effectively with them and may result in pricing pressure on us that would adversely affect our financial condition and results of operations.

     The recent deployment and further planned deployment of broadband services and high capacity data transmission capabilities by cable and telephone companies through new technologies such as cable modems and various digital subscriber lines create further competitive pressure in Verio's business. While these providers initially targeted the residential consumer, more recently a number of digital subscriber lines providers have announced their intent to offer digital subscriber lines services to our target business market. This may significantly affect the pricing of our Internet access service offerings. Similar to the co-marketing arrangement that we entered into with NorthPoint Communications in early 1999, a number of digital subscriber lines providers have launched their services in conjunction with Internet service providers, allowing those providers to offer Internet access over digital subscriber line circuits. These digital subscriber line circuits compete with our dedicated connectivity offerings because they provide higher speed and lower latency Internet connections than a standard dialup phone connection.

EMPLOYEES

     As of December 31, 1999, Verio employed approximately 1,870 people, including full-time and part-time employees at our corporate headquarters in Colorado, our network operations and customer support center in Texas and at our distributed operational offices across the country and around the world. We consider our employee relations to be good. None of our employees are covered by a collective bargaining agreement.

TRADEMARKS, TRADE NAMES AND OTHER INTELLECTUAL PROPERTY RIGHTS

     We rely on various copyright, trademark, service mark, and trade secret laws and contractual restrictions in order to establish and protect certain proprietary rights that are important in our business. We obtained federal trademark protection for "Verio" on May 25, 1999. On September 2, 1998, Verio filed for protection of the service mark "The New World of Business." These applications are pending and there is no assurance that they will be granted. We have also filed for trademark protection for the Verio mark in the European Economic Community and Japan. Additionally, corporate name reservations for the name "Verio Inc." have been filed in all fifty states. Hiway Technologies(R) and Best Internet Communications(R) are registered trademarks of Hiway. Hiway(TM), HWAY(TM), A Home Page(TM) and RapidSite(TM) are trademarks of Hiway. TABNET(R) is a registered trademark of TABNet. TABNet has applied for federal trademark protection for the following marks: 1-800-WEB SITE(TM), NETANNOUNCE(TM), NTX(TM), and TAB.NET(TM).

     We also rely on many technologies that we license from third parties that support our internal systems and operations, or that are incorporated in the products and services that we offer our customers. For example, we license software for our billing, financial accounting and reporting, and other back-office systems, from vendors such as Oracle that we in turn provide to customers on a hosted application basis, and from various technology providers that enable specific aspects of the electronic commerce services that we offer our customers. There can be no assurance that these third party technology licenses will continue to be available to

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

us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards, or at greater cost, which could harm our business.

GOVERNMENT REGULATION

     We are not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There currently is only a small body of laws and regulations directly applicable to the provision of access to or commerce services on the Internet. For example, in late 1998, Congress enacted the Digital Millennium Copyright Act, which includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing or providing connections, storage or caching of data at the direction of a user. This limitation on liability applies if the service provider has no actual knowledge that the particular data infringed on third party intellectual property rights and if certain other conditions are met. Because this law is relatively new, we are not sure how it will be applied to limit any liability that we may face in the future for possible copyright infringement-related issues that arise in connection with the services we provide. This law also requires that service providers follow certain notice and take-down procedures with respect to allegedly infringing materials in order to take advantage of the limitation on liability provided by the Act. We are in the process of implementing these sorts of procedures across our operations. Certain provisions of the Communications Decency Act, which imposes criminal penalties for using an interactive computer service for transmitting obscene or indecent communications, have been found unconstitutional by the U.S. Supreme Court. Other federal legislation, that was enacted to require limitations on access to pornography and other material deemed harmful to minors, also was determined to violate the First Amendment, but that decision is on appeal. We are unable to predict the outcome of this appeal, or whether other similar legislation will be enacted or enforced. In addition, the Federal Trade Commission has adopted final rules that are to become effective April 21, 2000, regarding the Children's Online Privacy Protection Act's prohibition of unfair and deceptive acts and practices in connection with the collection and use of personal information from and about children on the Internet. The rules provide that Web sites directed at children under 13 years of age must obtain verifiable parental consent before collecting personal information from children and must take other measures intended to safeguard children's privacy. Additional requirements may be imposed on Web site operations relating to the use, dissemination and collection of personal information.

     Despite the enactment of the Digital Millennium Copyright Act, the law relating to the liability of Internet access and Web hosting providers for information hosted on or disseminated through their networks remains largely unsettled. It is possible that claims could be made against on-line service providers under both U.S. and foreign law based on matters such as defamation, obscenity, negligence or other legal theories, as well as intellectual property infringement, based on the nature and content of the data disseminated through or hosted on their networks. Numerous private lawsuits have been initiated in which such liability is sought to be imposed against on-line service providers.

     We have adopted a standard acceptable use policy that applies to all of our customers, that prohibits them from posting, transmitting, or storing material on or through our services that we determine to be in violation of third party intellectual property rights. Our acceptable use policy also imposes other restrictions on our customers in connection with the use of our services, including prohibitions on illegal activity or other activity that is destructive or potentially destructive to our business or reputation or to our customers. We initially designed and continue to evolve our acceptable use policy to promote the security, reliability and privacy of our systems and network. However we cannot assure that our policy will accomplish this goal or shield us from liability under the Digital Millennium Copyright Act or otherwise with respect to the activities of, or the content hosted or transmitted by, our customers or other Internet users.

     Because of the increased popularity and use of the Internet, it is likely that a number of additional laws and regulations may be adopted at the federal, state and local levels, governing such issues as user privacy, freedom of expression, pricing, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with on-line services and Internet communications. Legislation addressing such things as on-line security, privacy, mass unsolicited commercial e-mail messages, and the regulation of sales of products, such as pharmaceuticals, firearms, drug paraphernalia and gambling is proposed regularly in many states and in Congress. The implementation of any such legislation could result in direct or indirect regulation of on-line service providers generally, including Verio. In that case, it is likely that we would have to implement additional policies and procedures designed to assure our compliance with the particular legislation. Further, the adoption of such laws and regulations might decrease growth of the Internet generally, which in turn could negatively impact our business. In addition, applicability to the Internet of existing laws governing such things as property ownership, intellectual property rights, taxation, obscenity, defamation, libel and personal property is uncertain. Because so many of the existing laws on these topics were adopted prior to the advent of the Internet and related technologies, as a result they do not contemplate, address or readily apply to the unique issues that the Internet and its use create.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     The common stock of Verio is traded on the Nasdaq National Market (Nasdaq
Symbol: VRIO). The following table presents for the periods indicated the high and low bid prices for our common stock, as reported by the Nasdaq National Market.

                                                                PRICE RANGE OF
                                                                 COMMON STOCK
                                                              ------------------
                                                              HIGH/ASK   LOW/BID
                                                              --------   -------
First Quarter...............................................   $28.61    $10.50
Second Quarter..............................................   $39.00    $20.81
Third Quarter...............................................   $42.50    $24.81
Fourth Quarter..............................................   $55.63    $27.50

     On March 14, 2000, the closing price of our common stock as reported on the Nasdaq National Market was $50.94 per share. As of March 14, 2000, there were approximately 385 holders of record of our common stock.

     We have never declared or paid any dividends on our common stock and do not expect to pay dividends in the foreseeable future. Verio's current policy is to retain all of its earnings to finance future growth and acquisitions. Furthermore, the terms of the indentures relating to each of the November 1999 Notes, the November 1998 Notes, the March 1998 Notes and the 1997 Notes, as well as the $100.0 million revolving credit facility, place limitations on our ability to pay dividends. Future dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

     In July 1999, we issued 7.2 million shares of 6.75% Series A Convertible Preferred Stock, with a liquidation preference of $50.00 per share, for approximate net proceeds of $347.3 million. The shares of preferred stock are convertible to shares of common stock at $48.2813 per share. The convertible preferred stock may be redeemed, at our option, at a redemption premium of 102.0% of the liquidation preference, plus accumulated and unpaid dividends on or after August 1, 2001, but prior to August 1, 2002, if the trading price of our common stock equals or exceeds $72.4219 per share for a specified period. In addition to the payments described above, holders will receive a payment equal to the present value of the dividends that would thereafter have been payable on the convertible preferred stock through and including August 1, 2002. Except as described above, we may not redeem the convertible preferred stock prior to August 1, 2002. Beginning on August 1, 2002, we may redeem the convertible preferred stock initially at a redemption premium of 103.8571% of the liquidation preference and thereafter at prices declining to 100.0% on or after August 1, 2006, plus, in each case, all accumulated and unpaid dividends. Verio may effect any redemption, in whole or in part, by delivering cash, shares of our common stock or a combination thereof. At the closing of this offering, the initial purchasers of the convertible preferred stock deposited approximately $24.3 million into an account from which quarterly cash payments will be made, or which may be used, at Verio's option, to purchase shares of our common stock from us for delivery to holders in lieu of cash payments. The deposit account will expire on August 1, 2000 unless it is earlier terminated and is reflected in restricted cash. Subsequent to August 1, 2000, dividends will accrue on a cumulative basis at 6.75% per annum.

SELECTED FINANCIAL DATA.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The selected historical consolidated financial data as of December 31, 1996, 1997, 1998 and 1999, and for the period from inception (March 1, 1996) to December 31, 1996 and the years ended December 31, 1997, 1998 and 1999 has been derived from our audited Consolidated Financial Statements.

     The information contained below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the notes thereto included elsewhere in this Annual Report on Form 10-K. Results of operations for the period from inception (March 1, 1996) to December 31, 1996 and the years ended December 31, 1997, 1998 and 1999 are not necessarily indicative of results of operations for future periods. Our development and expansion activities, including acquisitions, during the periods shown below may significantly affect the comparability of this data from one period to another.

     We define EBITDA as earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in Internet service providers and fixed assets and includes non-cash stock option compensation and severance costs. The primary measure of operating performance is net earnings (loss) and not EBITDA. Although EBITDA is a measure commonly used in our industry, it should not be considered as an alternative to net earnings (loss) (determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of operating performance, or as an alternative to cash flows from operating activities (determined in accordance with GAAP). In addition, our definition of EBITDA may not be comparable to other similarly titled measures of other companies.

     For purposes of presenting capital expenditures, we have excluded equipment and leasehold improvements acquired in our business acquisitions.

                                             PERIOD FROM
                                              INCEPTION
                                          (MARCH 1, 1996) TO    YEAR ENDED     YEAR ENDED     YEAR ENDED
                                             DECEMBER 31,      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 1996              1997           1998           1999
                                          ------------------   ------------   ------------   ------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue...........................        $2,365           $ 35,692      $ 120,653      $ 258,336
Total costs and expenses................         8,645             75,981        211,671        376,403
                                                ------           --------      ---------      ---------
Loss from operations....................        (6,280)          $(40,289)     $ (91,018)     $(118,067)
                                                ======           ========      =========      =========
Loss before extraordinary item..........        (5,122)          $(46,069)     $(111,854)     $(181,906)
                                                ======           ========      =========      =========
Net loss................................        (5,122)          $(46,069)     $(121,955)     $(181,906)
                                                ======           ========      =========      =========
Net loss attributable to common
  stockholders..........................        (5,145)          $(46,329)     $(122,042)     $(192,774)
                                                ======           ========      =========      =========
Loss per common share -- basic and
  diluted:
  Loss per common share before
     extraordinary item.................         (2.65)          $ (20.24)     $   (2.62)     $   (2.56)
                                                ======           ========      =========      =========
  Loss per common share.................         (2.65)          $ (20.24)     $   (2.85)     $   (2.56)
                                                ======           ========      =========      =========
Weighted average common shares
  outstanding -- basic and diluted......         1,944              2,290         42,752         75,372

                                                                      AS OF
                                          -------------------------------------------------------------
                                          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                              1996            1997            1998            1999
                                          -------------   -------------   -------------   -------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............     $66,467        $ 62,662        $433,424       $  506,055
Securities available for sale...........          --           9,924         143,963          358,969
Restricted cash and securities..........          --          40,554          14,805           20,481
Goodwill, net...........................       8,736          83,216         236,696          546,936
Total assets............................      82,628         246,471         933,712        1,763,724
Long-term debt and capital lease
  obligations, net of discount..........         106         142,321         674,618        1,086,681
Redeemable preferred stock..............      76,877          97,249              --               --
Stockholders' equity (deficit)..........      (4,055)        (27,001)        202,681          533,123

                                            PERIOD FROM
                                             INCEPTION
                                         (MARCH 1, 1996) TO    YEAR ENDED      YEAR ENDED      YEAR ENDED
                                            DECEMBER 31,      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                1996              1997            1998            1999
                                         ------------------   -------------   -------------   -------------
                                                                   (IN THOUSANDS)
SUPPLEMENTAL FINANCIAL DATA:
EBITDA.................................       $(5,611)          $ (29,665)      $ (51,292)      $  (8,562)
Cash flows used by operations..........        (2,326)            (35,323)        (64,239)        (69,579)
Cash flows used by investing
  activities...........................        (9,123)           (130,254)       (284,891)       (591,666)
Cash flows from financing activities...        77,916             161,772         719,892         733,876
Capital expenditures...................         3,430              14,547          23,058         146,840
Cash dividends on common stock.........            --                  --              --              --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this Form 10-K. This discussion contains forward-looking statements based on current expectations, which involve risks and uncertainties. Actual results and the timing of certain events could differ materially from the forward-looking statements as a result of a number of factors including those referred to in Factors Affecting Future Operating Results.

OVERVIEW

     Our Company was founded in March 1996. Since then, we have rapidly established a global presence by acquiring and growing Internet service providers with a business customer focus. We are the world-wide leader in hosting domain-based Web sites and a leading provider of high speed connectivity and enhanced services such as electronic commerce and virtual private networks based on secure Internet communications links, to small and medium sized businesses. As of December 31, 1999 we served over 300,000 customer accounts, including over 340,000 hosted Web sites, and had total revenue of approximately $258.3 million for the year ended December 31, 1999.

     From the time of our inception we have raised substantial amounts of capital through the private placement and public sale of various debt and equity securities. The proceeds of these financings were used to invest in and acquire Internet service, Web hosting, and related service providers, to fund operations, and to build a national infrastructure including a national network, network operations center, data centers and other hosting facilities, and billing, customer care and financial reporting systems. During 1999, we sold $360.0 million of our Series A convertible preferred stock to institutional investors, and raised $400.0 million by issuing additional senior notes to institutional investors. We expect to use the proceeds of these offerings to further our strategic acquisition and investment strategy and to fund our operations.

     In January 2000, we announced our new $350 million capital budget for 2000 in connection with our plan to significantly expand our Web hosting and co-location physical infrastructure, systems and personnel. Of that budgeted amount, approximately $300 million relates to the expansion of hosting operations, including $200 million for new and expanded hosting centers, $45 million for additional servers, and the balance for product development, software licenses, IT systems, a new Web operations control center, and leasehold improvements. Approximately $50 million has been budgeted for network equipment, systems and facilities to support the growth of our high speed access business. We expect that all of these expenditures will be funded with cash on hand.

     Since inception, we have completed over 50 acquisitions, all using the purchase method of accounting. As a result, we have recorded significant amounts of goodwill, which totaled $626.2 million, gross, at December 31, 1999. We have undertaken to consolidate the ownership and management of the acquired operations into nationally managed functional areas, such as sales, marketing, customer care, network and finance. In addition, we are deploying systems for sales force automation, operations, customer support, accounting and other back-office functions in order to be more efficient. Although we have incurred and continue to incur significant costs in these efforts, we expect to realize substantial long term cost savings as a result. We have incurred net losses since we were formed. For the period from inception to December 31, 1996, and the years ended December 31, 1997, 1998 and 1999, we reported net losses attributable to common stockholders of $5.1 million, $46.3 million, $122.0 million and $192.8 million, respectively.

RESULTS OF OPERATIONS

     The following table presents operating data, as a percentage of total revenue, for the years ended December 31, 1997, 1998 and 1999. This information is from our Consolidated Financial Statements included in this Annual Report on Form 10-K. This information should be read in conjunction with the Financial Statements and Notes thereto:

                                                               FOR THE YEARS ENDED
                                                              ----------------------
                                                              1997     1998     1999
                                                              ----     ----     ----
Revenue:
  Internet connectivity.....................................    66 %     63 %    47 %
  Enhanced services and other...............................    34 %     37 %    53 %
                                                              ----     ----     ---
          Total revenue.....................................   100 %    100 %   100 %
Costs and expenses:
  Cost of service...........................................    45 %     45 %    31 %
  Sales and marketing.......................................    30 %     27 %    23 %
  General and administrative................................   108 %     70 %    49 %
  Depreciation and amortization.............................    30 %     33 %    43 %
                                                              ----     ----     ---
          Total costs and expenses..........................   213 %    175 %   146 %
                                                              ----     ----     ---
          Loss from operations..............................  (113)%    (75)%   (46)%
Other income (expense):
  Interest income...........................................    17 %     12 %     9 %
  Interest expense and other................................   (33)%    (30)%   (34)%
  Equity in losses of affiliates............................    (5)%     --      --
                                                              ----     ----     ---
          Loss before minority interests and extraordinary
            item............................................  (134)%    (93)%   (71)%
Minority interests..........................................     5 %     --      --
                                                              ----     ----     ---
          Loss before extraordinary item....................  (129)%    (93)%   (71)%
Extraordinary item -- loss related to debt repurchase.......    --       (8)%    --
                                                              ----     ----     ---
          Net loss..........................................  (129)%   (101)%   (71)%
Accretion of preferred stock to liquidation value and Return
  on convertible preferred stock............................    (1)%     --      (4)%
                                                              ----     ----     ---
          Net loss attributable to common stockholders......  (130)%   (101)%   (75)%
                                                              ====     ====     ===

  Revenue

     Most of our revenue is received from business customers who purchase Web hosting products, high-speed Internet connectivity, and other enhanced value Internet services. Verio offers a broad range of connectivity options to its customers including dedicated, digital subscriber lines, integrated services digital network, frame relay and dial-up connections. Connectivity customers typically sign a contract for one year of service and pay fixed, recurring monthly service charges plus a one-time setup fee under those agreements. These charges vary depending on the type of service, the length of the contract and local market conditions. Our Web hosting customers typically pay fixed, recurring monthly service charges plus a one-time setup fee. These charges vary depending on the amount of disk space and transit required by the customer. Other enhanced services include:

     - e-commerce;

     - virtual private networks permitting our customers to engage in private and secure Internet communication with their employees, vendors, customers and suppliers;

     - security services;

     - co-location services, which include leased space, connectivity and support services in specialized facilities for customers that wish to place their own equipment and software in our secure, controlled facilities;

     - consulting; and,

     - the sales of equipment and customer circuits.

     Revenue for all products is recognized as the service is provided. Amounts billed relating to future periods are recorded as deferred revenue and amortized monthly as services are rendered.

     We have experienced some seasonality in our internal revenue growth, with the period of higher growth being the fall and winter. Verio's focus is on services that generate recurring revenue from small and mid-sized business customers. Revenue from business customers currently represents approximately 90% of revenue, and approximately 85% of revenue is recurring. No single customer represents more than 2% of revenue.

  Cost of Service

     Cost of service consists primarily of local telecommunications expense. Local telecommunications expense is primarily the cost of transporting data between a customer's place of business, Verio's local points of presence and a national point of presence. Cost of service also includes Internet access expense and the cost of equipment sold to customers. Internet access expense is the cost that we pay to lease fiber capacity that we use to carry our customers' data between national points of presence on the Internet. Most of the Internet businesses and operations we have acquired were parties to various local telecommunications and Internet access contracts with third parties when we acquired them. We are in the process of converting that traffic carried by third parties to our own network.

  Sales and Marketing

     Sales and marketing expenses consist primarily of salaries, commissions and advertising.

  General and Administrative Expenses

     General and administrative expenses consist primarily of salaries and related benefits, rent and utilities. Such expenses also include the expenses of general management, engineering, customer care and accounting.

     In 1998, Verio incurred significant one-time expenses in connection with the operational consolidation and integration of its acquisitions. These expenses included approximately $1.9 million, primarily related to severance costs in connection with the elimination of approximately 250 positions that were no longer necessary due to the efficiencies of the national services. These terminations were completed as of December 31, 1999.

     General and administrative expenses are expected to continue to increase in absolute dollars, but decrease as a percentage of total revenue as revenue growth continues to outpace general expenses. Verio's scalable systems limit the number of additional personnel and the need for additional office space to support incremental revenue. We expect these systems will result in the ability to add significant additional revenue at low incremental costs. Although we expect to continue to reduce our operating losses as a percentage of revenue, there can be no assurance that we will be able to do so, or that the rate of any reduction in losses will be as rapid as we expect. One-time integration expenses are expected to continue as the integration of previously acquired companies is not yet complete, and due to the cost of integrating future acquisitions.

  Depreciation and Amortization

     Depreciation is provided over the estimated useful lives of assets ranging from three to five years using the straight-line method. The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a ten-year period. Debt issuance costs are amortized over the life of the debt. Other intangibles consist primarily of the costs associated with customer acquisitions and non-compete agreements and are amortized over a three-year period or the life of the agreement. As of December 31, 1999, the Company had entered into a 20-year capacity agreement with Qwest to acquire fiber capacity on Qwest's fiber optic network for $65.5 million which was paid in cash as of December 31, 1999. This payment will be depreciated over the life of the agreement. Additional acquisitions and investments are expected to cause depreciation and goodwill amortization to increase significantly in the future.

  Other expenses

     Other expenses consist primarily of interest expense and interest income.

  Year ended December 31, 1998 compared to the year ended December 31, 1999

     Total revenue increased 114% from $120.7 million for the year ended December 31, 1998 to $258.3 million for the year ended December 31, 1999. Acquisitions completed after December 31, 1998 and internal growth both contributed significantly to this increase. Revenue from Web hosting and other Internet enhanced value services increased from 37% of revenue for the year ended December 31, 1998 to 53% for the year ended December 31, 1999, and is expected to continue to grow as a percent of revenue. The increase in revenue from Web hosting and other enhanced value Internet services is primarily the result of acquisitions we made at the end of 1998 and in 1999 (including Hiway and digitalNATION).

     Cost of service increased $25.3 million, or 47%, from $54.0 million for the year ended December 31, 1998 to $79.3 million for the year ended December 31, 1999, due to acquisitions and internal growth. However, as a percentage of revenue, cost of service decreased from 45% for the year ended December 31, 1998 to 31% for the year ended December 31, 1999. This improvement is due primarily to the scale efficiencies of our local and national networks and the shift in our revenue mix to products with higher gross margin, such as Web hosting. As Verio continues to grow, we expect our cost of service to continue to increase in absolute dollars. However, we also expect cost of service to decrease as a percentage of total revenue, as Verio's revenue mix shifts to higher margin Web hosting and other enhanced value Internet services and as traffic is shifted from third party networks to the Verio network.

     Sales and marketing expenses increased $27.3 million from $33.3 million for the year ended December 31, 1998 to $60.6 million for the year ended December 31, 1999, due to increases in the number of direct sales representatives, indirect channel managers and marketing personnel and increased brand advertising. However, as a percent of revenue, sales and marketing expenses decreased from 27% for the year ended December 31, 1998 to 23% for the year ended December 31, 1999. As Verio seeks to accelerate our revenue growth, we also expect sales and marketing expense to increase in total dollars but to remain flat as a percentage of revenue.

     General and administrative expenses increased $42.4 million from $84.6 million for the year ended December 31, 1998, to $127.0 million for the year ended December 31, 1999, primarily due to acquisitions. However, as a percentage of revenue, general and administrative expenses decreased from 70% to 49%, which was the result of efficiencies realized by integrating the operations of numerous acquisitions and the shift in product mix toward Web hosting, which has lower general and administrative costs. In the near term, as a result of planned investments in new and expanded data centers, scalable web hosting operations and international operations, Verio expects significant increases in general and administrative expenses, both in absolute dollars and as a percentage of revenue.

     Depreciation and amortization expenses increased $69.8 million, or 176%, from the year ended December 31, 1998 to December 31, 1999, primarily due to increases in equipment and leasehold improvements and goodwill. As of December 31, 1999, the Company had entered into a 20-year capacity agreement with Qwest to acquire fiber capacity on Qwest's fiber optic network. Required prepayments under this agreement totalling $65.5 million were paid in cash by December 31, 1999. This payment will be depreciated over the life of the agreement. Depreciation expense is expected to increase significantly as a result of the $350 million capital improvements program planned for 2000.

     Interest and other expenses increased from $35.9 million for the year ended December 31, 1998 to $87.2 million for the year ended December 31, 1999, primarily due to the issuance of the November 1998 Notes and the November 1999 Notes. Interest income increased from $14.6 million for the year ended December 31, 1998 to $23.3 million for the year ended December 31, 1999 due to increased cash balances resulting from these debt offerings and issuance of $360.0 million in preferred stock in July 1999. See "-- Liquidity and Capital Resources."

     During the year ended December 31, 1998, an extraordinary loss of $10.1 million was recorded in connection with the refinancing of $50.0 million of the 1997 Notes. See "-- Liquidity and Capital Resources."

     Other comprehensive income increased $89.6 million from the year ended December 31, 1998 to December 31, 1999, primarily due to the unrealized gain on investments in publicly traded equity securities.

  Year ended December 31, 1997 compared to the year ended December 31, 1998

     Total revenue increased 238% from $35.7 million for the year ended December 31, 1997 to $120.7 million for the year ended December 31, 1998. Acquisitions completed after December 31, 1997 contributed significantly to this increase, adding $41.4 million of the $85.0 million increase.

     Cost of service increased $38.0 million from $16.0 million for the year ended December 31, 1997 to $54.0 million for the year ended December 31, 1998, primarily due to acquisitions. However, as a percentage of revenue, cost of service remained constant at 45%, as the increases in cost and capacity of the new national network were offset by the lower per unit cost of these facilities.

     Sales and marketing expenses decreased from 30% of total revenue for the year ended December 31, 1997 to 27% for the year ended December 31, 1998, due in part to efficiencies gained from the regionalization and nationalization of certain sales and marketing functions. These savings were partially offset by increased expenses related to an increase in the number of direct sales representatives and marketing personnel, and the initiation of a national advertising campaign.

     General and administrative expenses increased $46.0 million from $38.6 million for the year ended December 31, 1997 to $84.6 million for the year ended December 31, 1998, primarily due to acquisitions. However, as a percentage of revenue, general and administrative expenses decreased from 108% to 70%, which was the result of efficiencies realized by combining and integrating the operations of numerous acquisitions onto Verio's national systems.

     Depreciation and amortization expenses increased $29.1 million, or 274%, from the year ended December 31, 1997 to December 31, 1998, primarily due to increases in equipment and leasehold improvements and goodwill.

     Interest expenses increased from $11.8 million for the year ended December 31, 1997 to $35.9 million for the year ended December 31, 1998, primarily as a result of the issuance of the 1997 Notes, the March 1998 Notes and the November 1998 Notes. Interest income increased from $6.1 million for the year ended December 31, 1997 to $14.6 million for the year ended December 31, 1998 due to increased cash balances resulting from the debt offerings and the sale of stock. See "-- Liquidity and Capital Resources."

     During the year ended December 31, 1997, Verio recognized equity in losses of affiliates of $2.0 million under the equity method of accounting for investments owned 50% or less. Such losses were not significant for the year ended December 31, 1998. See note 1 to the Consolidated Financial Statements of the Company.

CASH FLOW ANALYSIS

  Year ended December 31, 1998 compared to the year ended December 31, 1999

     The most significant changes in cash balances and cash flows between 1998 and 1999 are explained by acquisitions, the issuance of the March 1998 Notes, the November 1998 Notes, the November 1999 Notes and the issuance of preferred stock. The acquisitions of Hiway in January 1999 and digitalNATION in July 1999 resulted in an aggregate cash outflow of approximately $276.0 million and also caused amortization to increase approximately $26.4 million between the two years. The issuance of $175.0 million of 10 3/8% debt in March 1998, $400.0 million of 11 1/4% debt in November 1998, $400.0 million of 10 5/8% debt in November 1999 and $360.0 million in gross proceeds from the issuance of preferred stock in July 1999 caused cash balances and interest expenses to increase significantly. The upfront payment totaling $65.5 million to Qwest was the most significant capital expenditure during 1999. The $10.1 million extraordinary charge during the year ended December 31, 1998 related to the repurchase of $50.0 million of the 1997 Notes. Cash flows used by operations as a percentage of revenue improved from (53%) to (27%) from the year ended December 31, 1998 to the year ended December 31, 1999. Cash provided by working capital items was $5.1 million for the year ended December 31, 1998, compared to $1.5 million for the year ended December 31, 1999.

  Year ended December 31, 1997 compared to the year ended December 31, 1998

     Net cash used by operating activities was $64.2 million during the year ended December 31, 1998, which includes cash provided by working capital items of $5.1 million. Sources of cash included approximately $120.8 million net proceeds from our IPO, $100.0 million from the sale of common stock to an affiliate of NTT, $175.0 million from the March 1998 Notes and $400.0 million from the November 1998 Notes. Cash used during 1998 was primarily for business combinations and capital expenditures, and totaled $151.1 million and $23.1 million for these items, respectively. Verio also used approximately $54.5 million of the proceeds from the March 1998 Notes to repurchase $50.0 million principal amount of the 1997 Notes.

LIQUIDITY AND CAPITAL RESOURCES

     Our business strategy has required, and is expected to continue to require, substantial capital to fund acquisitions and investments, capital expenditures and interest expense.

     In 1996, we raised approximately $78.1 million from the sale of preferred stock and approximately $1.1 million from the sale of common stock. In 1997, we raised approximately $20.0 million from the sale of preferred stock, and issued
0.7 million shares of preferred stock in connection with an acquisition.

     On June 24, 1997, we completed the placement of $150.0 million principal amount of the 1997 Notes and attached warrants. One hundred and fifty thousand units were issued, each consisting of $1,000 principal amount of notes and eight warrants. The 1997 Notes mature on June 15, 2004 and interest, at the annual rate of 13 1/2%, is payable semi-annually in arrears on June 15 and December 15 of each year. Each warrant entitles the holder thereof to purchase 3.52 shares of Verio's common stock at a price of $.005 per share, for a total of 4,224,960 shares. The warrants and the 1997 Notes were separated on December 15, 1997. Concurrent with the completion of the sale of the 1997 Notes, we were required to deposit funds into an escrow account in an amount that together with interest was sufficient to fund the first five interest payments. The final interest payment from the escrow account was made on December 15, 1999. The 1997 Notes are redeemable at our option commencing June 15, 2002. The 1997 Notes are senior unsecured obligations ranking equally in right of payment with all existing and future unsecured and senior indebtedness.

     On March 25, 1998, we completed the placement of $175.0 million principal amount of the March 1998 Notes. The March 1998 Notes are senior unsecured obligations ranking equally in right of payment with all existing and future unsecured and senior indebtedness and mature on April 1, 2005. Interest on the March 1998 Notes, at the annual rate of 10 3/8%, is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. The March 1998 Notes are redeemable at our option commencing April 1, 2002. Verio used approximately $54.5 million of the proceeds from the March 1998 Notes to repurchase $50.0 million principal amount of 1997 Notes. Upon consummation of the sale of the March 1998 Notes and the repurchase, $13.3 million of escrowed interest funds were released to us.

     At various times during the first four months of 1998, we issued 1.5 million additional shares of Series D-1 preferred stock in connection with the purchases of substantially all the remaining unowned interests in our subsidiaries and affiliates.

     In May 1998, we completed our initial public offering, selling an aggregate of 11.5 million shares of common stock, including the partial exercise of the over-allotment option by the initial purchasers in the initial public offering, for net proceeds of approximately $120.8 million, after deducting underwriting discounts, commissions and expenses. Concurrently with our initial public offering, we completed the sale of 9.0 million shares of common stock to an affiliate of Nippon Telegraph and Telephone Corporation for net proceeds of approximately $100.0 million.

     On November 25, 1998, we sold $400.0 million principal amount of the November 1998 Notes, for net proceeds of approximately $389.0 million. Interest at the annual rate of 11 1/4% is payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1999. We have the option of redeeming the November 1998 Notes starting December 1, 2003.

     In August 1999, Verio replaced its earlier $70.0 million revolving credit facility with a new $100.0 million revolving credit facility with a group of commercial lending institutions. This facility is secured by substantially all of the stock of our subsidiaries and by an agreement with Qwest pursuant to which Verio may lease fiber capacity from time to time. The credit facility requires no payments of principal until its maturity on June 30, 2002. The terms of the credit facility provide for borrowings at a margin of 2% above the LIBOR. There is a commitment fee of 1/2 of 1% per annum on the undrawn amount of the credit facility. We have made no borrowings under the credit facility.

     The credit facility contains a number of other restrictions, including limitations on our ability to:

     - engage in businesses other than the Internet service business;

     - place liens on our assets; and

     - pay cash dividends.

     In addition, under the credit facility, our indebtedness (less cash) may not exceed 2.35 times our annualized pro forma revenue for the most recent quarter. We currently have the ability to borrow the full $100.0 million commitment. We are required to pay back any amounts borrowed under the credit facility with the proceeds of new indebtedness, certain asset sales, free cash flow in excess of $5.0 million in any quarter, or the net proceeds from insurance claims.

     In July 1999, we issued 7.2 million shares of 6.75% Series A Convertible Preferred Stock, with a liquidation preference of $50.00 per share, for approximate net proceeds of $347.3 million. The shares of preferred stock are convertible to shares of common stock at $48.2813 per share. The convertible preferred stock may be redeemed, at our option, at a redemption premium of 102.0% of the liquidation preference, plus accumulated and unpaid dividends on or after August 1, 2001, but prior to August 1, 2002, if the trading price of our common stock equals or exceeds $72.4219 per share for a specified period. In addition to the payments described above, holders will receive a payment equal to the present value of the dividends that would thereafter have been payable on the convertible preferred stock through and including August 1, 2002. Except as described above, we may not redeem the convertible preferred stock prior to August 1, 2002. Beginning on August 1, 2002, we may redeem the convertible preferred stock initially at a redemption premium of 103.8571% of the liquidation preference and thereafter at prices declining to 100.0% on or after August 1, 2006, plus, in each case, all accumulated and unpaid dividends. Verio may effect any redemption, in whole or in part, by delivering cash, shares of our common stock, or a combination thereof. At the closing of this offering, the initial purchasers of the convertible preferred stock deposited approximately $24.3 million into an account from which quarterly cash payments will be made, or which may be used, at Verio's option, to purchase shares of our common stock from us for delivery to holders in lieu of cash payments. The deposit account will expire on August 1, 2000 unless it is earlier terminated and is reflected in restricted cash. Subsequent to August 1, 2000, dividends will accrue on a cumulative basis at 6.75% per annum.

     On November 19, 1999, we sold $400.0 million principal amount of the November 1999 Notes, for net proceeds of approximately $388.0 million. Interest at the annual rate of 10 5/8% is payable semi-annually in arrears on May 15 and November 15 of each year commencing May 15, 2000. We have the option of redeeming the November 1999 Notes starting November 15, 2004.

     The 1997 Notes, the March 1998 Notes and the November 1998 Notes contain terms, other than the rate of interest and maturity, that are substantially similar. The terms of the indentures governing these Notes impose significant limitations on our ability to incur additional indebtedness unless we have issued additional equity, or if our Consolidated Pro Forma Interest Coverage Ratio, as defined in the indentures, is greater than or equal to 1.8 to 1.0 prior to June 30, 1999, or 2.5 to 1.0 on or after that date, and if the ratio of our total debt to consolidated annualized pro forma operating cash flow is not higher than 6:1.

     The indentures contain a number of other restrictions, including, among others, limitations on our ability to:

     - engage or make investments in businesses other than the Internet service business;

     - place liens on or dispose of our assets; and

     - pay cash dividends.

     If a change of control with respect to Verio occurs, we are required to make an offer to purchase all the Notes then outstanding at a price equal to 101% of the respective principal amount of the notes, plus accrued and unpaid interest. We are in compliance with the provisions of all of our debt agreements.

     As of December 31, 1999, we had approximately $885.5 million in cash and cash equivalents and securities available for sale (including $20.5 million of restricted cash). Our business plan for 2000 currently anticipates investing approximately $350.0 million over the year for capital expenditures. Approximately $300.0 million is budgeted for the expansion of hosting operations. Specifically, the expenditures include $200.0 million for new and expanded hosting centers, $45.0 million for additional servers, and the balance for product development, software licenses, IT systems, a new Web operations control center and leasehold improvements. Approximately $50.0 million of capital has been budgeted for network equipment, systems and facilities to support the growth of our high-speed access business.

     We also have significant debt service requirements. At December 31, 1999 our long-term liabilities were $1,098.8 million, and the expected annual interest expense associated with the 1997 Notes, March 1998 Notes, the November 1998 Notes and the November 1999 Notes is approximately $119.2 million. The interest expense and principal repayment obligations associated with our debt could have a significant effect on our future operations.

     Our anticipated expenditures are inherently uncertain and will vary widely based on many factors including operating performance and working capital requirements, the cost of additional acquisitions and investments, the requirements for capital equipment to operate our business and our ability to raise additional funds. Accordingly, we may need significant amounts of cash in excess of our plan, and no assurance can be given as to the actual amounts of our future expenditures. We will have to increase revenue without a commensurate increase in costs to generate sufficient cash to enable us to meet our debt service obligations. There can be no assurance that we will have sufficient financial resources if operating losses increase or additional acquisition or other investment opportunities become available.

     We expect to meet our capital needs for the next 12 months with cash on hand, and beyond 12 months, with the proceeds from the sale or issuance of capital stock, the credit facility, lease financing and additional debt. We regularly examine financing alternatives based on prevailing market conditions and expect to access the capital markets from time to time based on our current and anticipated cash needs and market opportunities. Over the longer term, we will be dependent on obtaining positive operating cash flow and, to the extent cash flow is not sufficient, the availability of additional financing, to meet our debt service obligations. Insufficient funding may require us to delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our growth and ability to realize economies of scale. In addition, our operating flexibility with respect to certain business activities is limited by covenants associated with our indebtedness. There can be no assurance that such covenants will not adversely affect our ability to finance our future operations or capital needs or to engage in business activities that may be in our interest.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS 133 -- An Amendment of SFAS 133, has delayed the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The adoption of these pronouncements did not and is not expected to have a significant effect on the Company's financial position or results of operations.

IMPACT OF YEAR 2000

     The commonly referred to Year 2000 or Y2K issue results from the fact that many computer programs and systems were developed without considering the possible impact of a change in the century designation that occurred on January 1, 2000. As a result, these programs and systems use only two digits instead of four to identify the year in the date field. Many people were concerned that essential systems and programs might not properly recognize this date and therefore could generate wrong data, calculate erroneous results, or fail if the issue remained uncorrected. As a result of these concerns, we undertook a pervasive inventory, internal and third party compliance assessment, and service-level testing effort across all of our operations. Based on these initiatives we discovered certain non-material Y2K compliance issues and took appropriate corrective actions in advance of January 1, 2000. On January 1, 2000 and since that time, we have not experienced any significant Year 2000 problems in connection with any of our systems or operations. Based on that experience, we do not expect that we will encounter any significant latent Y2K-related problems in the future. As of December 31, 1999, we had spent approximately $1 million in the aggregate in connection with our Y2K assessment and remediation efforts. These costs included external costs primarily associated with outside consultants, and hardware and software remediation costs incurred in connection with the compliance program. These costs do not include internal costs for employee time spent on the project, and various system upgrades that we implemented and that otherwise would be part of our overall capital expenditure program.

FORWARD-LOOKING STATEMENTS

     The statements included in the discussion and analysis above that are not historical or factual are "forward-looking statements" (as that term is defined in the Private Securities Litigation Reform Act of 1995). The safe harbor provisions provided in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, apply to forward-looking statements made by Verio. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management cautions the reader that these forward-looking statements addressing the timing, costs and scope of our acquisition of, or investments in, existing affiliates, the revenue and profitability levels of the affiliates in which we invest, the anticipated reduction in operating costs resulting from the integration and optimization of those affiliates, and other matters contained herein or therein from time to time regarding matters that are not historical facts, are only predictions. No assurance can be given that future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based on current expectations and a variety of assumptions relating to the business of Verio, which, although we consider them reasonable, may not be realized. Because of the number and range of the assumptions underlying Verio's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of Verio, some of the assumptions will not materialize and unanticipated events and circumstances may occur subsequent to the date of this report. Therefore, the actual experience of Verio and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     The following discussion relates to Verio's exposure to market risk related to changes in interest rates, foreign currency exchange rates and security prices. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially due to a number of factors.

INTEREST RATE RISK

     At December 31, 1999, Verio had cash and cash equivalents and securities available for sale of approximately $885.5 million (including restricted cash of $20.5 million). These securities available for sale include highly liquid investments in debt obligations of highly rated entities with maturities of between one and 360 days and equity securities. The investments in debt obligations of $107.4 million are subject to interest rate risk and will fall in value if market interest rates increase. Verio expects to hold these investments in debt obligations until maturity, and therefore expects to realize the full value of these investments, even though changes in interest rates may affect their value prior to maturity. If interest rates decline over time, this will result in a reduction of our interest income as our cash is reinvested at lower rates.

     Verio has debt that is substantial in relation to its stockholders' equity and cash flow. At December 31, 1999, Verio had long-term liabilities in the aggregate amount of $1,098.8 million, representing 67% of its total capitalization. The majority of Verio's long-term debt is comprised of fixed rate debt resulting from the issuance of the 1997 Notes, the March 1998 Notes, the November 1998 Notes and the November 1999 Notes. A change of interest rates would not affect our obligations under these agreements. Increases in market interest rates would increase the interest expense associated with any future borrowings under our bank credit facility.

FOREIGN CURRENCY RATE RISK

     Verio does not currently have any significant foreign currency exposure. However, a portion of our revenue (approximately 10%) is generated from sources outside the United States. Some of these transactions are denominated in local currencies, and any currency devaluation would affect the amount of revenues that Verio would receive from its international operations. As these operations represent a small portion of Verio's revenue, we do not have any significant overall currency exposure at December 31, 1999. Verio does not hedge against foreign currency rate changes.

     On January 1, 1999, 11 of 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro, and adopted the euro as their common legal currency (the "Euro Conversion"). Verio has not commenced any assessment of the effects of the Euro Conversion. Based on the size of our international investments, any effect is not expected to be material.

SECURITY PRICES

     Verio is also exposed to changes in stock prices as a result of its holdings in publicly traded equity securities. Changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                   VERIO INC.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

DESCRIPTION                                                   PAGE
-----------                                                   ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-3
Consolidated Statements of Operations and Comprehensive
  Losses for the years ended December 31, 1997, 1998 and
  1999......................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended December 31, 1997, 1998 and 1999......  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................  F-6
Notes to Consolidated Financial Statements..................  F-7
Independent Auditors' Report on Financial Statement
  Schedule..................................................  S-1
Schedule II: Valuation and Qualifying Accounts..............  S-2

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verio Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

Denver, Colorado
March 9, 2000

                          VERIO INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                  1998          1999
                                                              ------------   ----------
                                                                (IN THOUSANDS, EXCEPT
                                                                     SHARE DATA)
Current assets:
  Cash and cash equivalents.................................   $ 433,424     $  506,055
  Securities available for sale.............................     143,963        358,969
  Restricted cash and securities (note 4 and 6).............      13,629         18,801
  Trade receivables, net of allowance for doubtful accounts
    of $4,763 and $8,694....................................      15,084         32,642
  Prepaid expenses and other................................       7,831         14,386
                                                               ---------     ----------
         Total current assets...............................     613,931        930,853
Restricted cash and securities (note 4 and 6)...............       1,176          1,680
Investments in affiliates, at cost (note 2).................       8,298          8,957
Prepaid marketing expense (note 2)..........................          --         17,247
Equipment and leasehold improvements (note 3)...............      77,118        269,132
Less accumulated depreciation and amortization..............     (26,672)       (64,002)
                                                               ---------     ----------
  Net equipment and leasehold improvements..................      50,446        205,130
Other assets:
  Goodwill, net of accumulated amortization of $21,614 and
    $79,263 (note 2)........................................     236,696        546,936
  Debt issuance costs, net of accumulated amortization of
    $1,710 and $3,934.......................................      18,542         28,362
  Other, net of accumulated amortization of $624 and $8,262
    (note 2)................................................       4,623         24,559
                                                               ---------     ----------
         Total assets.......................................   $ 933,712     $1,763,724
                                                               =========     ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  10,501     $   29,807
  Accrued expenses..........................................      14,228         42,223
  Accrued interest payable..................................       9,634         18,620
  Line of credit, notes payable and current portion of
    long-term debt (note 4).................................       3,329            945
  Current portion of capital lease obligations (note 5).....       5,848         15,447
  Deferred revenue..........................................      12,512         24,800
                                                               ---------     ----------
         Total current liabilities..........................      56,052        131,842
Long-term debt, less current portion, net of discount (note
  4)........................................................     668,177      1,070,601
Capital lease obligations, less current portion (note 5)....       6,441         16,080
Other long-term liabilities (note 2)........................          --         12,078
                                                               ---------     ----------
         Total liabilities..................................     730,670      1,230,601
                                                               ---------     ----------
Minority interests in subsidiaries (note 2).................         361             --
Stockholders' equity (note 7):
  Preferred stock, 12,500,000 shares authorized; 7,200,000
    outstanding of 6.75% Series A Convertible Preferred
    (aggregate liquidation preference $360,000) (note 6)....          --        347,304
  Common stock, $.001 par value; 250,000,000 shares
    authorized; 66,292,020 and 77,769,395 shares issued and
    outstanding at December 31, 1998 and 1999...............          66             78
  Additional paid-in capital................................     376,131        462,480
  Accumulated deficit.......................................    (173,516)      (366,290)
  Accumulated other comprehensive income....................          --         89,551
                                                               ---------     ----------
         Total stockholders' equity.........................     202,681        533,123
                                                               ---------     ----------
Commitments and contingencies (note 5)
         Total liabilities and stockholders' equity.........   $ 933,712     $1,763,724
                                                               =========     ==========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSSES

                                                                 YEARS ENDED DECEMBER 31,
                                                           -------------------------------------
                                                              1997         1998          1999
                                                           ----------   -----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Internet connectivity:
     Dedicated...........................................  $  16,383    $   53,274    $  95,674
     Dial-up.............................................      7,093        22,865       24,997
  Enhanced services and other............................     12,216        44,514      137,665
                                                           ---------    ----------    ---------
          Total revenue..................................     35,692       120,653      258,336
Costs and expenses:
  Cost of service........................................     15,974        54,023       79,288
  Sales and marketing....................................     10,744        33,320       60,623
  General and administrative and other (note 7)..........     38,639        84,602      126,987
  Depreciation and amortization..........................     10,624        39,726      109,505
                                                           ---------    ----------    ---------
          Total costs and expenses.......................     75,981       211,671      376,403
                                                           ---------    ----------    ---------
     Loss from operations................................    (40,289)      (91,018)    (118,067)
Other income (expense):
  Interest income........................................      6,080        14,628       23,344
  Interest expense.......................................    (11,826)      (35,946)     (87,183)
  Equity in losses of affiliates.........................     (1,958)           --           --
                                                           ---------    ----------    ---------
     Loss before minority interests and extraordinary
       item..............................................    (47,993)     (112,336)    (181,906)
Minority interests.......................................      1,924           482           --
                                                           ---------    ----------    ---------
  Loss before extraordinary item.........................    (46,069)     (111,854)    (181,906)
Extraordinary item -- loss related to debt repurchase
  (note 4)...............................................         --       (10,101)          --
                                                           ---------    ----------    ---------
          Net loss.......................................    (46,069)     (121,955)    (181,906)
Accretion of preferred stock to liquidation value and
  return on convertible preferred stock (note 6).........       (260)          (87)     (10,868)
                                                           ---------    ----------    ---------
          Net loss attributable to common stockholders...  $ (46,329)   $ (122,042)   $(192,774)
                                                           =========    ==========    =========
Weighted average number of common shares
  outstanding -- basic and diluted.......................      2,290        42,752       75,372
                                                           =========    ==========    =========
Loss per common share -- basic and diluted:
  Loss per common share before extraordinary item........  $  (20.24)   $    (2.62)   $   (2.56)
  Extraordinary item.....................................         --         (0.23)          --
                                                           ---------    ----------    ---------
     Loss per common share...............................  $  (20.24)   $    (2.85)   $   (2.56)
                                                           =========    ==========    =========
Net loss.................................................  $ (46,069)   $ (121,955)   $(181,906)
                                                           ---------    ----------    ---------
Other comprehensive income (losses):
  Foreign currency translation loss......................         --            --         (153)
  Unrealized gains on securities.........................         --            --       89,704
                                                           ---------    ----------    ---------
Other comprehensive income...............................         --            --       89,551
                                                           ---------    ----------    ---------
          Total comprehensive losses.....................  $ (46,069)   $ (121,955)   $ (92,355)
                                                           =========    ==========    =========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                         ACCUMULATED
                                                           COMMON STOCK      ADDITIONAL                     OTHER
                                           PREFERRED   --------------------   PAID-IN     ACCUMULATED   COMPREHENSIVE
                                             STOCK       SHARES     AMOUNT    CAPITAL       DEFICIT        INCOME         TOTAL
                                           ---------   ----------   -------  ----------   -----------   -------------   ---------
                                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCES AT JANUARY 1, 1997..............  $     --     2,180,000       $ 2   $  1,088     $  (5,145)      $    --      $  (4,055)
Issuance of common stock for exercise of
  options................................        --       152,400        --        148            --            --            148
Issuance of common stock for cash........        --       176,666        --        360            --            --            360
Warrants issued in connection with debt
  offering (note 4)......................        --            --        --     12,675            --            --         12,675
Issuance of preferred stock in business
  combination (note 6)...................    10,200            --        --         --            --            --         10,200
Accretion of redeemable preferred stock
  to liquidation value...................        --            --        --         --          (260)           --           (260)
Net loss.................................        --            --        --         --       (46,069)           --        (46,069)
                                           --------    ----------       ---   --------     ---------       -------       --------
BALANCES AT DECEMBER 31, 1997............    10,200     2,509,066         2     14,271       (51,474)           --        (27,001)
Issuance of common stock for:
  Exercise of options....................        --       315,770         1        664            --            --            665
  Exercise of warrants...................        --     1,313,976         1          5            --            --              6
  Employee purchases.....................        --       143,094        --        988            --            --            988
Issuance of common stock in initial
  public offering, net of expenses (note
  7).....................................        --    11,470,000        12    120,806            --            --        120,818
Issuance of common stock to private
  investor (note 7)......................        --     8,987,754         9     99,990            --            --         99,999
Issuance of Series D-1 preferred stock in
  business combinations (notes 2 and
  6).....................................    26,726            --        --         --            --            --         26,726
Accretion of redeemable preferred stock
  to liquidation value...................        --            --        --         --           (87)           --            (87)
Issuance of common stock pursuant to
  conversion of Series D-1 preferred
  stock (note 6).........................   (36,926)    4,429,026         4     36,922            --            --             --
Issuance of common stock pursuant to
  Conversion of Series A, B and C
  redeemable preferred stock (note 6)....        --    37,123,334        37     97,269            --            --         97,306
Issuance of common stock options in
  business combinations (note 2).........        --            --        --      1,937            --            --          1,937
Stock option related compensation and
  severance costs (note 7)...............        --            --        --      3,279            --            --          3,279
Net loss.................................                                                   (121,955)                    (121,955)
                                           --------    ----------       ---   --------     ---------       -------       --------
BALANCES AT DECEMBER 31, 1998............  $     --    66,292,020        66    376,131      (173,516)           --        202,681
Issuance of common stock for:
  Exercise of options....................        --     2,404,210         2     10,601            --            --         10,603
  Exercise of warrants...................        --     1,657,437         2        914            --            --            916
  Employee purchases.....................        --       360,276         1      2,811            --            --          2,812
  Exercise of warrants issued pursuant to
    a
    non-cash exchange of notes...........        --       715,760         1      2,357            --            --          2,358
Stock issued pursuant to the acquisition
  of Best Internet Communications, Inc.
  (note 2)...............................        --     6,289,692         6     50,314            --            --         50,320
Issuance of common stock, options and
  warrants in business combinations (note
  2).....................................        --        50,000        --     17,612            --            --         17,612
Issuance of convertible preferred stock,
  net of issuance costs..................   347,304            --        --         --            --            --        347,304
Stock option related compensation and
  severance costs (note 7)...............        --            --        --      1,740            --            --          1,740
Other comprehensive income...............        --            --        --         --            --        89,551         89,551
Return on convertible preferred stock....        --            --        --         --       (10,868)           --        (10,868)
Net loss.................................        --            --        --         --      (181,906)           --       (181,906)
                                           --------    ----------       ---   --------     ---------       -------      ---------
BALANCES AT DECEMBER 31, 1999............  $347,304    77,769,395       $78   $462,480     $(366,290)      $89,551      $ 533,123
                                           ========    ==========       ===   ========     =========       =======      =========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $ (46,069)  $(121,955)  $(181,906)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Depreciation and amortization...........................     10,624      39,726     109,505
    Minority interests' share of losses.....................     (1,924)       (482)         --
    Stock option related compensation and severance costs...         --       3,279       1,740
    Other...................................................         --          --        (377)
    Equity in losses of affiliates..........................      1,958          --          --
    Extraordinary item -- loss related to debt repurchase...         --      10,101          --
    Changes in operating assets and liabilities, excluding
      effects of business combinations:
      Receivables...........................................     (1,561)     (2,058)    (12,895)
      Prepaid expenses and other current assets.............     (2,305)     (1,283)     (9,630)
      Accounts payable......................................     (1,656)     (1,766)     15,779
      Accrued expenses......................................      3,082         654       2,877
      Accrued interest payable..............................        844       9,674      (1,008)
      Deferred revenue......................................      1,684        (129)      6,336
                                                              ---------   ---------   ---------
         Net cash used by operating activities..............    (35,323)    (64,239)    (69,579)
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Acquisition of equipment and leasehold improvements.......    (14,547)    (23,058)   (146,840)
  Acquisition of net assets in business combinations and
    investments in affiliates, net of cash acquired.........    (64,023)   (151,119)   (321,572)
  Change in restricted cash and securities..................    (40,554)     25,750      (5,343)
  Purchase of securities available for sale, net............     (9,924)   (134,039)   (105,522)
  Other.....................................................     (1,206)     (2,425)    (12,389)
                                                              ---------   ---------   ---------
    Net cash used by investing activities...................   (130,254)   (284,891)   (591,666)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from lines of credit, notes payable and long-term
    debt, net of issuance costs.............................    145,512     559,340     387,081
  Repayments of lines of credit and notes payable...........     (3,468)    (57,885)     (3,177)
  Repayments of capital lease obligations...................       (950)     (4,039)    (11,663)
  Proceeds from issuance of common and preferred stock, net
    of issuance costs.......................................     20,678     222,476     361,635
                                                              ---------   ---------   ---------
    Net cash provided by financing activities...............    161,772     719,892     733,876
                                                              ---------   ---------   ---------
    Net increase (decrease) in cash and cash equivalents....     (3,805)    370,762      72,631
Cash and cash equivalents:
  Beginning of year.........................................     66,467      62,662     433,424
                                                              ---------   ---------   ---------
  End of year...............................................  $  62,662   $ 433,424   $ 506,055
                                                              =========   =========   =========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................  $  10,982   $  27,156   $  83,019
                                                              =========   =========   =========
  Cash paid for return on convertible preferred stock.......  $      --   $      --   $   6,075
                                                              =========   =========   =========
Supplemental disclosures of non-cash investing and financing activities:
  Equipment acquired through capital lease obligations......  $   3,301   $  11,027   $  29,293
                                                              =========   =========   =========
  Acquisition of net assets in business combinations through
    issuance of notes payable...............................  $   4,718   $      --   $      --
                                                              =========   =========   =========
  Acquisition of net assets in business combinations through issuance of preferred stock, common stock and preferred
    stock options...........................................  $  10,200   $  28,663   $  67,932
                                                              =========   =========   =========
  Warrants issued in connection with debt offering..........  $  12,675   $      --   $      --
                                                              =========   =========   =========
  Other liabilities incurred for prepaid marketing expense
    and acquisition of customers through AOL agreement......  $      --   $      --   $  25,000
                                                              =========   =========   =========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     Verio Inc. (Verio or the Company) was incorporated on March 1, 1996. Verio commenced operations in April 1996 and had no activity other than the sale of common stock to founders prior to April 1, 1996. Since then, Verio has rapidly established a global presence by acquiring and growing Internet service providers with a business customer focus. Verio is the world-wide leader in hosting domain-based Web sites and is a leading provider of high speed connectivity and enhanced services such as electronic commerce and virtual private networks to small and medium sized businesses. Verio operates in one business segment and has operations in the United States, Europe and Asia. International operations were not significant in 1997, 1998, and approximated 10% of total revenue in 1999.

     The accompanying consolidated financial statements include the accounts of Verio and its majority owned subsidiaries, as described in Note 2. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

  (b) Cash and Cash Equivalents, Restricted Cash and Securities Available for
      Sale

     Verio considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Included in cash equivalents as of December 31, 1998 and 1999 are U.S. government, municipal and corporate debt securities, money market accounts and commercial paper totaling $433.4 million and $506.1 million respectively, with maturities ranging from thirty to ninety days. Verio's securities available for sale consist of readily marketable debt securities with remaining maturities of more than 90 days and less than 360 days at time of purchase, commercial paper and equity securities. Verio has classified a portion of its investment portfolio as available for sale securities. Available for sale securities are stated at fair value with unrealized gains and losses included in other comprehensive income. Realized gains and losses are determined on a specific identification basis. Securities available for sale consisted of the following as of December 31:

                                                             FAIR VALUE
                                                          -----------------         1999
                                                           1998      1999      INTEREST RATES
                                                          -------   -------   ----------------
                                                           (IN THOUSANDS)
Commercial paper........................................   68,627   149,958          --
Corporate notes and bonds...............................    9,794    47,600   6.125% to 9.500%
Medium term notes.......................................   56,944    52,821   6.125% to 9.500%
Equity securities.......................................       --   108,537          --
Other...................................................    8,598        53          --
                                                          -------   -------
                                                          143,963   358,969
                                                          =======   =======

     At December 31, 1998, the amortized cost of these securities approximated market value. In 1999, unrealized gains were approximately $89.7 million, primarily related to equity securities.

     Restricted cash and securities include U.S. government securities which are considered to be securities held to maturity and recorded at cost. At December 31, 1998 and 1999, cost approximated market value.

  (c) Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. The cost of the 20-year capacity agreement with Qwest Communications Corporation ("Qwest") will be depreciated using the

                          VERIO INC. AND SUBSIDIARIES
straight line method over the life of the agreement. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

  (d) Investments in Affiliates

     Investments in affiliates generally represent newly issued preferred or common shares of various affiliates. During the year ended December 31, 1997, Verio recognized equity in losses of affiliates of $1,958,000. Such losses were not significant for the years ended December 31, 1998 and 1999.

  (e) Other Assets

     The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a 10-year period. Other intangibles are amortized using the straight-line method over periods ranging from three to seven years.

  (f) Debt Issuance Costs

     Debt issuance costs are amortized over the terms of the related debt.

  (g) Long-Lived Assets

     Verio evaluates the carrying value of its long-lived assets, including goodwill, under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon undiscounted cash flows. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  (h) Revenue Recognition

     Revenue related to Internet and enhanced services is recognized as the services are provided, and deferred and amortized to operations for amounts billed relating to future periods. Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  (i) Peering Relationships

     Verio does not pay any fees in connection with its peering relationships with other companies and does not record revenue or expense in connection with those arrangements. The nature of these relationships is that the parties share the responsibility for communications that occur between their respective local networks. These peering relationships are essentially exchanges of similar productive assets rather than the culmination of an earnings process. Accordingly, these arrangements are not reflected in the operations of Verio.

  (j) Income Taxes

     Verio accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the

                          VERIO INC. AND SUBSIDIARIES
difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

  (k) Stock-Based Compensation

     Verio accounts for its stock-based compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). Verio has provided pro forma disclosures of net loss and loss per share as if the fair value based method of accounting for the plans, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied. Pro forma disclosures include the effects of employee stock options granted subsequent to January 1, 1996.

  (l) Loss Per Share

     Loss per share ("EPS") is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128). Under SFAS 128, basic EPS excludes dilution for potential common stock and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS are the same in 1997, 1998 and 1999, as all potential common stock instruments, consisting of options, warrants and convertible preferred stock, are antidilutive.

  (m) Reclassifications

     Certain prior year amounts have been reclassified for comparability with the 1999 presentation.

                          VERIO INC. AND SUBSIDIARIES

(2) BUSINESS COMBINATIONS, INVESTMENTS IN AFFILIATES AND ASSET ACQUISITIONS

     During the year ended December 31, 1997, Verio completed 24 business combinations and investments for cash, notes payable and preferred stock. All of the acquisitions were accounted for using the purchase method of accounting. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in Verio's consolidated statement of operations from the dates of acquisition. Eighteen subsidiaries were acquired and newly consolidated during 1997. In addition, Verio formed two new start-up subsidiaries. Summary information regarding these acquisitions is as follows:

  Consolidated acquisitions in 1997:

                                                                         TOTAL OWNERSHIP
                                                           OWNERSHIP       INTEREST AT      APPROXIMATE
                                                            INTEREST      DECEMBER 31,        PURCHASE
BUSINESS NAME                          ACQUISITION DATE   PURCHASED(A)       1997(A)          PRICE(E)
-------------                          ----------------   ------------   ---------------   --------------
                                                                                           (IN THOUSANDS)
Global Enterprise
  Services -- Network Division......  January 17, 1997        100%            100%(d)         $ 2,350
Pioneer Global Telecommunications,
  Inc. .............................  February 6, 1997        100%            100%(c)           1,011
Compute Intensive Inc. .............  February 18, 1997        55%             55%(b)           4,900
NorthWestNet, Inc. .................  February 28, 1997        85%             85%(c)           9,464
RUSTnet, Inc. ......................  March 14, 1997          100%            100%(c)           1,703
Aimnet Corporation..................  May 19, 1997             55%
                                      September 22, 1997       45%            100%(c)           7,613
Branch Information Services, Inc....  September 17, 1997      100%            100%(c)           1,687
West Coast Online, Inc. ............  April 29, 1997           12%
                                      September 30, 1997       68%            100%(b)           1,775
Communique, Inc. ...................  October 2, 1997         100%            100%(c)           3,000
Clark Internet Services, Inc........  October 17, 1997         51%             51%(b)           3,520
ATMnet..............................  November 5, 1997        100%            100%(d)           5,522
Global Internet Network Services,
  Inc. .............................  December 1, 1997        100%            100%(c)           6,000
Surf Network, Inc. .................  January 31, 1997         25%
                                      December 22, 1997        75%            100%(b)             603
PREPnet.............................  December 24, 1997       100%            100%(d)           1,405
Sesquinet...........................  December 24, 1997       100%            100%(d)             732
Service Tech, Inc. .................  August 1, 1997           40%
                                      December 31, 1997        60%            100%(b)           2,055
Monumental Network Systems, Inc.....  December 31, 1997       100%            100%(c)           3,962
Internet Servers, Inc. .............  December 31, 1997       100%            100%(c)          20,000
                                                                                              -------
                                                                                              $77,302
Acquisition costs.......................................................................        3,396
                                                                                              -------
                                                                                              $80,698
                                                                                              =======

     The aggregate purchase price, including acquisition costs, was allocated based upon fair values as follows:

Equipment..................................................  $12,378
Goodwill...................................................   77,772
Net current liabilities....................................   (9,452)
                                                             -------
          Total purchase price.............................  $80,698
                                                             =======

                          VERIO INC. AND SUBSIDIARIES

  Unconsolidated investments in 1997:

                                                                       TOTAL OWNERSHIP
                                                          OWNERSHIP      INTEREST AT      APPROXIMATE
                                                          INTEREST      DECEMBER 31,        PURCHASE
BUSINESS NAME                         ACQUISITION DATE   PURCHASE(A)       1997(A)          PRICE(E)
-------------                         ----------------   -----------   ---------------   --------------
                                                                                         (IN THOUSANDS)
Pacific Rim Network, Inc. ..........  February 4, 1997       27%             27%(b)          $  150
Internet Engineering Associates,
  Inc. .............................  March 4, 1997          20%             20%(b)             206
Internet Online, Inc. ..............  March 5, 1997          35%             35%(b)           1,050
Structured Network Systems, Inc.....  March 6, 1997          20%             20%(b)             150
National Knowledge Networks, Inc....  November 7, 1997       15%             41%(b)             599
Signet Partners, Inc. ..............  November 20, 1997      16%             41%(b)             414
                                                                                             ------
                                                                                             $2,569
Acquisition costs.....................................................................          253
                                                                                             ------
                                                                                             $2,822
                                                                                             ======

                          VERIO INC. AND SUBSIDIARIES

     During the year ended December 31, 1998, Verio purchased additional investments in 11 of its partially-owned affiliates and acquired 15 new internet service providers for a combination of cash and Series D-1 Preferred Stock. All acquisitions were accounted for using the purchase method of accounting. For those businesses acquired and consolidated, the results of operations are included in Verio's consolidated statement of operations from the dates of acquisition. Summary information regarding the 1998 business combinations is as follows:

  Consolidated acquisitions in 1998:

                                                                        TOTAL OWNERSHIP
                                                          OWNERSHIP       INTEREST AT      APPROXIMATE
                                                           INTEREST      DECEMBER 31,        PURCHASE
BUSINESS NAME                         ACQUISITION DATE   PURCHASED(A)       1998(A)          PRICE(E)
-------------                         ----------------   ------------   ---------------   --------------
                                                                                          (IN THOUSANDS)
Signet Partners, Inc. ..............  January 30, 1998        14%              --                  --
                                      February 26, 1998       45%            100%            $  1,925
Pacific Rim Network, Inc. ..........  February 16, 1998       73%            100%                 730
Clark Internet Services, Inc. ......  February 25, 1998       49%            100%               3,863
Internet Engineering Associates,
  Inc...............................  February 25, 1998       80%            100%               1,608
On-Ramp Technologies, Inc. .........  February 26, 1998       45%            100%              11,849
National Knowledge Networks, Inc....  February 27, 1998       59%            100%               2,092
Access One, Inc. ...................  February 27, 1998       80%            100%               5,601
NSNet, Inc. ........................  February 27, 1998      100%            100%               3,661
NorthWestNet, Inc. .................  March 6, 1998           15%            100%               4,803
LI Net, Inc. .......................  April 9, 1998          100%            100%               6,500
STARnet, L.L.C. ....................  April 14, 1998         100%            100%               3,500
Computing Engineers Inc. ...........  April 15, 1998         100%            100%               9,000
Florida Internet Corporation........  April 15, 1998         100%            100%               2,200
Structured Network Systems, Inc. ...  April 16, 1998          80%            100%               1,250
Compute Intensive Inc. .............  April 24, 1998          45%            100%              14,260
Matrix Online Media, Inc. ..........  May 5, 1998            100%            100%               4,000
PacketWorks, Inc. ..................  June 19, 1998          100%            100%                 852
Internet Online, Inc. ..............  June 30, 1998           65%            100%               4,200
NTX, Inc. (TABNet)..................  July 7, 1998           100%            100%              45,800
MagicNet, Inc. .....................  July 23, 1998          100%            100%               3,300
Smart.Connect (a division of
  FiberServices, Inc.)..............  August 5, 1998         100%            100%               1,009
TerraNet............................  August 7, 1998         100%            100%               4,271
Internet Now, Inc. .................  August 20, 1998        100%            100%                 998
WWW Service AG......................  October 21, 1998        80%             80%               8,430
Tinkleman Enterprises, Inc.
  (NYNet)...........................  December 3, 1998       100%            100%               7,000
QualNet, Inc. (Internet Access
  Group, Inc. and Great Plains Net,
  Inc.).............................  December 31, 1998      100%            100%              15,535
                                                                                             --------
                                                                                              168,237
Acquisition costs......................................................................         6,255
                                                                                             --------
                                                                                             $174,492
                                                                                             ========

                          VERIO INC. AND SUBSIDIARIES

     The aggregate purchase price, including acquisition costs, was allocated based upon fair values as follows:

Equipment.................................................  $  6,586
Goodwill..................................................   171,499
Net current liabilities...................................    (3,593)
                                                            --------
          Total purchase price............................  $174,492
                                                            ========

---------------

(a) Represented existing ownership interest or, in the case of investments in preferred stock, ownership upon conversion of preferred shares to common, on a fully diluted basis.

(b)  Represented ownership of preferred stock of affiliate or subsidiary.

(c)  Represented ownership of common stock of affiliate or subsidiary.

(d)  Represented acquisition of net assets.

(e) Purchase prices are comprised of cash, notes payable, the issuance of shares of Series D-1 preferred stock, and the granting of an option to purchase shares of Series D-1 preferred stock. The value of such shares, which were converted to common stock of Verio in May 1998, as described in note 6, was generally determined by Verio's Board of Directors based on comparable valuations of private and public companies, methodologies based on multiples of revenue and discounted cash flows, and arms-length negotiated values.

     In January 1999, Verio completed the acquisition of all the outstanding common stock of Best Internet Communications, Inc. (which does business as Hiway Technologies, Inc. ("Hiway")) for total consideration of approximately $241.5 million, including $176.0 million in cash and approximately 9.8 million shares of Verio common stock. In February 1999, Verio completed the acquisition of Web Communications, LLC for approximately $8.0 million in cash. In July 1999, Verio acquired all of the outstanding stock of Computer Services Group, Inc. (which does business as digitalNATION) for $100.0 million in cash. In December 1999, Verio purchased 31% of one of its start-up subsidiaries for 50,000 shares of common stock bringing Verio's ownership to 100% and also purchased the remainder of a subsidiary majority owned by Hiway for approximately $3.5 million in cash. All acquisitions were accounted for using the purchase method of accounting. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in Verio's consolidated statement of operations from the dates of acquisition. Summary information regarding the 1999 business combinations is as follows:

  Consolidated acquisitions in 1999:

                                                                   OWNERSHIP
                                                                   INTEREST     APPROXIMATE
BUSINESS NAME                                   ACQUISITION DATE   PURCHASED   PURCHASE PRICE
-------------                                   ----------------   ---------   --------------
                                                                               (IN THOUSANDS)
Best Internet Communications, Inc. ...........  January 5, 1999      100%         $241,505
Web Communications, LLC.......................  February 19, 1999    100%            8,000
Computer Services Group, Inc.
  (digitalNATION).............................  July 13, 1999        100%          100,000
                                                                                  --------
                                                                                  $349,505
Acquisition costs...........................................................         5,276
                                                                                  --------
                                                                                  $354,781
                                                                                  ========

                          VERIO INC. AND SUBSIDIARIES

     The aggregate purchase price, including acquisition costs, was allocated based upon fair values as follows:

Equipment.................................................  $ 19,110
Goodwill..................................................   349,944
Net current liabilities...................................   (14,273)
                                                            --------
          Total purchase price............................  $354,781
                                                            ========

     The following presents the condensed unaudited pro forma results of operations of Verio as though the above noted acquisitions had occurred at the beginning of the respective period in which the acquisition occurred, as well as at the beginning of the immediately preceding period:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT FOR
                                                                   PER SHARE DATA)
Revenue.....................................................   $ 194,806     $ 263,697
Net loss....................................................    (149,091)     (186,459)
Net loss attributable to common stockholders................    (149,178)     (197,327)
Loss per common share -- basic and diluted..................   $   (3.04)    $   (2.61)

     The pro forma results do not necessarily represent results that would have occurred if the consolidated acquisitions had occurred at the beginning of the respective periods nor are they necessarily indicative of the results of future operations.

     Investment in affiliates at December 31, 1999 consists primarily of the Company's cost-based investment in VIANet.Works, Inc.

     Effective March 4, 1999, Verio entered into an agreement with America Online, Inc. ("AOL"). Under this three-year agreement, Verio will purchase advertising promotions from AOL to promote Verio's Web hosting and related business-focused commerce products and services on AOL's four key U.S. on-line media properties. Verio's promotional rights with respect to Web hosting and designated electronic commerce products and services are exclusive during this period on these four specified sites. AOL has also conveyed its Prime Host and CompuServe BusinessWeb hosting customers to Verio. Verio agreed to make guaranteed payments totaling $42.5 million over the first two years of the agreement, with AOL participating in future revenue under specified circumstances defined in the agreement. The first payment of $17.5 million was made in March 1999. The guaranteed payments to AOL have been allocated to subscribers and prepaid advertising costs based on the estimated fair values of the assets acquired, and are amortized over a three year period. At December 31, 1999, $25.0 million was due under the agreement and is included in current and other long-term liabilities.

(3) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------   --------
Internet access and computer equipment......................  $66,408   $175,111
Fiber capacity..............................................       --     65,477
Furniture, fixtures and computer software...................    5,823      9,062
Leasehold improvements......................................    4,887     19,482
                                                              -------   --------
                                                              $77,118   $269,132
                                                              =======   ========

                          VERIO INC. AND SUBSIDIARIES

     Total depreciation and amortization expense was $6.9 million, $19.5 million and $41.8 million for the years ended December 31, 1997, 1998 and 1999, respectively.

     As of December 31, 1999, the Company had entered into a 20-year capacity agreement with Qwest to acquire fiber capacity on Qwest's fiber optic network for $65.5 million which is being depreciated using the straight-line method over the life of the agreement.

(4) DEBT

     Lines of credit, notes payable and long-term debt as of December 31 consists of the following:

                                                                1998        1999
                                                              --------   ----------
                                                                 (IN THOUSANDS)
10 5/8% Senior Notes due 2009(a)............................  $     --   $  400,000
11 1/4% Senior Notes due 2008(b)............................   400,000      400,000
10 3/8% Senior Notes due 2005(c)............................   175,000      175,000
13 1/2% Senior Notes due in 2004, net of unamortized
  discount of $7,296 and 6,375 as of December 31, 1998 and
  December 31, 1999, respectively(d)........................    92,704       93,625
Unsecured notes payable bearing interest primarily at 7%,
  due in 1998, 1999 and 2000................................     1,418          945
Other.......................................................     2,384        1,976
                                                              --------   ----------
                                                               671,506    1,071,546
Less current portion........................................    (3,329)        (945)
                                                              --------   ----------
Long-term debt, less current portion........................  $668,177   $1,070,601
                                                              ========   ==========

---------------

(a) On November 19, 1999, Verio completed the private placement of $400.0 million principal amount of senior notes (the "November 1999 Notes"). The November 1999 Notes are redeemable at the option of Verio commencing November 15, 2004. The November 1999 Notes mature on November 15, 2009. Interest on the November 1999 Notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2000. The November 1999 Notes are senior unsecured obligations of Verio ranking equally in right of payment with all existing and future unsecured and senior indebtedness.

(b) On November 25, 1998, Verio completed the private placement of $400.0 million principal amount of senior notes (the "November 1998 Notes"). The November 1998 Notes are redeemable at the option of Verio commencing December 1, 2003. The November 1998 Notes mature on December 1, 2008. Interest on the November 1998 Notes is payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1999. The November 1998 Notes are senior unsecured obligations of Verio ranking equally in right of payment with all existing and future unsecured and senior indebtedness. The November 1998 Notes contain terms that are substantially similar to the March 1998 Notes and the 1997 Notes.

(c) On March 25, 1998, Verio completed the private placement of $175.0 million principal amount of senior notes (the "March 1998 Notes"). The March 1998 Notes are redeemable at the option of Verio commencing April 1, 2002. The March 1998 Notes mature on April 1, 2005. Interest on the March 1998 Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. The March 1998 Notes are senior unsecured obligations of Verio ranking equally in right of payment with all existing and future unsecured and senior indebtedness. The March 1998 Notes contain terms that are substantially similar to the 1997 Notes. Verio used approximately $54.5 million of the proceeds plus accrued interest to repurchase $50.0 million principal amount of the 1997 Notes. As a result, Verio was refunded approximately $13.3 million from the escrow account for the 1997 Notes, of

                          VERIO INC. AND SUBSIDIARIES
     which approximately $1.9 million was used to pay accrued and unpaid interest. This transaction resulted in an extraordinary loss of $10.1 million.

(d) In June 1997, Verio completed a debt offering of $150.0 million, 13 1/2% Senior Notes due 2004 (the "1997 Notes") and warrants to purchase 4,224,960 shares of common stock at $.005 per share, expiring on June 15, 2004. Interest on the 1997 Notes is payable semi-annually on June 15 and December 15 of each year. The value attributed to the warrants was recorded as debt discount and is being amortized to interest expense using the interest method over the term of the 1997 Notes. Upon closing, Verio deposited U.S. Treasury securities in an escrow account in an amount that, together with interest on the securities, will be sufficient to fund the first five interest payments (through December 1999) on the 1997 Notes. This restricted cash and securities balance totaled $13.1 million at December 31 1998. The 1997 Notes are redeemable on or after June 15, 2002 at 103% of the face value, decreasing to face value at maturity.

     If a change of control with respect to Verio occurs, Verio is required to make an offer to purchase all the Notes then outstanding at a price equal to 101% of the respective principal amount of the Notes, plus accrued and unpaid interest. In addition, the terms of the Notes restrict our ability to pay cash dividends on Verio's stock.

     Maturities of lines of credit, notes payable and long-term debt are as follows (in thousands):

2000.....................................................  $      945
2001.....................................................          --
2002.....................................................       1,976
2003.....................................................          --
2004.....................................................     100,000
Thereafter...............................................     968,625
                                                           ----------
                                                           $1,071,546
                                                           ==========

     Verio has an agreement with a group of commercial lending institutions to provide an aggregate of up to $100.0 million pursuant to a three-year revolving credit financing facility secured by substantially all of the stock of Verio's subsidiaries and by an agreement with Qwest pursuant to which Verio may lease fiber capacity from time to time. The credit financing facility expires on June 30, 2002 with interest at 2% above the LIBOR. There is a commitment fee of 1/2% per annum on the undrawn amount of the credit facility. No borrowings are outstanding under this facility as of December 31, 1999.

                          VERIO INC. AND SUBSIDIARIES

(5) LEASES, COMMITMENTS AND CONTINGENCIES

     Verio leases office space, certain facilities storing Internet points of presence and certain computer and office equipment under capital and operating leases expiring at various dates through 2009. Future minimum annual lease payments under these leases as of December 31, 1999 are as follows:

                                                 CAPITAL     OPERATING
                                                  LEASES      LEASES
                                                 --------    ---------
                                                    (IN THOUSANDS)
2000...........................................  $ 17,334     $10,925
2001...........................................    13,364       9,959
2002...........................................     4,893       9,387
2003...........................................        38       6,426
2004...........................................        --       4,956
Thereafter.....................................        --      12,626
                                                 --------     -------
          Total minimum payments...............    35,629     $54,279
                                                              =======
Less amount representing interest and taxes....    (4,102)
                                                 --------
          Present value of net minimum lease
            payments...........................    31,527
Less current portion...........................   (15,447)
                                                 --------
                                                 $ 16,080
                                                 ========

     Rent expense for the years ended December 31, 1997, 1998 and 1999 was $1.9 million, $4.0 million and $11.6 million, respectively.

     Verio had an outstanding irrevocable letter of credit in the amount of $1.3 million as of December 31, 1999. This letter of credit is to collateralize a Verio lease obligation to a third party. Restricted cash in the amount of approximately $1.3 million secures the letter of credit.

     The Company is subject to litigation and claims incidental to its business. While it is not feasible to predict or determine the financial outcome of these matters, management does not believe they should result in a materially adverse effect on the Company's financial position, results of operations or liquidity.

(6) REDEEMABLE PREFERRED STOCK

     Series A, B and C preferred shares were issued at $3, $6 and $8 per share for total proceeds of $18,100,001, $60,170,004 and $20,000,000, respectively, in
1996 and 1997. The Series A, B, and C preferred shares were subject to mandatory redemption and were convertible into common stock, initially on a one-for-one basis. In December 1997, Verio also issued 680,000 shares of Series D-1 preferred stock at $15 per share in connection with an acquisition. The Series D-1 preferred shares were not mandatorily redeemable. From January 1, 1998 through April 30, 1998, Verio issued 1,534,513 additional shares of Series D-1 preferred stock with values ranging from $15 to $22 per share in connection with business combinations. In connection with Verio's initial public offering of common stock discussed in note 7, all outstanding preferred shares were converted to common stock in May 1998.

(7) STOCKHOLDERS' EQUITY

  Common Stock Offerings and Stock Split

     On May 15, 1998, Verio completed its initial public offering of common stock. Verio issued 11.5 million shares for net proceeds, after offering costs, of approximately $120.8 million.

                          VERIO INC. AND SUBSIDIARIES

     Concurrent with the above offering, Verio also sold an additional 9.0 million shares to a strategic investor for total proceeds of approximately $100.0 million.

     A two-for-one stock split, which was effective on August 20, 1999 for stockholders of record at the close of business on August 3, 1999, is reflected in the accompanying financial statements for all periods presented.

 Preferred Stock

     In July 1999 Verio issued 7.2 million shares of its 6.75% Series A Convertible Preferred Stock, with a liquidation preference of $50.00 per share, for approximate net proceeds of $347.3 million. The shares of preferred stock are convertible to shares of common stock at $48.2813 per share. The convertible preferred stock may be redeemed, at the Company's option, at a redemption premium of 102.0% of the liquidation preference, plus accumulated and unpaid dividends on or after August 1, 2001, but prior to August 1, 2002, if the trading price of Verio common stock equals or exceeds $72.4219 per share for a specified period. In addition to the payments described above, holders will receive a payment equal to the present value of the dividends that would thereafter have been payable on the convertible preferred stock through and including August 1, 2002. Except as described above, the Company may not redeem the convertible preferred stock prior to August 1, 2002. Beginning on August 1, 2002, Verio may redeem the convertible preferred stock initially at a redemption premium of 103.8571% of the liquidation preference and thereafter at prices declining to 100.0% on and after August 1, 2006, plus, in each case, all accumulated and unpaid dividends. Verio may effect any redemption, in whole or in part, by delivering cash, shares of common stock or a combination thereof. At the closing of this offering, the initial purchasers of the convertible preferred stock deposited approximately $24.3 million into an account from which four, equal quarterly cash payments will be made to the preferred stockholders of record in the form of a return of capital, or which, at Verio's election, may be used to purchase shares of Verio common stock for delivery to holders in lieu of cash payments. The deposit account will expire on August 1, 2000 unless it is earlier terminated and is reflected in restricted cash on the consolidated balance sheet. Subsequent to August 1, 2000, dividends will accrue on a cumulative basis at 6.75% per annum.

  Stock-Based Compensation Plans

     Verio has established incentive stock option plans (the Plans) whereby, at the discretion of the Board of Directors (the Board), Verio may grant stock options to employees of Verio and its controlled subsidiaries. As of December 31, 1999, Verio had reserved 18.4 million shares for issuance under the Plans. Prior to Verio's initial public offering, the option price was determined by the Board at the time the option was granted, with such price being not less than the estimated fair value of Verio's common stock. Options granted subsequent to the initial public offering are granted at fair value based on quoted prices for Verio's common stock. As of December 31, 1999 options had been granted and remained outstanding under the Plans entitling the holders to purchase approximately 14.8 million shares of Verio's common stock, at exercise prices ranging from $0.46 to $46.19 per share. Options granted on or before December 19, 1997, vest over a five year period, and expire ten years from the date of grant. Options granted December 20, 1997, or later, vest over a four year period, and expire eight years from the date of grant. Certain options granted prior to March 1998 may be exercised prior to their scheduled vesting date, but are subject to a repurchase by Verio at the exercise price until the scheduled vesting date. In addition, Verio has established an non-employee director stock incentive plan (the "Director Plan"), under which non-employee directors are granted stock options in order to incent them to serve the Company. As of December 31, 1999, Verio has reserved 1.1 million shares for issuance under the Director Plan. Options granted under the Director Plan are granted at fair value based on quoted prices for Verio's common stock. As of December 31, 1999, options had been granted and remained outstanding under the Director Plan entitling the holders to purchase approximately 360,000 shares of Verio's common stock.

                          VERIO INC. AND SUBSIDIARIES

     The following table summarizes option activity for the years ended December 31, 1997, 1998 and 1999, including activity under all of the Plans and the Director Plan:

                               1997                   1998                    1999
                       --------------------   ---------------------   ---------------------
                                   WEIGHTED                WEIGHTED                WEIGHTED
                                   AVERAGE                 AVERAGE                 AVERAGE
                                   EXERCISE                EXERCISE                EXERCISE
                        SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
                       ---------   --------   ----------   --------   ----------   --------
Outstanding at
  beginning of
  year...............  1,415,400    $1.42      4,369,500    $2.77     13,202,698    $ 7.88
Granted..............  3,495,100     3.27     11,501,128     9.23      8,307,312     24.26
Exercised............   (152,400)    0.98       (315,770)    2.10     (2,404,210)     4.45
Canceled.............   (388,600)    3.05     (2,352,160)    6.03     (3,960,352)    13.95
                       ---------              ----------              ----------
Outstanding at end of
  year...............  4,369,500    $2.77     13,202,698    $7.88     15,145,448    $15.48
                       =========              ==========              ==========
Options exercisable
  at year end........    109,400    $2.84      1,215,692    $2.43      3,172,797    $ 6.81

     A summary of the range of exercise prices and the weighted-average contractual life of outstanding stock options at December 31, 1999 is as follows:

                                          OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                 -------------------------------------   ----------------------------
                                                            WEIGHTED
                                                             AVERAGE
                                    NUMBER      WEIGHTED    REMAINING                        WEIGHTED
                                 OUTSTANDING    AVERAGE    CONTRACTUAL        NUMBER         AVERAGE
RANGE OF                         DECEMBER 31,   EXERCISE      LIFE          EXERCISABLE      EXERCISE
EXERCISE PRICES                      1999        PRICE       (YEARS)     DECEMBER 31, 1999    PRICE
---------------                  ------------   --------   -----------   -----------------   --------
$ 0.46-$ 4.25..................    2,163,242     $ 2.55        7.5           1,237,549        $ 2.35
  6.38-  9.50..................    3,052,072     $ 7.37        6.5             796,412        $ 7.33
 10.25- 14.57..................    4,877,017     $11.29        6.7           1,114,004        $11.10
 15.03- 29.75..................    3,009,144     $26.02        7.5              22,830        $18.06
 31.81- 46.19..................    2,043,973     $35.79        7.5               2,002        $33.93
                                  ----------                                 ---------
$ 0.46-$46.19..................   15,145,448     $15.48        7.0           3,172,797        $ 6.81
                                  ==========                                 =========

     During the years ended December 31, 1997, 1998 and 1999, the per share weighted-average fair value of stock options granted was $0.54, $5.77 and $14.82, respectively, on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividends, volatility of 0% in 1997, 95% in 1998 and 91% in 1999, risk-free interest rate of 6.0% in 1997 and 1998, and 6.46% in 1999, and an expected life of three years. If Verio had recorded compensation expense for the years ended December 31, 1997, 1998 and 1999, based on the fair value of the options at the grant date under SFAS No. 123, net loss attributable to common stockholders would increase to $46.7 million, $137.2 million and $238.8 million, respectively, and basic and diluted net loss per common share would increase to $20.39, $3.21 and $3.17, respectively.

     Since inception, Verio has generally granted stock options with exercise prices equal to the fair value of the underlying common stock, as determined by Verio's Board of Directors and based on Verio's other equity transactions prior to the initial public offering, and quoted prices of Verio's common stock thereafter. Accordingly, Verio had not recorded compensation expense related to the granting of stock options in 1997 and through February 28, 1998. Subsequent to February 28, 1998, Verio granted options to employees with exercise prices less than Verio's estimated price per share in the initial public offering. Accordingly, Verio is recognizing compensation expense totaling approximately $7.2 million, as adjusted for forfeitures, pro rata over the forty-eight month vesting period of the options. This compensation expense totaled approximately

                          VERIO INC. AND SUBSIDIARIES

$1.9 million and $1.7 million for the years ended December 31, 1998 and 1999, respectively, and is recorded in general and administrative and other expenses in the consolidated statements of operations and comprehensive losses. In addition, Verio incurred $1.4 million in compensation expense during the year ended December 31, 1998 related to accelerated vesting of options.

(8) INCOME TAXES

     Income tax benefit for the years ended December 31 differs from the amounts that would result from applying the federal statutory rate of 35% as follows (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
Expected tax benefit.................................  $(16,124)  $(42,684)  $(63,667)
State income taxes, net of federal benefit...........    (1,612)    (4,268)    (4,730)
Nondeductible goodwill amortization..................       845      5,532     14,415
Change in valuation allowance for deferred tax
  assets, exclusive of effect of acquired net
  operating losses...................................    16,741     39,185     57,600
Nondeductible portion of loss related to debt
  repurchase.........................................        --      1,415         --
Other, net...........................................       150        820     (3,618)
                                                       --------   --------   --------
Actual income tax benefit............................  $     --   $     --   $     --
                                                       ========   ========   ========

     Temporary differences that give rise to significant components of deferred tax assets as of December 31 are as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998       1999
                                                              --------   ---------
Net operating loss carryforwards, including acquisitions....  $ 51,263   $ 102,462
Receivables, due to allowance for doubtful accounts for tax
  purposes only.............................................       789       2,627
Difference in amortization period for deductible goodwill...     1,154       2,438
Equipment and leasehold improvements due to differences in
  depreciation..............................................     2,775       5,942
Compensation expense related to stock options for financial
  statement purposes only...................................     1,493       2,185
Other, net..................................................       729         149
                                                              --------   ---------
     Gross deferred tax asset...............................    58,203     115,803
Valuation allowance.........................................   (58,203)   (115,803)
                                                              --------   ---------
          Net deferred tax asset............................  $     --   $      --
                                                              ========   =========

     At December 31, 1999, Verio has a net operating loss carryforward for federal income tax purposes of approximately $262.7 million, which is available to offset future federal taxable income, if any, through 2019. As a result of various equity transactions during 1996, 1997, 1998 and 1999, management believes Verio has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate realization of the net operating loss carryforward, no tax benefit for losses has been recorded by Verio and a valuation allowance has been recorded for the entire amount of Verio's deferred tax asset.

                          VERIO INC. AND SUBSIDIARIES

(9) CONCENTRATION OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject Verio to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of December 31, 1998 and 1999, Verio had no significant concentrations of credit risk. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising Verio's customer base and the relatively minor balances of each individual account. At December 31, 1998 and 1999, the fair values of Verio's financial instruments approximate their carrying values, based on their terms and interest rates and quoted market prices.

(10) EMPLOYEE BENEFIT PLAN

     Verio has a 401(k) Plan (the Plan) for all full time employees. Verio may make discretionary contributions to the Plan on behalf of employees who meet certain contribution eligibility requirements defined under the terms of the Plan. Verio did not make any contributions to the Plan during 1997, 1998 or 1999.

(11) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summary quarterly financial information for Verio is as follows. (in thousands except per share data):

                                             THREE MONTHS ENDED
                              ------------------------------------------------
1997                          MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31     TOTAL
----                          --------   --------   ------------   -----------   ---------
Revenue.....................  $  4,414   $  8,249     $  9,624      $ 13,405     $  35,692
Loss from operations........    (5,592)    (8,854)     (10,741)      (15,102)      (40,289)
Net loss attributable to
  common stockholders.......    (4,677)    (9,274)     (13,250)      (19,128)      (46,329)
Loss per common share --
  basic and diluted.........     (2.15)     (4.16)       (5.63)        (8.32)       (20.24)

                                             THREE MONTHS ENDED
                              ------------------------------------------------
1998                          MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31     TOTAL
----                          --------   --------   ------------   -----------   ---------
Revenue.....................  $ 21,198   $ 28,541     $ 33,804      $ 37,110     $ 120,653
Loss from operations........   (14,718)   (21,327)     (29,140)      (25,833)      (91,018)
Loss before extraordinary
  item......................   (18,217)   (26,294)     (33,606)      (33,737)     (111,854)
Net loss attributable to
  common stockholders.......   (28,383)   (26,316)     (33,606)      (33,737)     (122,042)
Loss per common share before
  extraordinary
  item -- basic and
  diluted...................     (7.23)     (0.72)       (0.52)        (0.51)        (2.62)
Loss per common share --
  basic and diluted.........    (11.22)     (0.72)       (0.52)        (0.51)        (2.85)

                                             THREE MONTHS ENDED
                              ------------------------------------------------
1999                          MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31     TOTAL
----                          --------   --------   ------------   -----------   ---------
Revenue.....................  $ 55,124   $ 61,936     $ 68,326      $ 72,950     $ 258,336
Loss from operations........   (29,532)   (29,071)     (26,726)      (32,738)     (118,067)
Loss before extraordinary
  item......................   (45,112)   (45,693)     (41,939)      (49,162)     (181,906)
Net loss attributable to
  common stockholders.......   (45,112)   (45,693)     (46,732)      (55,237)     (192,774)
Loss per common share --
  basic and diluted.........     (0.62)     (0.61)       (0.61)        (0.71)        (2.56)

                      (This page intentionally left blank)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     Under date of March 9, 2000, we reported on the consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement Schedule II -- Valuation and Qualifying Accounts. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.

     In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                            /s/ KPMG LLP

Denver, Colorado
March 9, 2000

                                  SCHEDULE II
                                   VERIO INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                      BALANCE AT     CHARGED TO     ADDITIONS
                                     BEGINNING OF      COSTS           FROM                    BALANCE AT
DESCRIPTION                              YEAR       AND EXPENSES   ACQUISITIONS   DEDUCTIONS   END OF YEAR
-----------                          ------------   ------------   ------------   ----------   -----------
                                                                (IN THOUSANDS)
Year ended December 31, 1997:
  Allowance for doubtful
     accounts......................     $  117         $  948         $  623       $  (455)      $1,233
Year ended December 31, 1998:
  Allowance for doubtful
     accounts......................     $1,233         $3,204         $1,586       $(1,260)      $4,763
Year ended December 31, 1999:
  Allowance for doubtful
     accounts......................     $4,763         $9,572         $2,154       $(7,795)      $8,694

                 See accompanying independent auditors' report.

sf-682333

                      THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS OF VERIO INC.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 2000

         The undersigned stockholder of VERIO INC., a Delaware corporation ("Verio"), hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated March 31, 2000, and the Annual Report to Stockholders for the year 1999, and (2) appoints Justin L. Jaschke, Carla Hamre Donelson and Peter B. Fritzinger, or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of Verio to be held on April 27, 2000 at 1:00 p.m., Mountain Daylight Time, at the Inverness Hotel & Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, and at any adjournment or adjournments thereof, and to vote all shares of common stock of Verio which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW, FOR THE TWO RESPECTIVE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION OF VERIO, FOR THE APPROVAL AND RATIFICATION OF AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF VERIO, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                               -----------------------------------------------------
  THERE ARE THREE WAYS TO VOTE YOUR PROXY
                                               COMPANY #
                                               CONTROL #
                                               -----------------------------------------------------

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326

     - Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

     - You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY INTERNET -- HTTP://WWW.EPROXY.COM/VRIO/

     - Use the Internet to vote your proxy 24 hours a day, 7 days a week.

     - You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

     Mark, sign and date your proxy card and return it in the postage-prepaid envelope we have provided.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, 3, 4 AND 5.

         1. ELECTION OF DIRECTORS:

            [ ]  FOR all nominees listed below        [ ]  WITHHOLD AUTHORITY to vote for all
                 (except as indicated)                     nominees listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH SUCH NOMINEE'S NAME LISTED BELOW.

         STEVEN C. HALSTEDT
         JAMES C. ALLEN

         2. PROPOSAL TO APPROVE AN AMENDMENT TO VERIO'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 125,000,000 TO 750,000,000:

            [ ]  FOR          [ ]  AGAINST         [ ]  ABSTAIN

         3. PROPOSAL TO APPROVE AN AMENDMENT TO VERIO'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF PREFERRED STOCK AUTHORIZED FOR ISSUANCE FROM 12,500,000 TO 20,000,000:

            [ ]  FOR          [ ]  AGAINST         [ ]  ABSTAIN

         4. PROPOSAL TO APPROVE AND RATIFY AMENDMENTS TO VERIO'S 1998 STOCK INCENTIVE PLAN:

            [ ]  FOR          [ ]  AGAINST         [ ]  ABSTAIN

         5. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF VERIO FOR FISCAL YEAR 2000:

            [ ]  FOR          [ ]  AGAINST         [ ]  ABSTAIN

I PLAN TO ATTEND THE MEETING              [ ] YES                         [ ] NO

                                          DATED:                    , 2000
                                                --------------------




                                          --------------------------------------
                                                     (Signature)


                                          --------------------------------------
                                                     (Signature)

                                          This Proxy should be marked, dated and
                                          signed by the stockholder(s) exactly
                                          as his or her name appears hereon,
                                          and returned promptly in the enclosed
                                          envelope. When signing as executor,
                                          administrator, attorney, trustee or
                                          guardian, please give your full title
                                          as such. If a corporation, please sign
                                          in full corporate name by president or
                                          other authorized person. If a
                                          partnership, please sign in full
                                          partnership name by authorized person.
                                          If shares are held by joint tenants or
                                          as community property, both should
                                          sign.

                             [FOLD AND DETACH HERE]